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As filed with the Securities and Exchange Commission on November 7, 2001

Registration No. [•]

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

American Equity Investment
Life Holding Company
(Exact name of Registrant as specified in its charter)

 Iowa
(State or other jurisdiction of incorporation or organization)

 6311
(Primary standard industrial classification code number)

 42-1447959
(I.R.S. Employer Identification No.)

 David J. Noble
Chairman and Chief Executive Officer
American Equity Investment Life Holding Company
5000 Westown Parkway, Suite 440
West Des Moines, Iowa 50266
(515) 221-0002
(Address, including zip code, and telephone number,
including area code, of Registrant's principal executive offices)
(Name, address, including zip code, and telephone number,
including area code, of agent for service)	American Equity Capital
Trust III
(Exact name of Registrant as specified in its charter)

 Delaware
(State or other jurisdiction of incorporation or organization)

 To be Applied For
(I.R.S. Employer Identification No.)

 David J. Noble
Chairman and Chief Executive Officer
American Equity Investment Life Holding Company
5000 Westown Parkway, Suite 440
West Des Moines, Iowa 50266
(515) 221-0002
(Address, including zip code, and telephone number,
including area code, of Registrant's principal executive offices)
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies To:

William R. Kunkel Skadden, Arps, Slate, Meagher & Flom (Illinois) 333 West Wacker Drive Chicago, Illinois 60606 (312) 407-0700	Brian J. Fahrney Sidley Austin Brown & Wood Bank One Plaza 10 S. Dearborn Chicago, Illinois 60603 (312) 853-2066

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box. / /

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

[•]% Trust Preferred Securities of American Equity Capital Trust III	4,600,000	$25.00	$115,000,000	$28,750

[•]% Junior Subordinated Debentures of American Equity Investment Life Holding Company (3)(4)	—	—	—	—

Guarantee of American Equity Investment Life Holding Company with respect to the [•]% Trust Preferred Securities (4)(5)	—	—	—	—

(1)
Includes shares of trust preferred securities which the Underwriters have the option to purchase to cover over-allotments, if any.
(2)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(3)
The junior subordinated debentures will be purchased by American Equity Capital Trust III with the proceeds of the sale of the trust preferred securities and the trust common securities. The junior subordinated debentures may later be distributed for no additional consideration to holders of the trust preferred securities and the trust common securities upon the dissolution of American Equity Capital Trust III and the distribution of its assets.
(4)
This Registration Statement is deemed to cover the junior subordinated debentures of American Equity Investment Life Holding Company, the rights of holders of the junior subordinated debentures under the indenture, the rights of holders of the trust preferred securities under the declaration of trust and the rights of holders of the trust preferred securities under the guarantee of American Equity Investment Life Holding Company, which taken together, fully, irrevocably and unconditionally guarantee all of the obligations of American Equity Capital Trust III under the trust preferred securities. No separate consideration will be received for the guarantee. Pursuant to Rule 457, no separate fee is payable with respect to the guarantee and the junior subordinated debentures.
(5)
No separate consideration will be received for this guarantee.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated November 7, 2001

4,000,000 Trust Preferred Securities

AMERICAN EQUITY CAPITAL TRUST III [LOGO]

[  •  ]% Cumulative Trust Preferred Securities
(Liquidation Amount of $25 per Trust Preferred Security)
Guaranteed as Described in this Prospectus by

AMERICAN EQUITY INVESTMENT LIFE
HOLDING COMPANY

•  The trust preferred securities represent undivided beneficial interests in the assets of American Equity Capital Trust III. The trust will invest the proceeds of this offering of trust preferred securities in our [•]% junior subordinated debentures.

•  You will be entitled to quarterly cash distributions at an annual rate of [•]% beginning [•]. We may defer payment of the distributions at any time for up to 20 consecutive quarters, but not past the maturity date.

•  The trust preferred securities are effectively subordinated to all of our senior and subordinated indebtedness and that of our subsidiaries.

• The debentures mature, and the trust preferred securities must be redeemed, by [•]. The trust may redeem the trust preferred securities at a redemption price of $25 per trust preferred security, plus accrued and unpaid distributions, at any time on or after [•], or earlier under certain circumstances described in this prospectus.

•  We expect that the trust preferred securities will be approved for trading on the New York Stock Exchange under the symbol "[•]."

•  We will effectively guarantee, fully and unconditionally, the payment by the trust of amounts due on the trust preferred securities, but only if payments are first made on the debentures.

• We will deposit into an escrow account zero coupon United States government or agency securities having an aggregate value at maturity of $[•] and which mature on or before the maturity date of the debentures to secure our obligations to pay any amounts due on the debentures at maturity of the debentures.

This investment involves risk. See "Risk Factors" beginning on page 12.

	Per Trust Preferred Security	Total

Public offering price	$25.00	$100,000,000
Underwriting commission paid by American Equity Investment Life Holding Company	$[•]	$[•]
Proceeds to the trust	$25.00	$100,000,000

The underwriters have a 30-day option to purchase up to 600,000 additional trust preferred securities from American Equity Capital Trust III to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved of anyone's investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

[Underwriter 1]
[Underwriter 2]
[Underwriter 3]
[Underwriter 4]

The date of this prospectus is [  •  ].

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

In this prospectus "we," "us," "our," "ours," or "our company" refer to American Equity Investment Life Holding Company and, where applicable, our life insurance subsidiary, American Equity Investment Life Insurance Company, and "the trust" refers to American Equity Capital Trust III.

FORWARD-LOOKING INFORMATION

From time to time, we may make statements regarding our assumptions, projections, expectations, intentions or beliefs about future events. All statements, trend analyses and other information contained in this prospectus and elsewhere (such as in filings by us with the Securities and Exchange Commission, press releases, presentations by us or our management or oral statements) relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," and other similar expressions, are intended as forward-looking statements under the Private Securities Litigation Reform Act of 1995. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Accordingly, we cannot assure you that actual results will not differ materially from those expressed or implied by the forward-looking statements. Factors that could contribute to these differences include those discussed in the section entitled "Risk Factors" and elsewhere in this prospectus.

SUMMARY

The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all the information you should consider. Therefore, you should also read the more detailed information set out in this prospectus, including the "Risk Factors" section and the consolidated financial statements and the other information incorporated by reference into the registration statement of which this prospectus forms a part.

Business of American Equity Investment Life Holding Company

We operate in one business segment to develop, market, issue and administer annuities and life insurance products through our insurance subsidiary, American Equity Investment Life Insurance Company. We are a full service underwriter of a broad array of annuity and insurance products. We are licensed to sell annuities and insurance products in 45 states and the District of Columbia and have applied, or anticipate applying, for licenses to sell our products in the remaining states. Our business consists primarily of the sale of fixed annuities, including equity-index and fixed rate annuities. We began selling annuities in November 1996 and our life insurance subsidiary achieved its current financial strength ratings of "A-" (Excellent) from A.M. Best Company in April 1997 and "A-" from Standard & Poor's in August 2001. From January 1997 to December 31, 2000, we have grown our annual gross deposits from the sale of new annuities from $157.0 million to $843.3 million. For the six months ended June 30, 2001, our gross deposits from sales of new annuities reached a record of $1.1 billion. As of June 30, 2001 our total consolidated assets exceeded $3.8 billion.

Our annuity products include primarily fixed annuities, which may be either fixed rate or equity-index annuities, and to a lesser extent, variable annuities:

  •
  Fixed Rate Annuities. Fixed rate annuities accounted for approximately 25% of the total annuity deposits that we collected during 2000 and approximately 67% for the six months ended June 30, 2001. These annuities generally have an interest rate, called the crediting rate, which is guaranteed for the first year and which we may adjust in subsequent years.

  •
  Equity-Index Annuities. Equity-index annuities accounted for approximately 75% of the total annuity deposits that we collected during 2000 and approximately 33% for the six months ended June 30, 2001. These products allow policyholders to earn investment returns linked to the appreciation of an equity index without the risk of loss of principal.

  •
  Variable Annuity. Variable annuities differ from equity-index fixed annuities in that the policyholder, rather than the insurance company, bears the investment risk, and the policyholder's rate of return is dependent upon the performance of the particular investment option selected by the policyholder. Although our variable annuity product first became available for sale in the third quarter of 1998, variable annuities have not been our primary focus to date and account for less than 1% of total annuity deposits as of June 30, 2001.

In addition to our annuity products, we also provide traditional ordinary and term, universal life and other interest-sensitive life insurance products. As a result of the in-force life insurance business we purchased from American Life and Casualty Insurance Company in late 1995, we are now one of the largest life insurance carriers for members of the National Guard Association, with more than $2.2 billion of life insurance in-force as of June 30, 2001. We intend to continue offering a complete line of life insurance products for individual and group markets. However, these products represented only 1.3% of our premiums and deposits in 2000, thus not reported as a separate business segment.

We market our products primarily to individuals in the United States ages 45-75 who are seeking to accumulate tax-deferred savings. The average age of our policyholders is approximately 67 years. Our products are particularly attractive to this group as a result of the guarantee of the principal and minimum interest, competitive crediting rates, tax-deferred accumulation of earnings and alternative payout options. We believe significant growth opportunities exist for annuity products because of favorable demographic and economic trends. According to the U.S. Census Bureau, there were 35.0 million Americans age 65 and older in 2000, representing 12% of the U.S. population. By 2030, this sector of the population is expected to increase to 22% of the total population.

We market our products through a network of in excess of 31,000 independent agents as of June 30, 2001. We aggressively recruit new independent agents and expect to continue to expand our independent agency force. In addition, we emphasize high quality service to our independent agents and policyholders. Approximately 95% of new annuity policies are issued within 48 hours of receipt by us of the application and the initial premium, and commissions to independent agents are paid weekly. We believe that these factors have been significant in building favorable relationships with our independent agency force. We also have favorable relationships with national marketing organizations, which have enabled us to efficiently sell through an expanded number of independent agents.

We have developed what we believe to be one of the most experienced management teams in the industry. Our senior management team is led by David Noble, Chairman, President and Chief Executive Officer. Mr. Noble and the rest of the senior management team have worked together in the life insurance industry for the past 15 years. Overall, our senior management team and board of directors have more than 250 combined years' experience in the life insurance, annuity, and financial services industries. Further, our executive officers and directors beneficially owned approximately 31% of our common stock as of September 30, 2001.

Strategy

Our business strategy is to focus primarily on our annuity business and earn predictable returns by managing investment spreads and controlling investment risk. Key elements of this strategy include the following:

  •
  Expand our current independent agency network. We believe that our successful relationships with our national marketing organizations and in excess of 31,000 independent agents represent a significant competitive advantage. We intend to grow our core distribution channel by expanding our relationships with national marketing organizations and independent agents by listening and reacting to their product needs and by stressing the highest quality service possible.

  •
  Develop additional distribution channels. To date, our products have been sold exclusively through a national network of independent insurance agents. We intend to build complementary distribution channels for the sale of our products. Additional distribution channels being pursued include the banking and broker-dealer networks. We believe that new product distribution channels represent a significant growth opportunity for us over the next few years.

  •
  Continue to introduce innovative and competitive products. We intend to be at the forefront of the fixed annuity industry in offering our national marketing organizations, independent agents and policyholders innovative and competitive products. We were the first company to introduce an equity-index annuity which allowed purchasers to earn investment returns linked to the Dow Jones IndexSM and one of the first to offer an equity-index annuity with investment returns linked to the Russell 2000 IndexSM, all without risk of loss by purchasers of their principal. We believe that our continued

    focus on being responsive to the needs of our independent agents and policyholders will lead to increased customer loyalty and revenues and profitability.

  •
  Optimize returns from our investment portfolio. The return on our invested assets has contributed significantly to our earnings growth. We believe that the expertise of our investment team will enable us to maintain a high quality portfolio while diversifying our investments. As of June 30, 2001, 58% of our portfolio was invested in U.S. agency issues. To date, because of our consistent investment returns, we have never lowered base renewal rates on our annuities.

  •
  Maintain our profitable focus and operations. We are committed to constantly improving our profitability by maintaining our singular focus on the insurance and annuity industry. We are constantly seeking out operating efficiencies within our business so that we can provide innovative products with outstanding value to our policyholders and independent agents. Further, we have implemented competitive incentive programs for our employees to maximize our revenues.

  •
  Expand the use of technology. We have made substantial investments in technology improvements to our business including the development of a password-secure website, which allows our independent agents to receive confidential information on their customer accounts. We believe that these technological improvements combined with our conservative operating philosophies will lead to increased value for our company.

We were incorporated in the State of Delaware on December 15, 1995, and reincorporated in the State of Iowa on January 7, 1998. Our executive offices are located at 5000 Westown Parkway, Suite 440, West Des Moines, IA 50266, and our telephone number is (515) 221-0002. Our web site address is www.american-equity.com. Information contained on our website does not constitute part of this prospectus.

American Equity Capital Trust III

The trust is a statutory business trust formed under Delaware law by us, as sponsor, and the trustees of the trust. We formed the trust as a financing subsidiary. When the trust issues the trust preferred securities offered by this prospectus, the purchasers in this offering will own all of the issued and outstanding preferred securities of the trust. In exchange for our capital contribution to the trust, we will own all of the issued and outstanding common securities of the trust, which will equal at least 3% of the total capital of the trust. The trust exists exclusively for the following purposes:

  •
  issuing the trust preferred securities to the public for cash;

  •
  issuing the trust common securities to us;

  •
  investing the proceeds from the sale of the trust preferred securities and trust common securities in an equivalent amount of the debentures issued by us; and

  •
  engaging in activities that are necessary or incidental to those listed above.

The trust's address is 5000 Westown Parkway, Suite 440, West Des Moines, IA 50266, and its telephone number is (515) 221-0002.

The Offering

The issuer	American Equity Capital Trust III, a statutory Delaware business trust.
Securities being offered
4,000,000 trust preferred securities (or 4,600,000 if the over-allotment option is exercised in full), each of which represents a preferred undivided beneficial ownership interest in the assets of the trust. Those assets will consist solely of our debentures and interest paid on those debentures.

The trust will sell the preferred securities to the public and its common securities to us. The trust will use the proceeds from those sales to buy from us a series of debentures with the same economic terms as the trust preferred securities.
Offering price	$25.00 per trust preferred security.
Payment of distributions
If you purchase the trust preferred securities, you are entitled to receive cumulative cash distributions at an annual rate of [•]% of the stated liquidation amount of $25.00 per trust preferred security. Distributions will accrue from [•] and will be paid quarterly in arrears on March 31, June 30, September 30 and December 31 of each year commencing [•]. As long as the trust preferred securities are represented by one or more global securities, the record date for the payment of distributions will be one business day before the relevant payment date. Please note that the trust may defer the payment of cash distributions as described below.
Maturity	The debentures will mature on [•], unless earlier redeemed as described below.
Redemption of the trust preferred securities is possible	The trust will redeem outstanding trust preferred securities when the debentures are paid either at maturity or upon early redemption of the debentures.
We may redeem all or part of the debentures at any time on or after five years from issuance. In addition, we may redeem, at any time, all but not part of the debentures if:
•
the interest that we are required to pay on the debentures is no longer deductible by us for United States federal income tax purposes, the trust becomes subject to federal income tax or the trust becomes subject to certain other taxes or governmental charges, each of which we refer to as a "tax event"; or

•
existing laws or regulations change in a manner requiring the trust to register as an investment company under the Investment Company Act of 1940, an event we refer to as an "investment company event."

If the trust redeems the trust preferred securities, you will receive the liquidation amount of $25 per trust preferred security, plus any accrued and unpaid distributions up to the date of redemption.
Escrow of zero coupon securities
At closing, we will deposit into an escrow account with [•], as escrow agent, zero coupon government securities we currently hold or will purchase having an aggregate value at maturity of $100,000,000 and which mature on or before the maturity date of the debentures. The escrow agreement governing the escrow account will provide that in the event we fail to pay any amounts due on the debentures at maturity of the debentures, the escrow agent shall be instructed by the indenture trustee to sell all or a portion of the escrowed securities and use the net proceeds to pay those amounts. We have entered into agreements with our senior lenders and the holder of our 5% trust preferred securities, who have agreed to waive unconditionally their respective rights, claims and interests in the escrow account and any proceeds in respect thereof. Further, we have agreed not to incur any additional indebtedness for money borrowed unless the holders thereof have agreed to a similar waiver. However, notwithstanding such waivers and the segregation of the escrowed assets from our other assets, it is possible that if we became insolvent or became a debtor in a bankruptcy proceeding, the assets in the escrow account and any proceeds in respect thereof would be available to satisfy claims of our general unsecured creditors and would not be available exclusively to satisfy claims under the debentures. See "Risk Factors—Risk Factors Relating to the Trust Preferred Securities."
We have the option to extend the interest payment period
The trust will rely solely on payments made by us under the debentures to pay distributions on the trust preferred securities. So long as we are not in default under the indenture relating to the debentures, which we refer to as the indenture, we may, at one or more times, defer interest payments on the debentures for up to 20 consecutive quarters, but not beyond the maturity date. If we defer interest payments on the debentures:
•	the trust will also defer distributions on the trust preferred securities;
•	the distributions to which you are entitled will accrue; and
•	these accrued distributions will earn interest at an annual rate of [•]%, compounded quarterly until paid, to the extent permitted by law.

At the end of any deferral period, we will pay to the trust all accrued and unpaid distributions under the debentures. The trust will then pay all accrued and unpaid distributions to you under the trust preferred securities.
Once we make all deferred interest payments on the debentures, we again can defer interest payments on the debentures as discussed above. As a result, there could be multiple periods of varying length during which you would not receive cash distributions.
We currently do not intend to defer interest on the debentures. If we defer interest payments however, we will generally not be permitted to:
•	pay a dividend or make any other payment or distribution on our capital stock; or redeem, purchase or acquire or make a liquidation payment on any of our capital stock, other than in a few limited instances described in this prospectus;
•	make any principal, premium or interest payment, or repay, repurchase or redeem any of our debt securities, including guarantees, that rank equal with or junior to the debentures; or

	•	make any guarantee payments with respect to any of the foregoing, other than pursuant to the guarantee of the trust preferred securities.
You will still be taxed if distributions on the trust preferred securities are deferred	If we defer interest payments on the debentures, you will be required to accrue interest income, as original issue discount, in respect of the deferred stated interest allocable to your share of the trust preferred securities for United States federal income tax purposes. As a result, you will need to include this income in gross income for United States federal income tax purposes prior to the receipt of any cash distributions. In addition, you will not receive cash from the trust related to this income if you dispose of your trust preferred securities prior to the record date on which distributions of those amounts are made.
Our guarantee of payment	We will irrevocably and unconditionally guarantee the trust preferred securities through a combination of our obligations:
	•	to make any payments on the debentures;
	•	under our guarantee of the trust preferred securities; and
	•	under the declaration of trust, which we refer to as the declaration.

However, the guarantee does not apply when the trust does not have sufficient funds to make payments required under the trust preferred securities. If we do not make payments on the debentures, the trust will not have sufficient funds to make the related payments on the trust preferred securities. In this event, your remedy is to institute a legal proceeding directly against us for enforcement of payments on the debentures, rely on the property trustee to enforce the trust's rights under the debentures or rely on the indenture trustee to enforce the escrow agreement.
We may distribute the debentures directly to you
We, as the sponsor of the trust, may, only under certain circumstances described in this prospectus, dissolve the trust and distribute the debentures to you. If we distribute the debentures to you, we will use our best efforts to list them on a national securities exchange or comparable automated quotation system.

How the trust preferred securities will rank in right of payment	Our obligations under the trust preferred securities, the debentures and the guarantee are unsecured and will rank as follows with regard to the right of payment:
•
our obligations under the trust preferred securities rank on parity with our existing trust preferred securities and on parity with or senior to all other future trust preferred securities with respect to distributions;
•
our obligations under the debentures and the trust preferred securities guarantee are subordinate and rank junior to all of our existing or future senior debt and rank equal to our existing or future trust-related securities, unless any of those obligations are specifically subordinated; and
• because we are a holding company, the debentures and the guarantee will effectively be subordinate to all existing and future liabilities of our subsidiaries.
See the discussion of the rights you will have under "Description of Securities—Certain Terms of the Debentures—Escrow of Zero Coupon Securities."
Voting rights of the trust preferred securities	Except in limited circumstances described in this prospectus, you will have no voting rights.
New York Stock Exchange symbol	We will apply to have the trust preferred securities listed for trading on the New York Stock Exchange under the symbol "[•]".
You will not receive certificates
The trust preferred securities will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company, New York, or its nominee. This means that you will not receive a certificate for the trust preferred securities. Instead, your beneficial ownership interests will be recorded through the DTC book-entry system.

Use of proceeds
The trust will use all of the proceeds from the sale of the trust preferred securities and the trust common securities, which we refer to together as the trust securities, to purchase the debentures. We currently expect to use those proceeds, less the expenses of the offering, to directly or indirectly contribute to the capital and surplus of our life insurance subsidiary and purchase zero coupon securities to deposit in the escrow account. See "Use of Proceeds."
Risk Factors	See "Risk Factors" for a discussion of factors that you should carefully consider before you decide to purchase the trust preferred securities.

Summary Consolidated Financial and Other Data
(amounts in thousands, except per share data)

The following table sets forth our summary consolidated financial data. The summary consolidated statement of operations data for each of the five years ended December 31, 2000 is derived from our audited consolidated financial statements and related notes with 2000, 1999 and 1998 included elsewhere in this prospectus and 1997 and 1998 not included in this prospectus. The summary consolidated statement of operations and balance sheet data as of and for the six months ended June 30, 2001 and 2000 is derived from our unaudited consolidated financial statements which were prepared on the same basis as our audited financial statements and include, in our opinion, all adjustments necessary to present fairly the information presented for the interim periods. However, the results for past periods are not necessarily indicative of results that may be expected for future periods. The summary consolidated statement of operations data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included in this prospectus.

	Six Months Ended June 30, 2001	Six Months Ended June 30, 2000	Year Ended December 31,
			2000	1999	1998	1997	1996
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues
Insurance policy income	$12,462	$9,472	$19,372	$13,746	$11,170	$11,437	$14,555
Net investment income	58,446	33,749	89,477	64,610	26,357	4,018	865
Realized gains on investments	739	6,196	5,766	1,454	427	—	—
Unrealized gains on derivatives	3,127	—	—	—	—	—	—

Total revenues	74,774	49,417	114,615	79,810	37,954	15,455	15,420
Benefits and expenses
Insurance policy benefits and change in future policy benefits	4,592	4,103	8,728	7,232	6,085	7,440	8,788
Interest credited to account balances	35,515	24,589	56,529	41,727	15,838	2,130	78
Change in market value of embedded derivatives	6,487	—	—	—	—	—	—
Interest expense on notes payable	1,651	847	2,339	896	789	980	494
Interest expense on General Agency Commission and Servicing Agreement	3,062	2,800	5,958	3,861	1,652	—	—
Interest expense on amounts due under repurchase agreements	951	1,718	3,267	3,491	1,529	291	—
Amortization of deferred policy acquisition costs and value of insurance in force acquired	5,876	2,832	8,806	7,379	2,294	1,143	880
Other operating costs and expenses	7,568	7,405	14,370	12,129	8,763	8,231	6,319

Total benefits and expenses	65,702	44,294	99,997	76,715	36,950	20,215	16,559

Income (loss) before income taxes, minority interest in earnings of subsidiaries and cumulative effect adjustment	9,072	5,123	14,618	3,095	1,004	(4,760)	(1,139)
Income tax (expense) benefit	(1,780)	(444)	(2,385)	1,370	(760)	1,390	—

Income (loss) before minority interest in earnings of subsidiaries and cumulative effect adjustment	7,292	4,679	12,233	4,465	244	(3,370)	(1,139)
Minority interest in earnings in subsidiaries:
Dividends on company-obligated convertible mandatorily redeemable preferred securities of subsidiary trust I	(1,041)	(1,041)	(2,082)	(692)	—	—	—
Dividends on company-obligated redeemable preferred securities of subsidiary trust II	(2,683)	(2,683)	(5,367)	(1,330)	—	—	—
Cumulative effect of change in accounting for derivative instruments	(799)	—	—	—	—	—	—

Net income (loss)	$2,769	$955	$4,784	$2,443	$244	$(3,370)	$(1,139)

Basic earnings (loss) per common share	$0.19	$0.07	$0.33	$0.17	$0.02	$(0.70)	$(0.63)

Diluted earnings (loss) per common share	$0.15	$0.05	$0.26	$0.14	$0.02	$(0.70)	$(0.63)

Dividends declared per common share and preferred share	$—	$—	$0.01	$0.02	$—	$—	$—

See note 13 to our audited consolidated financial statements for the determination of shares used in computing basic and diluted earnings (loss) per common share included in this prospectus.

	As of and for the Six Months Ended June 30, 2001	As of and for the Six Months Ended June 30, 2000
			As of and for the Year Ended December 31,
			2000	1999	1998	1997	1996
OTHER DATA:
Life subsidiary statutory capital and surplus	$180,865	$140,855	$145,048	$139,855	$80,948	$64,710	$17,302
Life subsidiary statutory net income (loss)	(2,353)	2,273	10,420	17,837	4,804	4,470	1,175
	At June 30, 2001	At June 30, 2000
BALANCE SHEET DATA:
Total assets	$3,872,297	$2,105,660
Policy benefit reserves	3,154,997	1,791,412
Notes payable	44,000	32,100
Trust preferred securities	99,764	99,242
Stockholders' equity	70,553	22,928

RISK FACTORS

Your investment in the trust preferred securities will involve certain risks. You should carefully consider the following discussion of risks, and the other information included in this prospectus, before deciding whether an investment in the trust preferred securities is suitable for you. The risks described below are not the only ones facing us and the trust. Additional risks that are presently unknown to us or that we currently deem immaterial may also impair our business. You should also note that by purchasing the trust preferred securities you are making an investment regarding the debentures because the trust will rely on the payments it receives on the debentures to fund all payments on the trust preferred securities and because the trust may distribute the debentures to you in exchange for the trust preferred securities.

Risk Factors Relating to Our Business

We face increased competition from companies that have greater financial resources, broader arrays of products, higher ratings and stronger financial performance, which may impair our ability to retain existing customers, attract new customers and maintain our profitability and financial strength.

We operate in a highly competitive industry. Most of our competitors are substantially larger and enjoy substantially greater financial resources, higher ratings by rating agencies, broader and more diversified product lines and more widespread agency relationships. Our annuity products compete with equity-index, fixed rate and variable annuities sold by other insurance companies and also with mutual fund products, traditional bank investments and other investment and retirement funding alternatives offered by asset managers, banks and broker-dealers. Our insurance products compete with those of other insurance companies, financial intermediaries and other institutions based on a number of factors, including premium rates, policy terms and conditions, service provided to distribution channels and policyholders, ratings by rating agencies, reputation and broker compensation.

Our ability to compete depends in part on our investment performance. We will not be able to accumulate and retain assets under management for certain of our products if our investment results underperform the market or the competition, since such underperformance likely would result in asset withdrawals and reduced sales.

We compete for distribution sources for our products. We believe that our success in competing for distributors depends on factors such as our financial strength and on the services we provide to, and the relationships we develop with, these distributors. Our distributors are generally free to sell products from whichever providers they wish, which makes it important for us to continually offer distributors products and services they find attractive. If our products or services fall short of distributors' needs, or we fail to offer competitive commission structures, we may not be able to establish and maintain satisfactory relationships with distributors of our life insurance, annuity and investment management products. Accordingly, our revenues and profitability would suffer.

Our ability to compete in the past has also depended in part on our ability to develop innovative new products and bring them to market more quickly than our competitors. In order for us to compete in the future, we will need to continue to bring innovative products to market in a timely fashion and, if we are unable to do so, our revenues and profitability could suffer.

National banks, with pre-existing customer bases for financial services products, may increasingly compete with insurers, as a result of recently enacted legislation removing restrictions on bank affiliations with insurers. This legislation, the Gramm-Leach-Bliley Act of 1999, permits mergers that combine commercial banks, insurers and securities firms under one holding company. Until passage of the Gramm-Leach-Bliley Act, prior legislation had limited the ability of banks to engage in securities-related businesses and had restricted banks from being affiliated with insurance companies. The ability of banks to increase their securities-related business or to affiliate with insurance companies may materially and adversely affect sales of all of our products by substantially increasing the number and financial strength of our potential competitors.

A downgrade in our financial strength ratings may reduce new sales, adversely affect relationships with distributors, and increase policy surrenders and withdrawals.

Financial strength and claims paying ability ratings are important factors in establishing the competitive position of life insurance and annuity companies. A ratings downgrade, or the potential for a ratings downgrade, could have a number of adverse effects on our business. For example, distributors and sales agents for life insurance and annuity products use the ratings as one factor in determining which insurer's annuities to market. In addition, a ratings downgrade could materially increase the number of policy or contract surrenders we experience.

Our life subsidiary has received a financial strength rating of "A- (Excellent)" from A.M. Best Company and "A-" from Standard & Poor's. A.M. Best ratings currently range from "A++ (Superior)" to "F (In Liquidation)", and include 16 separate ratings categories. Within these categories, "A++ (Superior)" and "A+ (Superior)" are the highest, followed by "A (Excellent)" and "A- (Excellent)". Publications of A.M. Best indicate that the "A" and "A-" ratings are assigned to those companies that, in A.M. Best's opinion, have demonstrated excellent overall performance when compared to the standards established by A.M. Best and have demonstrated a strong ability to meet their obligations to policyholders over a long period of time. Standard & Poor's insurer financial strength ratings currently range from "AAA" to "NR", and include 21 separate ratings categories. Within these categories, "AAA" and "AA" are the highest, followed by "A" and "BBB". Publications of Standard & Poor's indicate that an insurer rated "BBB" or higher is regarded as having financial security characteristics that outweigh any vulnerabilities, and is highly likely to have the ability to meet financial commitments. In addition, an insurer with a rating of "A-" is regarded as having strong financial security characteristics.

A.M. Best and Standard & Poor's review their ratings of insurance companies from time to time. There can be no assurance that any particular rating will continue for any given period of time or that it will not be changed or withdrawn entirely if, in their judgment, circumstances so warrant. If our ratings were to be downgraded for any reason, we could experience a material adverse effect on the sales of our products and the persistency of our in-force business.

Ratings generally involve quantitative and qualitative evaluations of a company's financial condition and operating performance. Generally, rating agencies base their ratings upon information furnished to them by the insurer and upon their own investigations, studies and assumptions. Ratings are based upon factors of concern to policyholders, agents and intermediaries and are not directed toward the protection of investors and are not recommendations to buy, sell or hold securities.

Changing interest rates and market volatility in general affect both the risks and the returns on both our products and our investment portfolio.

The market value of our investments and our investment performance, including yields and realization of gains or losses, may vary depending on economic and market conditions. Such conditions include the level of interest rates and the S&P 500 Index®, the Dow Jones IndexSM, the Russell 2000 IndexSM and the NASDAQ-100 Index® (the "Indexes"). Substantial and sustained increases and decreases in market interest rates can affect the profitability of our products and the market value of our investments. In addition, we may, from time to time, for business or regulatory reasons, be required to sell certain of our investments at a time when their market value is less than the carrying value of these investments.

A key component of our operating income is the investment spread. A narrowing of investment spreads may adversely affect operating results. Although we have the right to adjust interest crediting rates (referred to as "participation" or "asset fee" rates for equity-index annuities) on most products, changes to crediting rates may not be sufficient to maintain targeted investment spreads in all economic and market environments. In addition, competition and other factors, including the potential for increases in surrenders and withdrawals, may limit our ability to adjust or maintain crediting rates at levels necessary to avoid the narrowing of spreads under certain market conditions. Our policy structure generally provides for resetting of policy crediting rates at least annually and imposes withdrawal penalties for withdrawals during the first five to fifteen years a policy is in force.

Managing the investment spread on our equity-index annuities is more complex than it is for fixed rate annuity products. Equity-index products are credited with a percentage (known as the "participation rate") of gains in the Indexes. Some of our equity-index products also have an annual asset fee which is deducted from the amount credited to the policy. In addition, caps are set on some products to limit the maximum amount which may be credited on a particular product. To fund the earnings to be credited to the equity-index products, we purchase options on the Indexes. The price of such options increases with increases in the volatility in the Indexes and interest rates, which may either narrow the spread or cause us to lower participation rates. Thus, the volatility of the Indexes adds an additional degree of uncertainty to the profitability of the equity-index products. We believe we can adequately manage this risk through our ability to reset the participation rates and asset fees annually and to adjust the applicable caps.

Because we are a holding company, our ability to meet our payment obligations on the debentures is dependent upon distributions from our subsidiaries, but our subsidiaries' ability to make distributions is limited by law and certain of our contractual agreements.

We are a holding company and our principal assets are the shares of the capital stock and surplus notes of our life subsidiary. As a holding company without independent means of generating operating revenue, we depend on dividends and interest on surplus notes and other payments from our life insurance subsidiary to fund our obligations and meet our cash needs, including the debentures. Financial covenants under our existing or future loan agreements and reinsurance agreements, or provisions of the laws of the states where we or our subsidiaries are organized, may limit our subsidiaries' ability to make sufficient dividend or other payments to permit us to fund our obligations or meet our cash needs, including the debentures, in whole or in part.

In particular, the payment of dividends or distributions, including surplus note payments, by our life subsidiary is subject to regulation by the Iowa Insurance Division. Currently, our life subsidiary may pay dividends or make other distributions without the prior approval of the Iowa Insurance Division, unless such payments, together with all other such payments within the preceding twelve months, exceed the greater of (1) our life subsidiary's net gain from operations (excluding net realized capital gains or losses) for the preceding calendar year, or (2) 10% of our statutory surplus at the preceding December 31. At June 30, 2001, up to $13,505,000 can be distributed as dividends or surplus note payments without prior approval of the Iowa Insurance Division. In addition, dividends and surplus note payments may be made only out of earned surplus, and all surplus note payments are subject to prior approval by regulatory authorities. Our life subsidiary had $21,534,000 of earned surplus at December 31, 2000.

The transfer of funds by our life insurance subsidiary is also restricted by certain covenants in our loan agreements, which, among other things, require the life insurance subsidiary to maintain statutory capital and surplus (including asset valuation and interest maintenance reserves) equal to the greater of $140,000,000 plus 25% of statutory net income and 75% of capital contributions to the life insurance subsidiary for periods subsequent to December 31, 2000. Under the most restrictive of these limitations, $14,479,000 of the life insurance subsidiary's earned surplus at June 30, 2001 was available for distribution by the life insurance subsidiary to us.

We must retain and attract key employees or else we may not grow or be successful.

We are dependent upon our executive management for the operation and development of our business. We do not have employment contracts with any of the members of our executive management team. Thus, there can be no assurance that these employees will remain with us for any particular period of time. We also do not maintain "key person" life insurance for any of our personnel.

If we do not manage our growth effectively, our financial performance could be adversely affected; our historical growth rates may not be indicative of our future growth.

We have experienced rapid growth since our formation in December 1995. Our annuity deposits have grown from approximately $157 million in 1997 to $843 million in 2000. For the six months ended June 30, 2001, our gross deposits from sales of new annuities were $1.1 billion. Our work force has grown from approximately 30 employees and 4,400 independent agents to 160 employees and over 31,000 independent agents. We intend to continue to grow by recruiting new independent agents, increasing the productivity of our existing agents, increasing the size of our insurance brokerage distribution network by developing relationships with national and regional marketing organizations, making strategic acquisitions, developing new products, expanding into new product lines, becoming licensed in all 50 states and continuing to develop new incentives for our sales agents. Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate additional employees, including management. There can be no assurance that our systems, procedures and controls will be adequate to support our operations as they expand. In addition, due to our rapid growth and resultant increased size, it may be necessary to expand the scope of our investing activities to asset classes in which we historically have not invested or have not had significant exposure. If we are unable to adequately manage our investments in these classes, our financial condition and operating results in the future could be less favorable than in the past. Our failure to manage growth effectively, or our inability to recruit, maintain and integrate additional qualified employees and independent agents, could have a material adverse effect on our business, financial condition and results of operations. In addition, due to our rapid growth, our historical growth rates are not likely to accurately reflect our future growth rates or our growth potential. We cannot assure you that our future revenues will increase or that we will continue to be profitable.

Changes in state and federal regulation may affect profitability.

We are subject to regulation under applicable insurance statutes, including insurance holding company statutes, in the various states in which our life subsidiary writes insurance. Insurance regulation is intended to provide safeguards for policyholders rather than to protect shareholders of insurance companies or their holding companies. Regulators oversee matters relating to trade practices, policy forms, claims practices, guaranty funds, types and amounts of investments, reserve adequacy, insurer solvency, minimum amounts of capital and surplus, transactions with related parties, changes in control and payment of dividends.

Although the federal government does not directly regulate the insurance business, federal legislation and administrative policies in several areas, including pension regulation, age and sex discrimination, financial services regulation, securities regulation and federal taxation, can significantly affect the insurance business. Recently, increased scrutiny has been placed upon the insurance regulatory framework and a number of state legislatures have considered or enacted legislative proposals that alter, and in many cases increase, state authority to regulate insurance companies and holding company systems. In addition, legislation has been introduced in Congress which could result in the federal government assuming some role in the regulation of the insurance industry. Any changes in these laws and regulations could materially adversely affect our operations.

Reserves established for future policy benefits and claims may prove inadequate.

We face the risk that our reserves for future policy benefits and claims will prove inadequate, particularly as to our life insurance business. We establish and carry actuarially determined reserves which are calculated to meet our obligations for future policy benefits and claims. These reserves are computed at amounts that are expected to be sufficient to meet our policy obligations at their maturities and are based on a number of factors, including the amount of premiums we will receive in the future, rates of return on assets we purchase with premiums received, expected claims and persistency of business. The nature of the underlying risks and the high degree of uncertainty associated with these matters, particularly with determining the liability for unpaid policy benefits and claims prevent us from determining the amounts which will ultimately be paid to settle this liability precisely. If the reserves we originally established for future policy benefits prove inadequate, we would be required to increase our reserves, which may have a material adverse effect on our business, financial condition and results of operations.

Changes in federal income taxation of annuities may affect profitability.

The annuity products that we market generally offer tax advantages to the policyholders, as compared to other savings instruments such as certificates of deposit and taxable bonds. This tax preference is the deferral of income tax on the investment earnings during the accumulation period of the annuity as opposed to the current taxation of other savings instruments. From time to time, Congress has considered proposals to revise or eliminate this tax deferral. There is no such proposal currently pending in Congress, nor has the current Administration announced any consideration of such a proposal. Legislation eliminating the tax deferral for certain annuities would have a material adverse effect on our ability to sell non-qualified annuities. Non-qualified annuities are annuities that are sold to a purchaser other than an individual retirement account or other qualified retirement plan.

Risk Factors Relating to the Trust Preferred Securities

Our obligations under the debentures and the guarantee rank lower than our other indebtedness, and our holding company structure effectively subordinates any claims against us to those of our subsidiaries' creditors.

Our obligations under the debentures and the guarantee will rank junior in priority of payment to our existing and future senior indebtedness. This means that we may not make any payments of principal or interest on the debentures or the guarantee if we default on a payment on our senior indebtedness, or if any of our senior indebtedness has been accelerated because of a default. In addition, we may not make any payments on the debentures or guarantee if the maturity of the debentures is accelerated until all of our senior indebtedness has been paid. In the event of our bankruptcy, liquidation or dissolution, our assets would be available to pay obligations under the debentures and the guarantee only after all payments had been made on our senior indebtedness. Neither the debentures nor the guarantee will limit our ability or our subsidiaries' ability to incur additional indebtedness, including indebtedness that ranks senior in priority of payment to the debentures and the guarantee.

In addition, because we are a holding company, our right to participate in any distribution of assets from any of our subsidiaries upon a subsidiary's liquidation or reorganization or otherwise, and thus your ability to benefit indirectly from such a distribution as a holder of trust preferred securities, is subject to the prior claims of creditors of that subsidiary, except to the extent that we may ourselves be recognized as a creditor of that subsidiary. Accordingly, the trust preferred securities and the guarantee will be effectively subordinated to all existing and future liabilities of our subsidiaries and any future subsidiaries.

If we do not make payments on the debentures, the trust will be unable to pay distributions and liquidation amounts, and the guarantee will not apply because it covers payments only if the trust has funds available.

The ability of the trust to pay distributions on the trust preferred securities, the redemption price of the trust preferred securities and the liquidation amount of the trust preferred securities is solely dependent upon us making the related payments on the debentures when due. If we default on our obligation to pay principal (including redemption payments) or interest on the debentures, the trust will not have sufficient funds to pay distributions, the redemption price or the liquidation amount of each trust preferred security. In those circumstances, you will not be able to rely upon the guarantee for payment of those amounts because the guarantee covers those payments only when the trust has sufficient funds on hand but fails to make the payments. Instead you would have to rely on the property trustee to enforce the trust's rights under the debentures or assert your own right to bring action directly against us.

To the extent we must rely on dividends from our subsidiaries to make interest payments on the debentures, our available cash flow may be restricted.

Because we are a holding company, our ability to pay amounts due on the debentures is dependent, to a significant degree, on the ability of our subsidiaries to pay dividends and surplus note payments to us. Financial covenants under our existing or future loan agreements may restrict how our subsidiaries distribute their available cash flows. Furthermore, the jurisdiction of incorporation of our life insurance subsidiary places limitations on the amount of dividends or other distributions payable by it in order to protect its solvency. Because of these restrictions, we may be precluded from making interest payments on the debentures. If this were to occur, we would exercise our right to defer interest payments on the debentures, and the trust would not have funds available to make distributions on the trust preferred securities during that period. If we deferred payment on the debentures, the market price of the trust preferred securities would probably decline. We cannot assure you that our subsidiaries will be able to pay dividends in the future or that our regulators will not attempt to preclude us from making interest payments on the debentures.

Our ability to defer distributions may have tax consequences for you and may affect the trading price of your trust preferred securities.

As long as no event of default under the debentures has occurred and is continuing, we may, on one or more occasions, defer interest payments to the trust on the debentures for up to twenty consecutive quarters, but not beyond the maturity date of the debentures. If we defer interest payments on the debentures, the trust will defer distributions on the trust preferred securities and you will be required to accrue interest income as original issue discount or "OID" for United States federal income tax purposes on your proportionate share of the deferred interest. As a result, you would have to include that accrued interest in your gross income for United States federal income tax purposes before you actually receive any cash attributable to that income. In addition, you will not receive the cash distributions related to any accrued and unpaid interest from the trust if you sell your trust preferred securities before the record date for any deferred distributions, even if you held the trust preferred securities on the date that the payments would normally have been paid.

We have no current intention to exercise our right to defer payments of interest on the debentures. However, if we do exercise this right, the market price of the trust preferred securities may be adversely affected and the trust preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the debentures. If you sell the trust preferred securities during an interest deferral period, you may not receive the same return on investment as someone else who continues to hold the trust preferred securities. In addition, because of our right to defer interest payments, the market price of the trust preferred securities may be more volatile than the market prices of other securities that are not subject to interest deferrals.

The trust preferred securities may be redeemed prior to maturity; you may be taxed on the proceeds and you may not be able to reinvest the proceeds at the same or a higher rate of return.

Generally, the debentures (and therefore the trust preferred securities) may not be redeemed prior to five years from issuance. We may redeem the debentures after five years from issuance if prevailing interest rates at the time are lower than the interest rate on the debentures. However, if certain special events occur relating to any changes in tax law or the trust's status under the Investment Company Act of 1940, then we will be able to redeem all of the debentures at a price equal to 100% of their principal amount plus any accrued and unpaid interest. If we redeem the debentures prior to maturity, the trust must use the cash it receives on the redemption to redeem an equivalent liquidation amount of the trust preferred securities and the trust common securities on a proportionate basis, unless an event of default under the declaration has occurred and is continuing (in which case the trust preferred securities will be redeemed before any trust common securities). Under current United States federal income tax law, the redemption of the trust preferred securities would be a taxable event to you. In addition, you may not be able to reinvest the money that you receive in the redemption at a rate that is equal to or higher than the rate of return on the trust preferred securities.

You must rely on the property trustee and indenture trustee to enforce your rights if there is an event of default under the indenture.

You may not be able to directly enforce your rights against us if an event of default occurs under the indenture relating to the debentures. If an event of default under the indenture occurs and is continuing, it will also be an event of default under the declaration of trust. In that case, you must rely on the enforcement by the property trustee of its rights as holder of the debentures against us and on the indenture trustee to enforce its rights under the escrow agreement. The holders of a majority of the trust preferred securities will have the right to direct the property trustee to enforce its rights. If the property trustee does not enforce its rights after an event of default and a request by the record holders to do so, any record holder may, to the extent permitted by applicable law, take action directly against us to enforce the property trustee's rights.

If an event of default occurs under the declaration of trust that is attributable to our failure to pay interest or principal on the debentures, or if we default under the guarantee, you may proceed directly against us. You will not be able to exercise directly any other remedies available to the holders of the debentures unless the property trustee fails to do so.

We have made only limited covenants in the indenture and the declaration of trust.

The indenture governing the debentures and the declaration of trust governing the trust do not require us to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity. Therefore, they do not protect holders of the debentures or the trust preferred securities if we experience significant adverse changes in our financial condition or results of operations. In addition, they do not limit our ability or the ability of any of our subsidiaries to incur additional indebtedness, make additional guarantees or incur other liabilities that rank senior to the debentures or the trust preferred securities. Additionally, the indenture and the declaration of trust do not prohibit us or any of our subsidiaries from creating or assuming liens on our properties. We are also not precluded from entering into any merger, sale or other change of control transaction so long as the successor entity recognizes and assumes our liability under the debentures, the trust preferred securities and the guarantee. Therefore, you should not consider the provisions of these governing instruments as a significant factor in evaluating whether we will be able to comply with our obligations under the debentures or the guarantee.

We can dissolve the trust and distribute the debentures to you, which may have adverse tax consequences for you and which may adversely affect the market price of the trust preferred securities.

We have the right to dissolve the trust under certain circumstances that are discussed below under the heading "Description of Securities—Certain Terms of the Trust Preferred Securities—Liquidation Distribution upon Dissolution." If we exercise this right, the trust, after satisfying any creditors it has, will be liquidated by distributing the debentures to holders of the trust preferred securities and the trust common securities.

We currently have no intention of causing the dissolution of the trust and the distribution of the debentures. However, there are no restrictions on our ability to do so at any time. We anticipate that we would consider exercising this right in the event that expenses associated with maintaining the trust were substantially greater than we expected, such as if a tax event or an investment company event occurred. We cannot predict the other circumstances under which this right would be exercised.

Although we will use our best efforts to list the debentures on the New York Stock Exchange, or NYSE, (or any other exchange or organization on which the trust preferred securities are then listed) if they are distributed, we cannot assure you that the debentures will be approved for listing or that a liquid trading market for the debentures will be available.

We also cannot predict the market prices for the debentures that may be distributed to you in exchange for the trust preferred securities upon liquidation of the trust. The trust preferred securities, or the debentures that you may receive if the trust is liquidated, may trade at a discount to the price that you paid to purchase the trust preferred securities.

Because you may receive debentures, you should make an investment decision with regard to the debentures in addition to the trust preferred securities. You should carefully review all the information regarding the debentures contained in this prospectus. See "Material United States Federal Income Tax Consequences—Receipt of Debentures or Cash Upon Liquidation of the Trust" in this prospectus for more information.

As a holder of the trust preferred securities you will have limited voting rights.

You will have limited voting rights. In general, unless an event of default under the declaration has occurred and is continuing, only we, as holders of the trust's common securities, may elect or remove any of the trustees, and in no event may holders of the trust preferred securities remove the administrative trustees.

If we become insolvent or become a debtor in a bankruptcy proceeding, the assets in the escrow account and any proceeds in respect thereof may be available to satisfy claims of our other general unsecured creditors and therefore may not be available exclusively to satisfy claims under the debentures.

In the event that we become insolvent or become a debtor in a bankruptcy or reorganization case under Title 11 of the United States Code or any similar state or federal law or proceeding, it is possible that the assets in the escrow account would be available to satisfy claims of our general unsecured creditors. In such event, the assets in the escrow account and any proceeds in respect thereof would not be available exclusively to satisfy claims under the debentures but would be shared, on a pro rata basis, by the trust in respect of the debentures and all of our other general unsecured creditors. In addition, escrowed assets and any proceeds in respect thereof could be used to satisfy claims of any of our senior indebtedness or of any creditor having a lien on our assets prior to such assets or proceeds being available to satisfy claims under the debentures. Notwithstanding such fact, we have obtained the consent of our senior lenders and holders of our 5% trust preferred securities to waive unconditionally their respective rights, claims and interests in the escrow account and any proceeds in respect thereof. We have also agreed not to incur any additional indebtedness for money borrowed unless the holders thereof have agreed to similar waivers. See "Description of Securities—Certain Terms of the Debentures—Escrow of Zero Coupon Securities" in this prospectus.

There is no current public market for the trust preferred securities, and their market price may be subject to significant fluctuations.

There is currently no public market for the trust preferred securities, and the initial public offering price of the trust preferred securities equals their liquidation amount. We will apply to have the trust preferred securities listed for trading on the NYSE. However, there is no guarantee that an active or liquid trading market will develop for the trust preferred securities or that quotation of the trust preferred securities will continue on the NYSE. If an active trading market does not develop, the market price and liquidity of the trust preferred securities will be adversely affected. Even if an active public market does develop, there is no guarantee that the market price of the trust preferred securities following this offering will equal or exceed the price you paid for them. Future trading prices of the trust preferred securities may be subject to significant fluctuations in response to prevailing interest rates, our future operating results and financial condition, the market for similar securities and general economic and market conditions. The initial public offering price of the trust preferred securities will be set at the liquidation amount of the trust preferred securities and may be greater than the market price following this offering.

The market price for the trust preferred securities, or the debentures that you may receive in a distribution, is also likely to decline during any period that we are deferring interest payments on the debentures.

ACCOUNTING TREATMENT

The financial statements of the trust will be reflected in our consolidated financial statements, with the trust preferred securities shown as "Company-obligated mandatorily redeemable preferred securities of subsidiary trust III holding solely parent debentures" on our consolidated balance sheet. The distributions payable on the trust preferred securities will be recorded on our consolidated income statement under "Minority interest in earnings of subsidiaries: Earnings attributable to company-obligated mandatorily redeemable preferred securities of subsidiary trusts." This line item will be shown on a pre-tax basis with the corresponding tax benefit being reported as a component of "Income tax (expense) benefit: Current." In a footnote to our audited consolidated financial statements, there will be a statement that the trust is wholly-owned by us and that the sole asset of the trust is the debentures (indicating the principal amount, interest rate and maturity date thereof).

CAPITALIZATION

The following table sets forth, as of June 30, 2001,

•	our actual capitalization; and
•	our capitalization as adjusted to give effect to the consummation of this offering of the trust preferred securities and the application of the proceeds thereof.

This information should be read in conjunction with our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	June 30, 2001
	Actual	As Adjusted
	(amounts in thousands except per share data)
Notes payable	$44,000	$44,000
Minority interest in subsidiaries:
Company-obligated convertible mandatorily redeemable preferred securities of subsidiary trust I holding solely parent debentures	25,970	25,970
Company-obligated redeemable preferred securities of subsidiary trust II holding solely parent debentures	73,794	73,794
Company-obligated mandatorily redeemable preferred securities of subsidiary trust III holding solely parent debentures(1)	—	100,000
Stockholders' equity:
Series Preferred stock, $1 par value per share, 2,000,000 shares authorized; 625,000 shares of Series A Participating Preferred Stock issued and outstanding	625	625
Common stock, $1 par value per share, 75,000,000 shares authorized; 14,534,794 shares issued and outstanding	14,535	14,535
Additional paid-in capital	57,606	57,606
Accumulated other comprehensive loss	(7,777)	(7,777)
Retained earnings	5,564	5,564

Total stockholders' equity.	70,553	70,553

Total capitalization.	$214,317	$314,317

(1)
As described in this prospectus, the sole assets of the trust will be the debentures with a principal amount of $100 million, assuming the underwriter's over-allotment option is not exercised. Upon redemption of the debentures, the trust preferred securities will be mandatorily redeemed.

The table above excludes (a) 1,718,458 shares reserved for future issuances under our stock option plans and (b) 1,797,254 shares of common stock reserved for issuance under deferred compensation agreements with certain officers, directors, consultants and national marketing organizations. See "Executive Compensation and Other Information" in this prospectus.

USE OF PROCEEDS

The trust will receive all of the proceeds from the sale of the trust preferred securities. The trust will purchase the debentures issued pursuant to the indenture described herein from us. We currently expect to use up to $20.0 million of those proceeds to purchase zero coupon government securities to deposit in the escrow account and to use the remainder of those proceeds, after payment of the expenses of the offering, to directly or indirectly contribute to the capital and surplus of our life insurance subsidiary.

RATIO OF CONSOLIDATED EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS

The following table sets forth our ratio of consolidated earnings to combined fixed charges and preferred stock dividends. The ratio of consolidated earnings to combined fixed charges and preferred stock dividends is calculated by dividing consolidated earnings by the sum of fixed charges and preferred stock dividends. Consolidated earnings consist of income before income taxes and minority interests in earnings of subsidiaries plus fixed charges. Fixed charges consist of interest expense on debt and the portion of operating leases that are representative of the interest factor. Interest expense includes interest incurred for notes payable, General Agency Commission and Servicing Agreement, and amounts due under repurchase agreements. Preferred stock dividends represent the pre-tax earnings required to cover the dividend requirements of the company-obligated mandatory redeemable preferred securities of subsidiary trusts. Since no company-obligated mandatory redeemable preferred securities of subsidiary trusts were issued during 1997 and 1996, the ratio for such years is a ratio of earnings to fixed charges.

	Six Months Ended June 30, 2001	2000	1999	1998	1997		1996
Ratio of Consolidated Earnings to Combined Fixed Charges and Preferred Stock Dividends	2.0	1.8	1.3	1.2	(2.0	)(a)	(1.1	)(a)

(a)
The deficiency for 1997 and 1996 is $4,760,000 and $1,139,000, respectively.

SELECTED CONSOLIDATED FINANCIAL DATA
(amounts in thousands except per share data)

    The following table sets forth our selected consolidated financial data. The selected consolidated statement of operations data for each of the five years ended December 31, 2000 is derived from our audited consolidated financial statements and related notes, with 2000, 1999 and 1998 included elsewhere in this prospectus and 1997 and 1998 not included in this prospectus. The selected consolidated statement of operations data and balance sheet data as of and for the six months ended June 30, 2001 and 2000 is derived from our unaudited consolidated financial statements which were prepared on the same basis as our audited financial statements and include, in our opinion, all adjustments necessary to present fairly the information presented for the interim periods. However, the results for past periods are not necessarily indicative of results that may be expected for future periods. The selected consolidated statement of operations data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included in this prospectus.

	Six Months Ended June 30, 2001	Six Months Ended June 30, 2000	Year Ended December 31,
			2000	1999	1998	1997	1996
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues
Insurance policy income	$12,462	$9,472	$19,372	$13,746	$11,170	$11,437	$14,555
Net investment income	58,446	33,749	89,477	64,610	26,357	4,018	865
Realized gains on investments	739	6,196	5,766	1,454	427	—	—
Unrealized gains on derivatives	3,127	—	—	—	—	—	—

Total revenues	74,774	49,417	114,615	79,810	37,954	15,455	15,420
Benefits and expenses
Insurance policy benefits and change in future policy benefits	4,592	4,103	8,728	7,232	6,085	7,440	8,788
Interest credited to account balances	35,515	24,589	56,529	41,727	15,838	2,130	78
Change in market value of embedded derivatives	6,487	—	—	—	—	—	—
Interest expense on notes payable	1,651	847	2,339	896	789	980	494
Interest expense on General Agency Commission and Servicing Agreement	3,062	2,800	5,958	3,861	1,652
Interest expense on amounts due under repurchase agreements	951	1,718	3,267	3,491	1,529	291	—
Amortization of deferred policy acquisition costs and value of insurance in force acquired	5,876	2,832	8,806	7,379	2,294	1,143	880
Other operating costs and expenses	7,568	7,405	14,370	12,129	8,763	8,231	6,319

Total benefits and expenses	65,702	44,294	99,997	76,715	36,950	20,215	16,559

Income (loss) before income taxes, minority interest in earnings of subsidiaries and cumulative effect adjustment	9,072	5,123	14,618	3,095	1,004	(4,760)	(1,139)
Income tax (expense) benefit	(1,780)	(444)	(2,385)	1,370	(760)	1,390	—

Income (loss) before minority interest in earnings of subsidiaries and cumulative effect adjustment	7,292	4,679	12,233	4,465	244	(3,370)	(1,139)
Minority interest in earnings in subsidiaries:
Dividends on company-obligated convertible mandatorily redeemable preferred securities of subsidiary trust I	(1,041)	(1,041)	(2,082)	(692)	—	—	—
Dividends on company-obligated redeemable preferred securities of subsidiary trust II	(2,683)	(2,683)	(5,367)	(1,330)	—	—	—
Cumulative effect of change in accounting for derivatives	(799)	—	—	—	—	—	—

Net income (loss)	$2,769	$955	$4,784	$2,443	$244	$(3,370)	$(1,139)

Basic earnings (loss) per common share(1)	$0.19	$0.07	$0.33	$0.17	$0.02	$(0.70)	$(0.63)

Diluted earnings (loss) per common share(1)	$0.15	$0.05	$0.26	$0.14	$0.02	$(0.70)	$(0.63)

Dividends declared per common share and preferred share	$—	$—	$0.01	$0.02	$—	$—	$—

(1)
See note 13 of the notes to our audited consolidated financial statements for 2000, 1999 and 1998 included elsewhere in this prospectus for the determination of shares used in computing basic and diluted earnings (loss) per common share.

	As of and for the Six Months Ended
			As of and for the Year Ended December 31,
	June 30, 2001	June 30, 2000
			2000	1999	1998	1997	1996
OTHER DATA:
Life subsidiary statutory capital and surplus	$180,865	$140,855	$145,048	$139,855	$80,948	$64,710	$17,302
Life subsidiary statutory net income (loss)	(2,353)	2,273	10,420	17,837	4,804	4,470	1,175
	At June 30,		At December 31,
	2001	2000	2000	1999	1998	1997	1996
BALANCE SHEET DATA:
Total assets	$3,872,297	$2,105,660	$2,528,126	$1,717,619	$708,106	$229,418	$35,215
Policy benefit reserves	3,154,997	1,791,412	2,099,915	1,358,876	541,082	155,998	11,847
Notes Payable	44,000	32,100	44,000	20,600	10,000	10,000	10,000
Trust preferred securities	99,764	99,242	99,503	98,982	—	—	—
Stockholders' equity	70,553	22,928	58,651	34,324	66,131	54,426	10,137

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Annual Results of Operations

Business Overview.  We commenced business on January 1, 1996, shortly after our formation and incorporation. As a foundation for beginning our business, we acquired two blocks of in-force insurance from another insurance company, of which several of our executive officers were previously employees. Later in 1996, we acquired another life insurance company with no in-force insurance which expanded our licensing authority to sell insurance and annuities to 23 states and the District of Columbia. Since then, we have expanded our licensing to 45 states and the District of Columbia.

We specialize in the sale of individual annuities (primarily deferred annuities) and, to a lesser extent, we also sell life insurance. Under accounting principles generally accepted in the United States, premium collections for deferred annuities are reported as deposit liabilities instead of as revenues. Earnings from products accounted for as deposit liabilities are primarily generated from the excess of net investment income earned over the interest credited to the policyholder, or the "investment spread," as well as realized gains on investments. In the case of equity-index annuities, the investment spread consists of net investment income in excess of the amortization of the cost of the options purchased to fund the index-based component of the policyholder's return. Revenue is also recognized from surrender charges deducted from the policyholder's account balance.

Commissions and certain other costs relating to the production of new and renewal business are not expensed when incurred but instead are capitalized as deferred policy acquisition costs. Deferred policy acquisition costs for annuities are amortized into expense with the emergence of gross profits. Under certain circumstances, deferred policy acquisition costs will be expensed earlier than originally estimated, for example, when policy terminations are higher than originally estimated and when investments relating to the liabilities of such products are called or sold at a gain prior to anticipated maturity.

We had net income of $4,784,000 for the year ended December 31, 2000, compared to net income of $2,443,000 in 1999 and $244,000 in 1998. The trend in net income is a direct result of the continued growth in our annuity business which began to accelerate in the third quarter of 1997. Annuity reserves grew from $146,311,000 at December 31, 1997 to $529,765,000 at December 31, 1998, $1,342,256,000 at December 31, 1999 and $2,076,731,000 at December 31, 2000. New annuity deposits for the year ended December 31, 2000 increased 4% to $840,510,000, compared to $814,605,000 for 1999. The 1999 amount represented a 116% increase over the 1998 amount of $377,917,000. The increased annuity production is a direct result of the growth in our agency force, which increased from approximately 4,450 agents at December 31, 1997, to 10,525 agents at December 31, 1998, 18,000 agents at December 31, 1999 and 22,000 agents at December 31, 2000.

The growth in our annuity business resulted in a sizeable increase in our earnings from invested assets for 2000 and 1999. While certain expenses also increased as a result of the growth in our annuity business, the incremental profits from a larger deposit base allowed us to offset a greater portion of our fixed operating costs and expenses. Our 1999 results also benefitted from a gain of $1,541,000 on the termination of a total return swap contract. Our 1998 results also benefitted from a gain of $275,000 on the sale of an office building in Birmingham, Alabama, from which our operations in that location were previously conducted.

Traditional Life and Accident and Health Insurance Premiums increased 7% to $11,034,000 in 2000 and decreased 2% to $10,294,000 in 1999 from $10,528,000 in 1998. The majority of our traditional life and accident and health insurance premiums consist of group policies sold to a limited market. Because our primary focus is the sale of annuities, we have made no effort to expand sales of these products to other markets.

Annuity and Single Premium Universal Life Product Charges (surrender charges assessed against policy withdrawals and mortality and expense charges assessed against single premium universal life policyholder account balances) increased 142% to $8,338,000 in 2000, and 438% to $3,452,000 in 1999, from $642,000 in 1998. These increases are principally attributable to the growth in our annuity business and correspondingly, increases in annuity policy withdrawals subject to surrender charges. Withdrawals from annuity and single premium universal life policies were $144,077,000, $60,844,000 and $23,637,000 for 2000, 1999 and 1998, respectively.

Net Investment Income increased 38% to $89,477,000 in 2000 and 145% to $64,610,000 in 1999 from $26,357,000 in 1998. These increases are principally attributable to the growth in our annuity business and correspondingly, increases in our invested assets. Invested assets (amortized cost basis) increased 33% to $1,995,062,000 at December 31, 2000 and 147% to $1,499,729,000 at December 31, 1999 compared to $607,764,000 at December 31, 1998, while the effective yield earned on average invested assets was 7.64%, 7.34% and 7.46% for 2000, 1999, and 1998, respectively.

Realized Gains on Investments increased 297% to $5,766,000 in 2000 compared to $1,454,000 in 1999 and $427,000 in 1998. The increase in 2000 is primarily attributable to an investment program involving the use of total return exchange agreements. The increase in 1999 was primarily attributable to a gain realized on the termination of a total return swap contract. In 1998, realized gains consisted of a gain of $152,000 on the sale of fixed maturity securities and a gain of $275,000 on the sale of our office building in Birmingham, Alabama.

Traditional Life and Accident and Health Insurance Benefits increased 21% to $8,728,000 in 2000 and 19% to $7,232,000 in 1999 compared to $6,085,000 in 1998. These increases are attributable to an increase in death benefits and surrenders.

Interest Credited to Annuity Policyholder Account Balances increased 35% to $56,529,000 in 2000 and 163% to $41,727,000 in 1999 from $15,838,000 in 1998. These increases are principally attributable to increases in annuity liabilities. The amounts are also impacted by changes in the weighted average crediting rate for our fixed rate annuity liabilities, which, excluding interest rate bonuses guaranteed for the first year of the annuity contract, was 5.20%, 5.11% and 5.20% at December 31, 2000, 1999 and 1998, respectively. The weighted average crediting rate, including interest rate bonuses guaranteed for the first year of the annuity contract, was 5.99%, 6.51%, and 7.05% at December 31, 2000, 1999 and 1998, respectively.

Interest Expense on General Agency Commission and Servicing Agreement increased 54% to $5,958,000 in 2000 and 134% to $3,861,000 in 1999 from $1,652,000 in 1998. These increases are principally attributable to increases in the amount of commissions paid by our life subsidiary under this agreement. See Note 8 to the audited consolidated financial statements included elsewhere in this prospectus.

Interest Expense on Notes Payable increased 161% to $2,339,000 in 2000 and 14% to $896,000 in 1999 from $789,000 in 1998. These increases are attributable to increases in the outstanding borrowings in the third and fourth quarters of 1999, and throughout 2000. In 2000, the increase was also related to an increase in the cost of funds, while in 1999 the increase was offset in part by a decrease in the average applicable interest rate. The applicable interest rate was 7.99%, 7.56% and 8.09% for 2000, 1999 and 1998, respectively.

Interest Expense on Amounts Due under Repurchase Agreements decreased 6% to $3,267,000 in 2000 and increased 128% to $3,491,000 in 1999 from $1,529,000 in 1998. In 2000, this change was principally attributable to lower average balances of funds, offset in part by higher average costs of funds. In 1999, this change was principally attributable to larger average balances of funds borrowed, offset in part by lower average costs of funds in 1999. See Note 7 to the audited consolidated financial statements included elsewhere in this prospectus.

Amortization of Deferred Policy Acquisition Costs and Value of Insurance In Force Acquired increased 19% to $8,806,000 in 2000 and 222% to $7,379,000 in 1999 from $2,294,000 in 1998. These increases are primarily due to the growth in our annuity business as discussed above.

Other Operating Costs and Expenses increased 18% to $14,370,000 in 2000 and 38% to $12,129,000 in 1999 from $8,763,000 in 1998. These increases are principally attributable to increases in marketing expenses, employees and related salaries and costs of employment.

Income Tax Expense for 2000 was an expense of $2,385,000 compared to a benefit of $1,370,000 in 1999, and an expense of $760,000 in 1998. Our effective tax rates for 2000, 1999 and 1998 were 33%, 16% and 36%, respectively, excluding the impact in 1999 of the elimination of a valuation allowance of $1,537,000 on deferred income tax assets. See Note 6 to the audited consolidated financial statements included elsewhere in this prospectus. These effective income tax rates varied from the applicable statutory federal income tax rates of 35% for 2000 and 1999 and 34% for 1998 principally due to: (i) the impact of state taxes on the federal income tax expense; (ii) in 1999, adjustment of the December 31, 1998 net deferred tax assets to the 35% rate; and (iii) in 1998, certain nondeductible expenses.

Minority Interest in Earnings of Subsidiaries includes amounts for distributions and the accretion of the issue discount on company-obligated mandatorily redeemable preferred stocks of subsidiary trusts issued in 1999. Tax benefits attributable to these amounts are reported as a reduction of income tax expense. See Note 9 to the audited consolidated financial statements included elsewhere in this prospectus.

Annual Financial Condition

Investments.  Our investment strategy is to maintain a predominantly investment grade fixed income portfolio, provide adequate liquidity to meet our cash obligations to policyholders and others and maximize current income and total investment return through active investment management. Consistent with this strategy, our investments principally consist of fixed maturity securities and short-term investments. We also have approximately 2% of our invested assets at December 31, 2000 in derivative instruments (equity market index call options) purchased in connection with the issuance of equity-index annuities.

Insurance statutes regulate the type of investments that our life subsidiary is permitted to make and limit the amount of funds that may be used for any one type of investment. In light of these statutes and regulations and our business and investment strategy, we generally seek to invest in United States government and government-agency securities and corporate securities rated investment grade by established nationally recognized rating organizations or in securities of comparable investment quality, if not rated.

We have classified a substantial portion of our fixed maturity investments as available-for-sale to maximize investment flexibility. Available-for-sale securities are reported at market value and unrealized gains and losses, if any, on these securities are included directly in a separate component of stockholders' equity, thereby exposing stockholders' equity to incremental volatility due to changes in market interest rates and the accompanying changes in the reported value of securities classified as available-for-sale, with stockholders' equity increasing as interest rates decline and, conversely, decreasing as interest rates rise.

Liabilities.  Our liability for policy benefit reserves increased $741,039,000 and $817,794,000 during 2000 and 1999, respectively, to $2,099,915,000 at December 31, 2000 and $1,358,876,000 at December 31, 2000, primarily due to annuity sales as discussed above. Substantially all of our annuity products have a surrender charge feature designed to reduce early withdrawal or surrender of the policies and to partially compensate us for our costs if policies are withdrawn early. Notwithstanding these policy features, the withdrawal rates of policyholder funds may be affected by changes in interest rates.

On October 18, 1996, we borrowed $10,000,000 from two banks under a variable rate revolving credit agreement. Proceeds from the borrowing were contributed to the capital and surplus of our life subsidiary ($6,000,000) and used to refinance indebtedness we incurred to capitalize our life subsidiary at the time of its formation ($4,000,000). During 1999, this line of credit was increased to permit maximum borrowings of $25,000,000, and we borrowed an additional $10,600,000, bringing our liability for notes payable to $20,600,000 at December 31, 1999. During 2000, the maximum borrowing level was increased to $50,000,000, and we borrowed an additional $23,400,000. During 2001, we borrowed the remaining available credit of $6,000,000. We loaned the proceeds of the 1999 borrowings to American Equity Investment Service Company (see discussion that follows under Liquidity of Parent Company). The loan proceeds drawn in 2001 were used as part of a $10,000,000 contribution to the capital and surplus of our life subsidiary. The loan matured on September 30, 2001, and we exercised an option for a four year extension as a term loan. Under this agreement, we are required to maintain minimum capital and surplus levels at our life subsidiary and meet certain other financial and operating ratio requirements. We are also prohibited from incurring other indebtedness for borrowed money without obtaining a waiver from the lenders and from paying dividends on our capital stock in excess of 10% of our consolidated net income for the prior fiscal year (except that in 1999 we were permitted to make a dividend payment equal to 44% of our consolidated net income for 1998).

Stockholders' Equity.  We were initially capitalized in December 1995 and January 1996 through the issuance of shares of common stock for cash of $4,000,000. Subsequent to our initial capitalization (400,000 shares of common stock after a May 29, 1996 100-for-1 stock split), we issued additional shares of common stock, warrants to purchase shares of common stock and shares of series preferred stock convertible into shares of common stock in several private placement offerings as follows:

		Number Issued
				Warrant Exercise Price
Description	Issue Price	Shares	Warrants
Common Stock & Warrants
1996	$3.33	2,340,000	468,000	$3.33
1997	3.33	11,994	2,394	3.33

1998(1)		2,360,994	472,194(2)
1997	4.00	1,711,248	342,249(3)	4.00
		—	204,249(4)	4.00

		1,711,248	546,999
Common Stock—1997	5.33	7,998,750
1998 Series A Participating Preferred Stock	16.00	625,000

(1)
Issued to the placement agent in payment of a portion of the compensation due to the placement agent.

(2)
Exercised during 1998.

(3)
Exercised during 1999.

(4)
Issued to the placement agent as part of placement agent compensation; 170,625 exercised in 2000, and the remaining 34,125 expire on April 30, 2002.

The aggregate net proceeds from these offerings, including proceeds received from the exercise of warrants, was $65,699,000, substantially all of which were contributed to the capital and surplus of our life subsidiary or used to fund the acquisition of the life insurance company acquired in 1996.

A portion of the 7,998,750 shares of common stock issued in 1997 at $5.33 per share were issued in a rights offering to existing stockholders and in connection therewith, certain of our officers and directors received management subscription rights to purchase one share of common stock for each share owned and one-half share of common stock for each stock option held on the offering date. An aggregate of 2,157,375 management subscription rights were issued to nine officers and directors at that time. The management subscription rights have an exercise price of $5.33 per share and expire on December 1, 2002. Farm Bureau Life Insurance Company purchased 4,687,500 shares of common stock in this offering and received a right of first refusal to maintain a 20% ownership interest in our capital stock.

The 625,000 shares of 1998 Series A Participating Preferred Stock issued in 1998 have participating dividend rights with the shares of common stock, when and as such dividends are declared. The Series A Participating Preferred Stock is convertible into shares of common stock on a three for one basis upon the earlier of the initial public offering of our common stock or December 31, 2003.

In September, 1999, American Equity Capital Trust I ("Trust I"), our wholly-owned subsidiary, issued $25,970,000 of 8% Convertible Trust Preferred Securities (the "8% Trust Preferred Securities"). In connection with Trust I's issuance of the 8% Trust Preferred Securities and the related purchase by us of all of Trust I's common securities, we issued $26,773,000 in principal amount of our 8% Convertible Junior Subordinated Debentures, due September 30, 2029 (the "8% Debentures") to Trust I. The sole assets of Trust I are the 8% Debentures and any interest accrued thereon. Each 8% Trust Preferred Security is convertible into one share of our common stock at a conversion price equal to the lesser of (i) $30 per share or (ii) 90% of the initial price per share to the public of common stock sold in connection with our initial public offering of such common stock (the "IPO"), upon the earlier of the

91st day following the IPO or September 30, 2002. The interest payment dates on the 8% Debentures correspond to the distribution dates on the 8% Trust Preferred Securities.

The 8% Trust Preferred Securities, which have a liquidation value of $30 per share plus accrued and unpaid distributions, mature simultaneously with the 8% Debentures. As of December 31, 1999, 865,671.33 shares of 8% Trust Preferred Securities were outstanding, all of which are unconditionally guaranteed by us to the extent of the assets of Trust I.

In October, 1999, American Equity Capital Trust II ("Trust II"), our wholly-owned subsidiary, issued 97,000 shares of 5% Trust Preferred Securities (the "5% Trust Preferred Securities"). The 5% Trust Preferred Securities, which have a liquidation value of $1000 per share ($97,000,000 in the aggregate) have been assigned a fair value of $72,490,000 (based upon an effective 7% yield-to-maturity). The consideration received by Trust II in connection with the issuance of the 5% Trust Preferred Securities consisted of fixed income trust preferred securities of equal value which were issued by the parent of Farm Bureau Life Insurance Company. As of September 30, 2001, Farm Bureau beneficially owned 32.25% of our common stock.

In connection with Trust II's issuance of the 5% Trust Preferred Securities and the related purchase by us of all of Trust II's common securities, we issued $100,000,000 in principal amount of our 5% Subordinated Debentures, due June 1, 2047 (the "5% Debentures") to Trust II. The sole assets of Trust II are the 5% Debentures and any interest accrued thereon. The interest payment dates on the 5% Debentures correspond to the distribution dates on the 5% Trust Preferred Securities. The 5% Trust Preferred Securities mature simultaneously with the 5% Debentures. All of the 5% Trust Preferred Securities are unconditionally guaranteed by us to the extent of the assets of Trust II.

Liquidity for Insurance Operations.  Our life subsidiary generally receives adequate cash flow from premium collections and investment income to meet its obligations. Annuity and life insurance liabilities are generally long-term in nature. Policyholders may, however, withdraw funds or surrender their policies, subject to surrender and withdrawal penalty provisions. At December 31, 2000, approximately 99% of our annuity liabilities were subject to penalty upon surrender.

We believe that the diversity of our investment portfolio and the concentration of investments in high-quality, liquid securities provides sufficient liquidity to meet foreseeable cash requirements. The investment portfolio at December 31, 2000 included $1,474,560,000 of publicly traded investment grade bonds. Although there is no present need or intent to dispose of such investments, our life subsidiary could readily liquidate portions of its investments if such a need arose. In addition, investments could be used to facilitate borrowings under reverse-repurchase agreements or dollar-roll transactions. Such borrowings have been used by our life subsidiary from time to time to increase our return on investments and to improve liquidity.

Effective January 1, 2001, our life subsidiary entered into a reinsurance transaction which includes a coinsurance segment on a 2% quota share basis and yearly renewable term segment reinsuring a portion of death benefits payable on annuities produced after January 1, 2001.

Liquidity of Parent Company.  We, as the parent company, are a legal entity separate and distinct from our subsidiaries, and have no business operations. We need liquidity primarily to service our debt, including the subordinated debentures issued to subsidiary trusts, pay operating expenses and pay dividends to stockholders. The primary sources of funds for these payments are: (i) interest received on trust preferred securities received in connection with the issuance of the 5% Trust Preferred Securities; (ii) principal and interest payments received on the our note receivable from American Equity Investment Service Company (see discussion that follows); (iii) dividends on capital stock and surplus note interest payments from our life subsidiary; (iv) cash on hand ($4,779,000 at December 31, 2000); and (v) cash ($213,000 at December 31, 2000) that may be distributed by the American Equity Investment Properties, L.C. which holds the remaining cash proceeds from the sale of the office building in Birmingham, Alabama that was sold in 1998. We may also obtain cash by issuing debt or equity securities.

The payment of dividends or the distributions, including surplus note payments, by our life subsidiary is subject to regulation by the Iowa Insurance Division. Currently, our life subsidiary may pay dividends or make other distributions without the prior approval of the Iowa Insurance Division, unless such payments, together with all other such payments within the preceding twelve months, exceed the greater of (1) our life subsidiary's net gain from operations (excluding net realized capital gains or losses) for the preceding calendar year, or (2) 10% of our statutory surplus at the preceding December 31. At June 30, 2001, up to $13,505,000 can be distributed as dividends or surplus note payments without prior approval of the Iowa Insurance Division. In addition, dividends and surplus note payments may be made only out of earned surplus, and all surplus note payments are subject to prior approval by regulatory authorities. Our life subsidiary had $21,534,000 of earned surplus at December 31, 2000.

The maximum distribution permitted by law or contract is not necessarily indicative of an insurer's actual ability to pay such distributions, which may be constrained by business and regulatory considerations, such as the impact of such distributions on surplus, which could affect the insurer's ratings or competitive position, the amount of premiums that can be written and the ability to pay future dividends or make other distributions. Further, the Iowa insurance laws and regulations require that the statutory surplus of our life subsidiary following any dividend or distribution must be reasonable in relation to our outstanding liabilities and adequate for its financial needs.

The transfer of funds by our life subsidiary is also restricted by certain covenants in our loan agreement which, among other things, requires the life subsidiary to maintain statutory capital and surplus (including the asset valuation and interest maintenance reserves) of $140,000,000 plus 25% of statutory net income for periods subsequent to December 31, 2000. Under the most restrictive of these limitations, $605,000 of earned surplus at December 31, 2000 was available for distribution by our life subsidiary to us in the form of dividends or other distributions.

Statutory accounting practices prescribed or permitted for our life subsidiary differ in many respects from those governing the preparation of financial statements under accounting principles generally accepted in the United States ("GAAP"). Accordingly, statutory operating results and statutory capital and surplus may differ substantially from amounts reported in the GAAP basis financial statements for comparable items. Information as to statutory capital and surplus and statutory net income for our life subsidiary as of December 31, 2000 and 1999 and for the years ended December 31, 2000, 1999 and 1998 is included in Note 11 to the audited consolidated financial statements included elsewhere in this prospectus.

Our life subsidiary has entered into a general agency commission and servicing agreement with American Equity Investment Service Company, an affiliated company wholly-owned by our chairman and president, whereby the affiliate acts as a national supervisory agent with responsibility for paying commissions to our agents. This agreement initially benefits the life subsidiary's statutory surplus by extending the payment of a portion of the first year commissions on new annuity business written by the life subsidiary over a longer period of time, and thereby enabling the life subsidiary to conduct a comparatively greater volume of business. In subsequent periods, the life subsidiary's statutory surplus is reduced through the payment of renewal commissions to the affiliate on this business based upon the account balances of the annuities remaining in force for a period of five years (see Note 8 to the audited consolidated financial statements included elsewhere in this prospectus).

During the years ended December 31, 2000, 1999 and 1998, the service company paid $28,400,000, $37,723,000, and $19,933,000, respectively, to our agents. We paid renewal commissions to the service company during the years ended December 31, 2000, 1999 and 1998 of $20,449,000, $7,001,000, and $5,328,000, respectively.

During 1999, we agreed to loan the service company up to $50,000,000 as the source of funds for the affiliate portion of first year commissions and had advanced $41,565,000 through December 31, 2000 pursuant to the promissory note evidencing this agreement. Principal and interest are payable quarterly over five years from the date of the advance. The principal source of funds for us to advance funds to the service company is our bank line of credit, of which $6,000,000 was available for borrowing at December 31, 2000.

Future payments by the life subsidiary on business in force at December 31, 2000 are dependent upon the account balances of the annuities remaining in force on each remaining quarterly renewal commission payment date. Estimated future renewal commission payments by the life subsidiary would be: $22,551,000 for 2001; $21,335,000 for 2002; $16,755,000 for 2003; and $12,532,000 for 2004.

Inflation

Inflation does not have a significant effect on our balance sheet; we have minimal investments in property, equipment or inventories. To the extent that interest rates may change to reflect inflation or inflation expectations, there would be an effect on our balance sheet and operations. Higher interest rates experienced in recent periods have decreased the value of our fixed maturity investments. It is likely that declining interest rates would have the opposite effect. It is not possible to calculate the effect such changes in interest rates, if any, have had on our operating results.

Accounting Change

The Financial Accounting Standards Board issued, then subsequently amended, Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, which became effective for us on January 1, 2001. Under SFAS No. 133, as amended, all derivative instruments (including certain derivative instruments embedded in other contracts) are recognized in the balance sheet at their fair values and changes in fair value are recognized immediately in earnings, unless the derivatives qualify as hedges of future cash flows. For derivatives qualifying as hedges of future cash flows, the effective portion of changes in fair value is recorded temporarily in equity, then recognized in earnings along with the related effects of the hedged items. Any "ineffective" portion of a hedge is reported in earnings as it occurs.

We have equity-indexed annuity products that guarantee the return of principal to the customer and credit interest based on a percentage of the gain in a specified equity market index. A portion of the premium from each customer is invested in investment grade fixed income securities to cover the minimum guaranteed value due the customer at the end of the contract term. A portion of the premiums is used to purchase derivatives consisting of call options on the applicable equity market indexes to fund the index credits due to equity index annuity holders. Substantially all of such call options are one year options which are closely matched to the annual crediting liabilities on such policies. The equity index used to compute such annual crediting liabilities is reset at the beginning of each policy year, and we have the ability to modify annually, within limits, policy terms such as participation rates, assets fees and income caps.

Under SFAS No. 133, the annual crediting liabilities on our equity index annuities are treated as a "series of embedded derivatives" over the life of the applicable contract. We do not purchase call options to fund the equity index liabilities which may arise after the policy anniversary date. We must value both the call options and the related forward embedded options in the policies at fair value. The change in fair value for the call options is included in realized/unrealized gains (losses) on investments and the change in fair value adjustment of the embedded options is included in policy holder benefits in the Consolidated Statements of Income.

Interim Results of Operations

Three and Six Months Ended June 30, 2001 and 2000.  Our business has continued to grow rapidly, with reserves for annuities and single premium universal life policies increasing from $1,343,816,000 at December 31,1999 to $2,079,561,000 at December 31, 2000 and $3,131,565,000 at June 30, 2001. Deposits from sales of annuities and single premium universal life policies during the six months ended June 30, 2001 increased 138% to $1,120,697,000 compared to $471,746,000 for the same period in 2000. The increased production is a result of: (i) the introduction of multi-year rate guarantee products and (ii) the growth in our agency force which increased from approximately 18,000 agents at December 31, 1999 to approximately 22,000 agents at December 31, 2000 and approximately 28,000 agents at June 30, 2001.

Our Net Income increased 245% to $3,251,000 for the second quarter of 2001, and 190% to $2,768,000 for the six months ended June 30, 2001 compared to $943,000 and $955,000, respectively, for the same periods in 2000. These increases are primarily attributable to an increase in net investment income during the first quarter of 2001, the effect of which is magnified by the decline in net investment income experienced during the first quarter of 2000 caused by the total return swap agreement disclosed below.

Traditional Life and Accident and Health Insurance Premiums increased 22% to $3,333,000 for the second quarter of 2001, and increased 7% to $6,615,000 for the six months ended June 30, 2001 compared to $2,741,000 and $6,184,000, respectively, for the same periods in 2000. These changes are principally attributable to corresponding changes in direct sales of life products.

Annuity and Single Premium Universal Life Product Charges (surrender charges assessed against policy withdrawals and expense charges assessed against single premium universal life policyholder account balances) increased 69% to $3,185,000 for the second quarter of 2001, and 78% to $5,847,000 for the six months ended June 30, 2001 compared to $1,883,000 and $3,288,000, respectively, for the same periods in 2000. These increases are principally attributable to the growth in our annuity business and correspondingly, an increase in annuity policy withdrawals subject to surrender charges. Withdrawals from annuity and single premium universal life policies were $102,213,000 for the six months ended June 30, 2001 compared to $55,663,000 for the same period in 2000.

Net Investment Income increased 36% to $33,426,000 in the second quarter of 2001 and 73% to $58,446,000 for the six months ended June 30, 2001 compared to $24,490,000 and $33,749,000, respectively, for the same periods in 2000. Invested assets (amortized cost basis) increased 74% to $3,245,882,000 at June 30, 2001 compared to $1,870,510,000 at June 30, 2000, while the annualized effective yield earned on invested assets was 7.46% at June 30, 2001 compared to 7.58% at June 30, 2000.

Realized Gains (Losses) on the Sale of Investments consisted of an increase in realized gains to $583,000 in the second quarter of 2001 compared to realized losses of $18,000 for the same period in 2000. For the six months ended June 30, 2001, we had realized gains of $739,000 compared to $6,196,000 for the same period in 2000. In the first six months of 2000, net realized gains of $6,196,000 included: (i) realized gains of $7,177,000 attributable to gains on the termination of total return swap agreements for which there was an offsetting impact on net investment income and (ii) realized losses of $981,000 on the sale of certain corporate fixed maturity securities. The investment program involving the total return swap agreements was terminated in February, 2000.

Unrealized Gains (Losses) on Derivatives consisted of an increase in unrealized gains of $12,365,000 in the second quarter of 2001, and $3,127,000 for the six months ended June 30, 2001. These amounts arise from the adoption of SFAS No. 133 as of January 1, 2001, which requires the recognition of unrealized gains from the change in fair value of derivative securities. See note D to the unaudited consolidated financial statements included elsewhere in this prospectus.

Traditional Life and Accident and Health Insurance Benefits decreased 11% to $2,395,000 in the second quarter of 2001, and increased 12% to $4,592,000 for the six months ended June 30, 2001 compared to $2,148,000 and $4,103,000, respectively, for the same periods in 2000. These changes are principally attributable to corresponding changes in reserves related to the changes in direct life insurance premiums.

Interest Credited to Annuity and Single Premium Universal Life Policyholder Account Balances increased 71% to $21,667,000 in the second quarter of 2001, and 44% to $35,515,000 for the six months ended June 30, 2001 compared to $12,698,000 and $24,589,000, respectively, for the same periods in 2000. These increases are principally attributable to the increase in annuity liabilities. At June 30, 2001, the weighted average crediting rate for our fixed rate annuity liabilities, excluding interest rate and premium bonuses guaranteed for the first year of the annuity contract, was 5.65%, compared to 5.12% at June 30, 2000. The weighted average crediting rate including interest rate and premium bonuses guaranteed for the first year of the annuity contract was 6.19% at June 30, 2001 compared to 6.24% at June 30, 2000.

Change in Market Value of Embedded Derivatives consisted of an increase of $10,677,000 in the second quarter of 2001, and $6,487,000 for the six months ended June 30, 2001. These amounts arise from the adoption of SFAS No. 133 as of January 1, 2001, which requires recognition of the change in estimated fair value of equity index annuity reserves. See note D of the unaudited consolidated financial statements included elsewhere in this prospectus.

Interest Expense on Notes Payable increased 36% to $756,000 for the second quarter of 2001, and 95% to $1,651,000 for the six months ended June 30, 2001 compared to $556,000 and $847,000, respectively, for the same periods in 2000. These increase are attributable to increases in the outstanding borrowings during 2000.

Interest Expense on General Agency Commission and Servicing Agreement increased 2% to $1,479,000 for the second quarter of 2001, and 9% to $3,062,000 for the six months ended June 30, 2001 compared to $1,454,000 and $2,800,000, respectively, for the same periods in 2000. These increases are principally attributable to an increase in the amount of commissions paid by our life subsidiary under this agreement. See note E of the unaudited consolidated financial statements included elsewhere in this prospectus.

Interest Expense on Amounts Due under Repurchase Agreements.  There was no interest expense on amounts due under repurchase agreements in the second quarter of 2001. Interest expense on amounts due under repurchase agreements decreased 45% to $951,000 for the six months ended June 30, 2001 compared to $1,050,000 and $1,718,000, respectively, for the same periods in 2000. This decrease is principally attributable to a decrease in the average balances outstanding. See note B of the unaudited consolidated financial statements included elsewhere in this prospectus.

Amortization of Deferred Policy Acquisition Costs and Value of Insurance In Force Acquired increased 37% to $5,437,000 in the second quarter of 2001, and 107% to $5,876,000 for the six months ended June 30, 2001 compared to $3,972,000 and $2,832,000, respectively, for the same periods in 2000. These increases are primarily due to (i) the growth in our annuity business as discussed above; and (ii) the increase of $3,377,000 in our asset for deferred policy acquisition costs resulting from the adoption of SFAS No. 133. See note D of the unaudited consolidated financial statements included elsewhere in this prospectus.

Other Operating Costs and Expenses decreased 7% to $3,705,000 in the second quarter of 2001, and increased 2% to $7,568,000 for the six months ended June 30, 2001 compared to $3,975,000 and $7,405,000, respectively, for the same periods in 2000. These changes are principally attributable to changes in marketing expenses, employees and related salaries and costs of employment.

Income Tax Expense increased 280% to $1,663,000 in the second quarter of 2001 and increased 301% to $1,780,000 for the six months ended June 30, 2001 compared to $438,000 and $444,000, respectively, for the same periods in 2000. These increases are principally due to an increase in net income. The effective tax rate was 33% for 2001.

Interim Financial Condition

Cash and investments increased 60% during the six months ended June 30, 2001 as a result of the growth in our annuity business discussed above. At June 30, 2001, the fair value of our available for sale fixed maturity securities and equity securities was $24,992,000 less than the amortized cost of those investments. At June 30, 2001, the amortized cost of our fixed maturity securities held for investment exceeded the market value by $24,696,000.

We did not issue any debt securities during the first six months of 2001. For information related to borrowings under our variable rate revolving line of credit, see note 7 of the audited consolidated financial statements included elsewhere in this prospectus.

The statutory capital and surplus of our life insurance subsidiary at June 30, 2001 was $180,865,000. The life insurance subsidiary made surplus note interest payments to us of $1,000,000 during the six months ended June 30, 2001. For the remainder of 2001, up to $13,505,000 can be distributed by the life insurance subsidiary as dividends without prior regulatory approval.

Dividends and surplus note payments may be made only out of earned surplus, and all surplus note payments are subject to prior approval by regulatory authorities. Our life insurance subsidiary had $21,390,000 of earned surplus at June 30, 2001.

The transfer of funds by our life insurance subsidiary is also restricted by certain covenants in our loan agreements, which, among other things, require the life insurance subsidiary to maintain statutory capital and surplus (including asset valuation and interest maintenance reserves) equal to the greater of $140,000,000 plus 25% of statutory net income and 75% of capital contributions to the life insurance subsidiary for periods subsequent to December 31, 2000. Under the most restrictive of these limitations, $14,479,000 of the life insurance subsidiary's earned surplus at June 30, 2001 was available for distribution by the life insurance subsidiary to us.

Quantitative and Qualitative Disclosures about Market Risk

We seek to invest our available funds in a manner that will maximize shareholder value and fund future obligations to policyholders and debtors, subject to appropriate risk considerations. We seek to meet this objective through investments that: (i) consist predominately of investment grade fixed maturity securities of very high credit quality; (ii) have projected returns which satisfy our spread targets; and (iii) have characteristics which support the underlying liabilities. Many of our products incorporate surrender charges, market interest rate adjustments or other features to encourage persistency of business.

We seek to maximize the total return on our available for sale investments through active investment management. Accordingly, we have determined that our available for sale portfolio of fixed maturity securities is available to be sold in response to: (i) changes in market interest rates; (ii) changes in relative values of individual securities and asset sectors; (iii) changes in prepayment risks; (iv) changes in credit quality outlook for certain securities; (v) liquidity needs; and (vi) other factors.

We have a portfolio of held for investment securities which consists principally of zero coupon bonds issued by U.S. government agencies. These securities are purchased to secure long-term yields which meet our spread targets and support the underlying liabilities. Interest rate risk is our primary market risk exposure. Substantial and sustained increases and decreases in market interest rates can affect the profitability of our products and the market value of our investments.

The profitability of most of our products depends on the spreads between interest yield on investments and rates credited on insurance liabilities. We have the ability to adjust crediting rates (participation or asset fee rates for equity-index annuities) on substantially all of our annuity policies at least annually (subject to minimum guaranteed values). In addition, substantially all of our annuity products have surrender and withdrawal penalty provisions designed to encourage persistency and to help ensure targeted spreads are earned. However, competitive factors, including the impact of the level of surrenders and withdrawals, may limit our ability to adjust or maintain crediting rates at levels necessary to avoid narrowing of spreads under certain market conditions.

A major component of our interest rate risk management program is structuring the investment portfolio with cash flow characteristics consistent with the cash flow characteristics of our insurance liabilities. We use computer models to simulate cash flows expected from our existing business under various interest rate scenarios. These simulations enable us to measure the potential gain or loss in fair value of our interest rate-sensitive financial instruments, to evaluate the adequacy of expected cash flows from our assets to meet the expected cash requirements of our liabilities and to determine if it is necessary to lengthen or shorten the average life and duration of our investment portfolio. (The "duration" of a security is the time weighted present value of the security's expected cash flows and is used to measure a security's sensitivity to changes in interest rates.) When the durations of assets and liabilities are similar, exposure to interest rate risk is minimized because a change in value of assets should be largely offset by a change in the value of liabilities. At June 30, 2001, the effective duration of our fixed maturity securities and short-term investments was approximately 6.46 years and the estimated duration of our insurance liabilities was approximately 6.78 years.

If interest rates were to increase 10% from levels at June 30, 2001, we estimate that the fair value of our fixed maturity securities, net of corresponding changes in the values of deferred policy acquisition costs and insurance in force acquired would decrease by approximately $119,353,000. The computer models used to estimate the impact of a 10% change in market interest rates incorporate numerous assumptions, require significant estimates and assume an immediate and parallel change in interest rates without any management of the investment portfolio in reaction to such change. Consequently, potential changes in value of our financial instruments indicated by the simulations will likely be different from the actual changes experienced under given interest rate scenarios, and the differences may be material. Because we actively manage our investments and liabilities, our net exposure to interest rates can vary over time.

Our investments in equity index call options are closely matched with our obligations to equity-indexed annuity holders. Market value changes associated with those investments are substantially offset by an increase or decrease in the amounts added to policyholder account balances for equity-indexed products.

BUSINESS

Annuity Market Overview

Our target market includes the group of individuals ages 45-75 who are seeking to accumulate tax-deferred savings. We believe that significant growth opportunities exist for annuity products because of favorable demographic and economic trends. According to the U. S. Census Bureau, there were 35.0 million Americans age 65 and older in 2000, representing 12% of the U. S. population. By 2030, this sector of the population is expected to increase to 22% of the total population. Our products are particularly attractive to this group as a result of the guarantee of principal, competitive rates of credited interest, tax-deferred growth and alternative payout options.

According to the Life Insurance Marketing and Research Association, sales of individual annuities (based on preliminary information) increased 17% in 2000 to $190.5 billion from $163.5 billion in 1999 (last year in which actual data is available). In 2000, fixed annuity sales, which include equity index and fixed rate annuities, increased 27% to $52.8 billion from $41.7 billion in 1999, which was a 30% increase from $32.0 billion in 1998. Sales of equity index annuities have grown to $5.4 billion in 1999 (last year in which actual data is available), an increase of 29% from $4.2 billion in 1998. Further, from 1995 through 1999, equity index annuities have grown at a cumulative average growth rate of 127% from $200 million in 1995 to $5.4 billion in 1999. We believe equity index annuities, which have a crediting rate linked to the change in various indexes, appeal to purchasers interested in participating in gains linked to equity markets without the risk of loss of principal. The effectiveness of a wide range of fixed rate annuity products, during volatile equity and bond markets, has enabled us to enjoy favorable growth since our inception in 1996.

Products

Our products include fixed rate annuities, equity-index annuities, a variable annuity and life insurance.

Fixed Rate Annuities.  These products, which accounted for approximately 25% of the total annuity deposits collected during 2000 and approximately 67% for the six months ended June 30, 2001, include single premium deferred annuities ("SPDAs"), flexible premium deferred annuities ("FPDAs") and single premium immediate annuities ("SPIAs"). An SPDA generally involves the tax-deferred accumulation of interest on a single premium paid by the policyholder. After a number of years, as specified in the annuity contract, the annuitant may elect to take the proceeds of the annuity either in a single payment or in a series of payments for life, for a fixed number of years, or for a combination of these payment options. We introduced two new types of SPDA in December 2000, under which the annual crediting rate is guaranteed for either a three-year or a five-year period. As of September 30, 2001, sales of these multi-year rate-guaranteed SPDAs accounted for 50% of new sales in 2001.

FPDAs are similar to SPDAs in many respects, except that the FPDA allows additional premium payments in varying amounts by the policyholder without the filing of a new application. Our SPDAs and FPDAs generally have an interest rate (the "crediting rate") that is guaranteed by us for the first policy year. After the first policy year, we have the discretionary ability to change the crediting rate to any rate at or above a guaranteed minimum rate. The guaranteed rate on all policies in force and new issues ranges from 3% to 4%. The initial crediting rate is largely a function of the interest rate we can earn on invested assets acquired with new annuity fund deposits and the rates offered on similar products by our competitors. For subsequent adjustments to crediting rates, we take into account the yield on our investment portfolio, annuity surrender assumptions, competitive industry pricing and crediting rate history for particular groups of annuity policies with similar characteristics.

Approximately 24% of our fixed rate annuity sales have been "bonus" products. The initial crediting rate on these products specifies a bonus crediting rate ranging from 1% to 7% of the annuity deposit for the first policy year only. After the first year, the bonus interest portion of the initial crediting rate is automatically discontinued, and the renewal crediting rate is established. Generally, there is a compensating adjustment in the commission paid to the agent to offset the first year interest bonus. In all situations, we obtain an acknowledgment from the policyholder, upon policy issuance, that a specified portion of the first year interest will not be paid in renewal years. As of June 30, 2001, crediting rates on our outstanding SPDAs and FPDAs generally ranged from 5.35% to 7.00% excluding interest bonuses guaranteed for the first year. The average crediting rate on FPDAs and SPDAs including interest bonuses was 6.19%, and the average crediting rate on those products excluding bonuses was 5.65%.

The policyholder is typically permitted to withdraw all or a part of the premium paid, plus accrued interest credited to the account (the "accumulation value"), subject to the assessment of a surrender charge for withdrawals in excess of specified limits. Most of our SPDAs and FPDAs provide for penalty-free withdrawals of up to 10% of the accumulation value each year after the first year, subject to limitations. Withdrawals in excess of allowable penalty-free amounts are assessed a surrender charge during a penalty period which generally ranges from three to fifteen years after the date the policy is issued. This surrender charge is initially 9% to 25% of the accumulation value and generally decreases by approximately one to two percentage points per year during the surrender charge period. Surrender charges are set at levels to protect us from loss on early terminations and to reduce the likelihood of policyholders terminating their policies during periods of increasing interest rates. This practice lengthens the effective duration of the policy liabilities and enables us to maintain profitability on such policies.

Our SPIAs are designed to provide a series of periodic payments for a fixed period of time or for life, according to the policyholder's choice at the time of issue. The amounts, frequency, and length of time of the payments are fixed at the outset of the annuity contract. SPIAs are often purchased by persons at or near retirement age who desire a steady stream of payments over a future period of years. The single premium is often the payout from a terminated annuity contract. The implicit interest rate on SPIAs is based on market conditions when the policy is issued. The implicit interest rate on our outstanding SPIAs averaged 5.25% at June 30, 2001.

Equity-Index Annuities.  Equity-index annuities accounted for approximately 75% of the total annuity deposits collected during 2000 and approximately 33% for the six months ended June 30, 2001. These products allow purchasers to earn investment returns linked to equity index appreciation without the risk of loss of their principal.

The annuity contract value is equal to the premiums paid as increased for returns which are based upon a percentage (the "participation rate") of the annual appreciation (based in certain situations on monthly averages) in a recognized index or benchmark. The participation rate, which we may reset annually, generally varies among the equity-index products from 65% to 100%. Some of the products also have an "asset fee" of from 1% to 4% which is deducted from the interest to be credited. The assets fees may be adjusted annually by us, subject to stated maximums. In addition, some products apply an overall maximum limit (or "cap") on the amount of annual interest the policy holder may earn in any one contract year, and the applicable cap also may be adjusted annually subject to stated minimums. The minimum guaranteed contract values are equal to 80% to 100% of the premium collected plus interest credited at an annual rate of 3%. The annuities provide for penalty-free withdrawals of up to 10% of premium or accumulation value (depending on the product) in each year after the first year of the annuity's term. Other withdrawals are subject to a surrender charge ranging initially from 9% to 25% over a surrender period of from five to fifteen years. During the applicable surrender charge period, the surrender charges on some equity-index products remain level, while on other equity-index products, the surrender charges decline by one to two percentage points per year.

After a number of years, as specified in the annuity contract, the annuitant may elect to take the proceeds of the annuity either in a single payment or in a series of payments for life, for a fixed number of years or for a combination of these payment options. We purchase call options on the applicable indexes as an investment to provide the income needed to fund the amount of the annual appreciation required to be credited on the equity-index products.

Variable Annuity.  Variable annuities differ from equity-index and fixed rate annuities in that the policyholder, rather than the insurance company, bears the investment risk and the policyholder's rate of return is dependent upon the performance of the particular investment option selected by the policyholder. Profits on variable annuities are derived from the fees charged to contract owners rather than from the investment spread. Sales to date have been insignificant and account for less than 1% of total annuity deposits as of June 30, 2001.

In December 1997, we entered into a strategic alliance with Farm Bureau Life Insurance Company for the development, marketing and administration of variable annuity products. This agreement enabled us to introduce variable products into our product line. An affiliate of Farm Bureau provides the administrative support necessary to manage this business, and is paid an administrative fee for those services. We share in 30% of the risks, costs and operating results of these products through a reinsurance arrangement. See the discussion under "—Reinsurance" for additional information regarding this arrangement as well as Farm Bureau's beneficial ownership of our common stock. Our variable product became available for sale in the third quarter of 1998.

Life Insurance.  These products include traditional ordinary and term, universal life and other interest-sensitive life insurance products. As a result of the acquisition of the National Guard life insurance business from American Life and Casualty Insurance Company, we are one of the largest life insurance carriers for members of the state National Guard Associations, with more than $1.5 billion of life insurance in force. We intend to continue offering a complete line of life insurance products for individual and group markets.

Investments

Investment activities are an integral part of our business, and investment income is a significant component of our total revenues. Profitability of many of our products is significantly affected by spreads between interest yields on investments and rates credited on annuity liabilities. Although substantially all credited rates on SPDAs and FPDAs may be changed annually, changes in crediting rates may not be sufficient to maintain targeted investment spreads in all economic and market environments. In addition, competition and other factors, including the potential for increases in surrenders and withdrawals, may limit our ability to adjust or to maintain crediting rates at levels necessary to avoid narrowing of spreads under certain market conditions. As of June 30, 2001, the average yield, computed on the amortized cost basis of our investment portfolio, was 7.46%; the average interest rate credited or accruing to our fixed rate annuity liabilities, excluding interest bonuses guaranteed for the first year of the annuity contract, was 5.65%.

We manage the equity-based risk component of our equity-index annuities by purchasing call options on the applicable indexes to hedge such risk and adjusting the participation rates, asset fee rates and other product features to reflect the change in the cost of such options (which varies based on market conditions).

For additional information regarding the composition of our investment portfolio and our interest rate risk management, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 3 to the audited consolidated financial statements included elsewhere in this prospectus.

  Overall Composition of Invested Assets

    At December 31, 2000 and 1999, the carrying value of fixed securities and equity securities were as follows:

	As of December 31,
	2000	1999
	Carrying Amount	Carrying Amount
	(Dollars in thousands)
Fixed maturity securities:
Available for sale:
United States Government and agencies	$1,038,151	$602,998
State, municipal and other governments	4,884	4,160
Public utilities	11,200	10,839
Corporate securities	295,801	272,292
Redeemable preferred stocks	8,515	8,416
Mortgage and asset-backed securities	116,009	98,315

	$1,474,560	$997,020

Held for investment:
United States Government and agencies	$353,808	$323,312
Redeemable preferred stocks	75,472	75,155

	$429,280	$398,467

Equity securities:
Non-redeemable preferred stocks	$5,845	$6,623
Common stocks	826	990

	$6,671	$7,613

The table below presents our total fixed maturity securities by NAIC Designation and the equivalent ratings of the nationally recognized securities rating organizations as of December 31, 2000 and 1999, as well as the percentage, based on estimated fair value, that each designation comprises.

		As of December 31, 2000				As of December 31, 1999
NAIC Rating	Rating Agency Equivalent	Amortized Cost	Carrying Amount	% of Total Carrying Amount		Amortized Cost	Carrying Amount	% of Total Carrying Amount
(Dollars in thousands)
1	Aaa/Aa/A	$	$		%	$	$		%
2	Baa
3	Ba
4	B
5	Caa and lower
6	In or near default

	Total public fixed maturities	$		$100%		$		$100%

The amortized cost and estimated fair value of fixed maturity securities at December 31, 2000 and 1999, by contractual maturity, are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. All of the Company's mortgage-backed and asset-backed securities provide for periodic payments throughout their lives, and are shown below as a separate line.

	Available for sale		Held for investment
December 31, 2000	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(Dollars in thousands)
Due after one year through five years	$38,702	$36,671	$—	$—
Due after five years through ten years	246,402	247,027	—	—
Due after ten years through twenty years	789,228	787,888	—	—
Due after twenty years	332,120	286,965	429,280	365,023

	1,406,452	1,358,551	429,280	365,023
Mortgage-backed and asset-backed securities	116,924	116,009	—	—

	$1,523,376	$1,474,560	$429,280	$365,023

	Available-for-sale		Held for investment
December 31, 1999	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(Dollars in thousands)
Due after one year through five years	$13,815	$13,480	$—	$—
Due after five years through ten years	148,997	144,702	—	—
Due after ten years through twenty years	492,735	469,618	—	—
Due after twenty years	312,972	270,905	398,467	315,975

	968,519	898,705	398,467	315,975
Mortgage-backed and asset-backed securities	101,946	98,315	—	—

Total	$1,070,465	$997,020	$398,467	$315,975

Marketing

We market our products through a variable cost brokerage distribution network. We emphasize high quality service to our agents and policyholders. Approximately 95% of new annuity policies are issued within 48 hours of our receipt of the application and initial premium, and commissions to agents are paid weekly. We believe these factors have been significant in building excellent relationships with our existing agency force.

As of June 30, 2001, we had recruited approximately 31,000 independent agents and agencies ranging in profile from national sales organizations to personal producing general agents. We aggressively recruit new agents and expect to continue to expand our independent agency force. In our recruitment efforts, we emphasize that agents have direct access to our executive officers, giving us an edge in recruiting over larger and foreign-owned competitors. We are currently licensed to sell our products in 45 states and the District of Columbia. We have applied or anticipate applying for licenses to sell our products in the remaining states.

The insurance brokerage distribution system is comprised of insurance brokers and marketing organizations. We are pursuing a strategy to increase the size of our brokerage distribution network by developing relationships with national and regional marketing organizations. These organizations typically recruit agents for us by advertising our products and our commission structure, through direct mail advertising, or through seminars for insurance agents and brokers. These organizations bear most of the cost incurred in marketing our products. We compensate marketing organizations by paying them a percentage of the commissions earned on new annuity and life policy sales generated by the agents recruited in such organizations. We also conduct other incentive programs for agents from time to time. We generally do not enter into exclusive arrangements with these marketing organizations.

One of our national marketing organizations accounted for approximately 11% of the annuity deposits and insurance premium collections during the first six months of 2001. The states with the largest share of direct premiums collected in 2000 are: California (15.7%), Florida (11.8%), Texas (9.8%), Illinois (7.1%) and Pennsylvania (6.3%).

Competition and Ratings

We operate in a highly competitive industry. Most of our competitors are substantially larger and enjoy substantially greater financial resources, higher ratings by rating agencies, broader and more diversified product lines and more widespread agency relationships. Our annuity products compete with equity-index, fixed rate and variable annuities sold by other insurance companies and also with mutual fund products, traditional bank investments and other investment and retirement funding alternatives offered by asset managers, banks, and broker-dealers. Our insurance products compete with other insurance companies, financial intermediaries and other institutions based on a number of features, including premium rates, policy terms and conditions, service provided to distribution channels and policyholders, ratings by rating agencies, reputation and broker compensation.

The sales agents for our products use the ratings assigned to an insurer by independent rating agencies as one factor in determining which insurer's annuity to market. In recent years, the market for annuities has been dominated by those insurers with the highest ratings. Our life subsidiary has received a financial strength rating of "A- (Excellent)" from A.M. Best Company and "A-" from Standard & Poor's.

Financial strength ratings generally involve quantitative and qualitative evaluations of a company's financial condition and operating performance. Generally, rating agencies base their ratings upon information furnished to them by the insurer and upon their own investigations, studies and assumptions. Ratings are based upon factors of concern to policyholders, agents and intermediaries and are not directed toward the protection of investors and are not recommendations to buy, sell or hold securities.

A.M. Best ratings currently range from A++ (Superior) to F (In Liquidation), and include 16 separate ratings categories. Within these categories, A++ (Superior) and A+ (Superior) are the highest, followed by A (Excellent) and A- (Excellent). Publications of A.M. Best indicate that the A and A- ratings are assigned to those companies that, in A.M. Best's opinion, have demonstrated excellent overall performance when compared to the standards established by A.M. Best and have demonstrated a strong ability to meet their obligations to policyholders over a long period of time.

Standard & Poor's insurer financial strength ratings currently range from AAA to NR, and include 21 separate ratings categories. Within these categories, AAA and AA are the highest, followed by A and BBB. Publications of Standard & Poor's indicate that an insurer rated "BBB" or higher is regarded as having financial security characteristics that outweigh any vulnerabilities, and is highly likely to have the ability to meet financial commitments. In addition, an insurer with a rating of "A-" is regarded as having strong financial security characteristics.

A.M. Best and Standard & Poor's review their ratings of insurance companies from time to time. There can be no assurance that any particular rating will continue for any given period of time or that it will not be changed or withdrawn entirely if, in their judgment, circumstances so warrant. If our life subsidiary's rating were to be downgraded for any reason, we could experience a material decline in the sales of our products and the persistency of our in-force business.

Reinsurance

Consistent with the general practice of the life insurance industry, our life subsidiary enters into agreements of indemnity reinsurance with other insurance companies in order to reinsure portions of the coverage provided by its life, accident and health insurance products. Indemnity reinsurance agreements are intended to limit a life insurer's maximum loss on a large or unusually hazardous risk or to diversify its risks. Indemnity reinsurance does not discharge the original insurer's primary liability to the insured. Our reinsured business is primarily ceded to two reinsurers. We believe the assuming companies are able to honor all contractual commitments, based on our periodic review of their financial statements, insurance industry reports and reports filed with state insurance departments.

Effective January 1, 2001, our life insurance subsidiary entered into a reinsurance transaction with a subsidiary of Swiss Reinsurance Company ("Swiss Re") which includes a coinsurance segment on a 2% quota share basis and yearly renewable term segment reinsuring a portion of death benefits payable on annuities produced after January 1, 2001. The 2% quota share coinsurance transaction provides reinsurance to the extent of 2% of all risks associated with our annuity policies beginning with policies issued in January 2001. We receive a 2% expense allowance for this segment which is captured over a five-year period from the profits emerging from the reinsured block of policies. The segment of the reinsurance is anticipated to provide up to $20 million in surplus benefit based upon projected production in 2001.

The second segment is yearly renewable term reinsurance whereby Swiss Re's subsidiary reinsures risks associated with the death benefits on our annuity products to the extent such benefits exceed the cash surrender values of the applicable contracts. We receive an expense allowance on this segment equal to 2.25% to 3% of the first year premiums on annuities issued after January 2001, up to a maximum of $15 million. This segment of the reinsurance is anticipated to provide up to $15 million in surplus benefit based upon projected production in 2001.

As of September 30, 2001, the policy risk retention limit was $100,000 or less on all policies issued by us. Reinsurance ceded by us was immaterial and reinsurance that we assumed (through the acquisition of two blocks of in-force insurance from American Life and Casualty Insurance Company) represented approximately 7% of net life insurance in force.

During 1998, our life subsidiary entered into a modified coinsurance agreement to cede 70% of its variable annuity business to an affiliate of Farm Bureau Life Insurance Company. As of September 30, 2001, Farm Bureau beneficially owned 32.25% of our common stock. Under this agreement and related administrative services agreements, we paid Farm Bureau's affiliate $118,000 and $120,000 for the years ended December 31, 2000 and 1999, respectively. The modified coinsurance agreement has an initial term of four years and will continue thereafter until termination by written notice at the election of either party. Any such termination will apply to the submission or acceptance of new policies, and business reinsured under the agreement prior to any such termination is not eligible for recapture before the expiration of 10 years.

Regulation

Life insurance companies are subject to regulation and supervision by the states in which they transact business. State insurance laws establish supervisory agencies with broad regulatory authority, including the power to:

  •
  grant and revoke licenses to transact business;

  •
  regulate and supervise trade practices and market conduct;

  •
  establish guaranty associations;

  •
  license agents;

  •
  approve policy forms;

  •
  approve premium rates for some lines of business;

  •
  establish reserve requirements;

  •
  prescribe the form and content of required financial statements and reports;

  •
  determine the reasonableness and adequacy of statutory capital and surplus;

  •
  perform financial, market conduct and other examinations;

  •
  define acceptable accounting principles;

  •
  regulate the type and amount of permitted investments; and

  •
  limit the amount of dividends and surplus note payments that can be paid without obtaining regulatory approval.

State insurance regulators and the National Association of Insurance Commissioners, or NAIC, continually reexamine existing laws and regulations, and may impose changes in the future.

Our life subsidiary is subject to periodic examinations by state regulatory authorities. The Iowa Insurance Division completed an examination of our life subsidiary as of December 31, 1997 in 1998. No adjustments were recommended or required as a result of this examination. An examination for the three year period ending December 31, 2000 is underway and is expected to be completed on or before November 30, 2001. We have not been informed of any material adjustments which will be recommended or required as a result of this examination.

Most states have also enacted regulations on the activities of insurance holding company systems, including acquisitions, extraordinary dividends, the terms of surplus notes, the terms of affiliate transactions and other related matters. We are registered pursuant to such legislation in Iowa. Recently, a number of state legislatures have considered or have enacted legislative proposals that alter, and in many cases, increase, the authority of state agencies to regulate insurance companies and holding company systems.

Most states, including Iowa, where our life subsidiary is domiciled, have enacted legislation or adopted administrative regulations affecting the acquisition of control of insurance companies as well as transactions between insurance companies and persons controlling them. The nature and extent of such legislation and regulations currently in effect vary from state to state. However, most states require administrative approval of the direct or indirect acquisition of 10% or more of the outstanding voting securities of an insurance company incorporated in the state. The acquisition of 10% of such securities is generally deemed to be the acquisition of "control" for the purpose of the holding company statutes and requires not only the filing of detailed information concerning the acquiring parties and the plan of acquisition, but also administrative approval prior to the acquisition. In many states, the insurance authority may find that "control" in fact does not exist in circumstances in which a person owns or controls more than 10% of the voting securities.

Although the federal government does not directly regulate the business of insurance, federal legislation and administrative policies in several areas, including pension regulation, age and sex discrimination, financial services regulation, securities regulation and federal taxation can significantly affect the insurance business. In addition, legislation has been passed which could result in the federal government assuming some role in regulating insurance companies and which allows combinations between insurance companies, banks and other entities.

In 1998, the Securities and Exchange Commission requested comments as to whether equity-index annuities, such as those sold by us, should be treated as securities under the federal securities laws rather than as insurance products. Treatment of these products as securities would likely require additional registration and licensing of these products and the agents selling them, as well as cause us to seek additional marketing relationships for these products.

State insurance regulators and the NAIC are continually reexamining existing laws and regulations and developing new legislation for passage by state legislatures and new regulations for adoption by insurance authorities. Proposed laws and regulations or those still under development pertain to insurer solvency and market conduct and in recent years have focused on:

  •
  insurance company investments;

  •
  risk-based capital ("RBC") guidelines, which consist of regulatory targeted surplus level based on the relationship of statutory capital and surplus, with prescribed adjustments, to the sum of stated percentages of each element of a specified list of company risk exposures;

  •
  the implementation of non-statutory guidelines and the circumstances under which dividends may be paid;

  •
  product approvals;

  •
  agent licensing;

  •
  underwriting practices; and

  •
  insurance and annuity sales practices.

For example, the NAIC has promulgated proposed changes to statutory accounting standards. These initiatives may be adopted by the various states in which we are licensed, but the ultimate content, timing and impact of any statutes and regulations adopted by the states cannot be determined at this time.

The NAIC's RBC requirements are intended to be used by insurance regulators as an early warning tool to identify deteriorating or weakly capitalized insurance companies for the purpose of initiating regulatory action. The RBC formula defines a new minimum capital standard which supplements low, fixed minimum capital and surplus requirements previously implemented on a state-by-state basis. Such requirements are not designed as a ranking mechanism for adequately capitalized companies.

The NAIC's RBC requirements provide for four levels of regulatory attention depending on the ratio of a company's total adjusted capital to its RBC. Adjusted capital is defined as the total of statutory capital, surplus, asset valuation reserve and certain other adjustments. Calculations using the NAIC formula at December 31, 2000, indicate that the ratio of total adjusted capital to RBC for us exceeded the highest level at which regulatory action might be triggered by over 4 times.

Our life subsidiary also may be required, under the solvency or guaranty laws of most states in which it does business, to pay assessments up to certain prescribed limits to fund policyholder losses or liabilities of insolvent insurance companies. These assessments may be deferred or forgiven under most guaranty laws if they would threaten an insurer's financial strength and, in certain instances, may be offset against future premium taxes. Assessments related to business reinsured for periods prior to the effective date of the reinsurance are the responsibility of the ceding companies. Given the short period of time since the inception of our business, we believe that assessments, if any, will be minimal.

Federal Income Taxation

The annuity and life insurance products that we market and issue generally provide the policyholder with a federal income tax advantage, as compared to other savings investments, such as certificates of deposit and taxable bonds, in that federal income taxation on any increases in the contract values of these products is deferred until it is received by the policyholder. With other savings investments, the increase in value is taxed as earned. Annuity benefits and life insurance benefits, which accrue prior to the death of the policyholder, are generally not taxable until paid. Life insurance death benefits are generally exempt from income tax. Also, benefits received on immediate annuities are recognized as taxable income ratably, as opposed to the methods used for some other investments that tend to accelerate taxable income into earlier years.

From time to time, various tax law changes have been proposed that could have an adverse effect on our business, including the elimination of all or a portion of the income tax advantage for annuities and life insurance. If legislation were enacted to eliminate the tax deferral for annuities, such a change would have an adverse effect on our ability to sell non-qualified annuities. Non-qualified annuities are annuities that are not sold to an individual retirement account or other qualified retirement plan.

Our life subsidiary is taxed under the life insurance company provisions of the Internal Revenue Code of 1986, as amended (the "Code"). Provisions in the Code require a portion of the expenses incurred in selling insurance products to be capitalized and deducted over a period of years, as opposed to being immediately deducted in the year incurred. This provision increases the tax for statutory accounting purposes which reduces statutory surplus and, accordingly, decreases the amount of cash dividends that may be paid to us by our life subsidiary.

Employees

As of June 30, 2001, we had 160 full-time employees, of which 150 are located in Des Moines, Iowa, and 10 are located in the Pell City, Alabama office. We have experienced no work stoppages or strikes and consider our relations with our employees to be excellent. None of our employees are represented by a union.

Other Subsidiaries

We formed American Equity Investment Properties, L.C., an Iowa limited liability company, to hold title to an office building in Birmingham, Alabama, where a portion of our life subsidiary's operations were conducted. The building was sold in 1998, and American Equity Investment Properties, L.C. now holds the remaining cash proceeds from the sale of the building. There are no present plans to dissolve American Equity Investment Properties, L.C., which may be used in the future to facilitate other aspects of our business.

On February 16, 1998, we formed American Equity Capital, Inc., an Iowa corporation, in connection with the introduction of variable products as a part of our product mix. American Equity Capital, Inc. acts as the broker-dealer for the sale of our variable products and will recruit other broker-dealers to establish a distribution network for these products.

On July 9, 1999, we formed American Equity Capital Trust I, a Delaware statutory business trust. On October 25, 1999, we formed American Equity Capital Trust II, a Delaware statutory business trust. We formed these trusts in connection with the issuance of two issues of trust preferred securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Properties

We do not own any real estate. We lease space for our principal offices in West Des Moines, Iowa, pursuant to written leases for approximately 26,550 square feet at an annual rental of $480,588. The leases expire on June 30, 2004 and have a renewal option of an additional five year term at a rental rate equal to the then prevailing fair market value. We also lease space for our office in Pell City, Alabama, pursuant to a written lease dated January 3, 2000, for approximately 3,380 square feet at an annual rental of $43,095. This lease expires on December 31, 2004.

Legal Proceedings

From time to time, we are subject to legal proceedings and claims in the ordinary course of business. Although we cannot ascertain the amount of liability that we may incur from any of these matters, we do not currently believe that, in the aggregate, they will have a material adverse effect on our financial position, results of operations or cash flow.

AMERICAN EQUITY CAPITAL TRUST III

General

The trust is a statutory business trust created under Delaware law pursuant to a declaration of trust and a certificate of trust, as filed with the Secretary of State of the State of Delaware on November 6, 2001. The declaration of trust will be amended and restated in its entirety, referred to as the "declaration," substantially in the form filed by us and the trust with the SEC and incorporated by reference into the registration statement of which this prospectus forms a part. The declaration will be qualified as an indenture under the Trust Indenture Act of 1939, as amended.

The purchasers of the trust preferred securities will own all of the issued and outstanding preferred securities of the trust. We will directly or indirectly acquire common securities of the trust in a total liquidation amount equal to at least 3% of the total capital of the trust and will own all of the issued and outstanding common securities of the trust. The trust exists for the exclusive purposes of:

  •
  issuing the trust preferred securities and the trust common securities representing undivided beneficial interests in the assets of the trust;

  •
  investing the gross proceeds of the trust preferred securities and the trust common securities in the debentures; and

  •
  engaging in only those other activities necessary or incidental thereto.

Because the trust was established only for the purposes listed above, the debentures will be the trust's sole assets. Payments on the debentures will be the trust's sole sources of additional income. The trust has a term of approximately 30 years, but may be terminated earlier as provided in the declaration.

The number of trustees initially will be four. Two of the trustees, referred to as "administrative trustees," are our employees or officers. First Union Trust Company, National Association will act as the property trustee under the declaration, as guarantee trustee under the trust preferred securities guarantee, as indenture trustee for the purposes of the Trust Indenture Act and as Delaware trustee. The property trustee and the Delaware trustee may at any time be removed or replaced by the holder of the trust common securities or, if an event of default under the declaration of trust has occurred and is continuing, the holders of a majority in liquidation amount of the trust preferred securities. In no event will the holders of trust preferred securities have the right to vote to appoint, remove or replace the administrative trustees; such voting rights will be vested exclusively in the holder of the trust common securities. See "Description of Securities—The Guarantees" in this prospectus.

The property trustee will hold title to the debentures for the benefit of the trust and the holders of the trust preferred securities and trust common securities. So long as the debentures are held by the trust, the property trustee will have the power to exercise all rights, powers, and privileges of a holder of debentures under the indenture. In addition, the property trustee will maintain exclusive control of a segregated non-interest bearing bank account to hold all payments made in respect of the debentures for the benefit of the holders of the trust preferred securities and trust common securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust preferred securities and trust common securities out of funds from the property account. First Union Trust Company, National Association will hold the guarantee for the benefit of the holders of the trust preferred securities. We, as the direct or indirect holder of all the trust common securities, will have the right to appoint, remove or replace any trustee (subject to the limitations set forth in the declaration), and to increase or decrease the number of trustees. We will pay all fees, expenses, debts and obligations (other than with respect to the trust preferred securities and trust common securities) related to the trust and the offering of the trust preferred securities.

The rights of the holders of the trust preferred securities, including economic rights, rights to information and voting rights are set forth in the declaration, the Delaware Business Trust Act, the indenture and the Trust Indenture Act. See "Description of Securities—Certain Terms of the Trust Preferred Securities" in this prospectus.

MANAGEMENT

Directors and Executive Officers

Set forth below is information regarding our directors and executive officers as of the date of this prospectus. There are no family relationships among any directors or executive officers.

Name	Age	Position
David J. Noble(1)(4)	69	Chairman of the Board, Chief Executive Officer, President and Treasurer
Kevin R. Wingert	43	President of American Equity Investment Life Insurance Company
James M. Gerlach(1)(4)	59	Executive Vice President and Director
Robert L. Hilton(2)	73	Director
John M. Matovina(3)	47	Director
Ben T. Morris	55	Director
David S. Mulcahy(3)	49	Director
A. J. Strickland, III(2)	59	Director
Harley A. Whitfield(2)(3)	71	Director
John C. Anderson	38	Director
Terry A. Reimer	56	Executive Vice President
Wendy L. Carlson	41	Chief Financial Officer and General Counsel
Debra J. Richardson	45	Senior Vice President and Secretary

(1)
Member of the Executive Committee

(2)
Member of the Compensation Committee

(3)
Member of the Audit Committee

(4)
Member of the Investment Committee

David J. Noble has served as our Chairman, President and Treasurer and Chairman of our life subsidiary since their formation in 1995. Mr. Noble was also President of our life subsidiary from the inception of our company until March 2001. Mr. Noble was Chief Executive Officer of The Statesman Group Inc. from 1982 through 1994 and was a director of Statesman (from 1975) and its President (from 1979) until he left to form our company at the end of 1995. Mr. Noble has been active in the insurance industry for over 45 years. Mr. Noble is a director of Twenty Services, Inc., an Alabama corporation.

Kevin R. Wingert was appointed President of our life subsidiary in March 2001. He served as Vice President for Marketing of that subsidiary from 1996. He served as Regional Vice President of Marketing for American Life and Casualty Insurance Company, a subsidiary of Statesman, from 1988 to 1996. Mr. Wingert has been active in the insurance industry for over 17 years.

James M. Gerlach has served as a director since 1997 and Executive Vice President of our company since 1996 and as a director, Executive Vice President and Chief Marketing Officer of our life subsidiary since 1996. Prior to joining us, Mr. Gerlach served as Executive Vice President and Secretary of American Life and Casualty Insurance Company, a subsidiary of Statesman, and as Executive Vice

President and Treasurer of Vulcan Life Insurance Company, a subsidiary of American Life and Casualty Insurance Company. Mr. Gerlach has been active in the insurance industry for over 35 years.

John M. Matovina has been a director of our company since 2000. Mr. Matovina is a private investor and has been a financial consultant to us since 1997. From November 1983 through November 1996, he was a senior financial officer of The Statesman Group, Inc. and many of its subsidiaries, and, prior to The Statesman Group, Inc.'s acquisition in September 1994, he served as The Statesman Group, Inc.'s Chief Financial Officer, Treasurer and Secretary. Mr. Matovina is a certified public accountant and has over 18 years of experience as a financial officer in the insurance industry.

Robert L. Hilton has been a director of our company since 1996. Mr. Hilton served as Executive Vice President of Insurance Data Resources Statistical Services, Inc., Boca Raton, Florida from 1997 until December 1999. From 1992 to 1996, he served as President of TIDE Consulting Co., Destin, Florida. Mr. Hilton is a former director of The Statesman Group Inc., and served for over 40 years as Senior Vice President of the National Council of Compensation Insurance, Boca Raton, Florida.

Ben T. Morris has been a director of our company since 1997. Mr. Morris has served as President and Chief Executive Officer of Sanders Morris Harris (formerly Sanders Morris Mundy) since July 1996, and has served as director of Pinnacle Global Group, a financial services and investment banking firm, since Pinnacle acquired Sanders Morris Harris in February 2000. Mr. Morris is also a director of Capital Title Group.

David S. Mulcahy has been a director of our company and of our life subsidiary since 1996. Mr. Mulcahy is an active investor in private companies, and, since 1987, he has been the Chairman of Monarch Manufacturing Company, Waukee, Iowa. Mr. Mulcahy is a certified public accountant who acted as the senior tax partner for Ernst & Young LLP, where he was employed from 1976 through 1994.

A. J. Strickland III has been a director of our company since 1996. Since 1968, Dr. Strickland has been a Professor at the University of Alabama School of Business. Dr. Strickland is a director of Twenty Services, Inc., and a former director of The Statesman Group, Inc.

Harley A. Whitfield has been a director of our company since 1996. Mr. Whitfield is an attorney who is of counsel to Whitfield & Eddy, P.L.C., Des Moines, Iowa. Mr. Whitfield was a partner with Whitfield & Eddy, P.L.C. from 1956 through 1994. Mr. Whitfield served as general corporate counsel for The Statesman Group, Inc. for over 30 years.

John C. Anderson has been a director of our company since 1998. He is the Associate Medical Director for our life subsidiary. Dr. Anderson is a member of the Southbrooke Health Center, Pell City, Alabama, where he has practiced chiropractic medicine since 1990. He is on the staff at St. Clair Regional Hospital, and has served on the Physician Advisory Committee for Blue Cross/Blue Shield of Alabama. Dr. Anderson holds a certification in disability and impairment rating, and is a member of the Academy of MUA Physicians and the American Academy of Pain Management.

Terry A. Reimer has served as Executive Vice President of our company and as a director, Executive Vice President, Chief Operating Officer and Treasurer of our life subsidiary since 1996. Mr. Reimer was Executive Vice President, Treasurer and Chief Operating Officer of American Life and Casualty Insurance Company from 1988 through November 1996. Mr. Reimer is a certified public accountant and has been involved in the insurance industry for over 30 years.

Wendy L. Carlson has served as Chief Financial Officer and General Counsel of our company and as General Counsel of our life subsidiary since June 1999. Before becoming an employee, she served as outside corporate counsel for our company from our inception in 1995. Ms. Carlson was previously a partner in the firm of Whitfield & Eddy, P.L.C., Des Moines, Iowa, where she practiced law from 1985 until June 1999. She served as one of the corporate attorneys for The Statesman Group, Inc. for over 10 years. Ms. Carlson is also a certified public accountant.

Debra J. Richardson has served as Senior Vice President and Secretary of our company and as a director, Vice President and Secretary of our life subsidiary since June 1996. Ms. Richardson was employed by The Statesman Group, Inc. from 1977 through April 1996, serving in various positions including Vice President-Shareholder/Investor Relations and Secretary. Ms. Richardson has been involved in the insurance industry for 20 years.

Committees of the Board of Directors

We currently have four permanent board committees: executive committee, audit committee, compensation committee and investment committee.

Executive Committee.  The executive committee, among other things, performs the following functions:

  •
  except as prohibited by applicable law, exercises, between meetings of our board, all of the powers and authority of the board in our direction and management;

  •
  reviews corporate matters presented, or to be presented, to our board; and

  •
  makes recommendations to the board on policy matters.

The members of the executive committee are Messrs. Noble and Gerlach.

Audit Committee.  The audit committee, among other things, performs the following functions:

  •
  makes recommendations to our board concerning the engagement of independent auditors;

  •
  monitors and reviews the quality and activities of our independent auditors; and

  •
  monitors the adequacy of our operating and internal controls as reported by management and the independent auditors.

The members of the audit committee are Messrs. Matovina, Mulcahy and Whitfield.

Compensation Committee.  The compensation committee, among other things, performs the following functions:

  •
  reviews salary, benefits and other compensation of our chief executive officer;

  •
  makes recommendations to our board regarding the salary, benefits and other compensation of our chief executive officer; and

  •
  administers our employee stock option plan.

The members of the compensation committee are Messrs. Hilton, Strickland and Whitfield.

Investment Committee.  The investment committee, among other things, performs the following functions:

  •
  manages our assets and liabilities;

  •
  makes recommendations to our board regarding investment policy; and

  •
  reviews procedures and practices relating to our investment activities.

The members of the investment committee are Messrs. Noble and Gerlach.

Compensation of Directors

Each member of the board of directors who is not an officer of our company receives $500 per day for attending meetings of the board of directors or meetings of committees of the board of directors, plus reimbursement of expenses for attending those meetings. In addition, pursuant to the 2000 Director Stock Option Plan, directors who are not employees of our company could receive options to purchase shares of our common stock; however, no such grants have been made.

Compensation Committee Interlocks and Insider Participation

The board of directors has established a compensation committee, the members of which are directors who are not our employees.

Executive Compensation

The following table sets forth certain information with respect to the annual and long-term compensation of our chief executive officer and our other highly compensated executive officers whose total salary and bonus exceeded $100,000 for the three years ended December 31, 2000. The amounts shown are aggregate compensation from our company and our subsidiaries.

Summary Compensation Table

Long-Term Compensation Awards Securities Underlying Options/SARS(2)
Annual Compensation
Name and Principal Position					All Other Compensation(3)
	Year	Salary(1)	Bonus
David J. Noble Chairman, President and Chief Executive Officer	2000 1999 1998	$60,000 60,000 60,000	$-0- -0- -0-	-0- -0- 1,200,000	$1,200 1,200 1,200
Kevin R. Wingert President, life subsidiary	2000 1999 1998	75,000 73,749 70,000	25,277 15,000 -0-	60,000 19,500 -0-	2,006 1,775 1,476
James M. Gerlach Executive Vice President	2000 1999 1998	120,000 120,000 120,000	6,382 10,000 5,000	47,250 2,750 -0-	2,677 2,400 2,400
Terry A. Reimer Executive Vice President	2000 1999 1998	120,000 120,000 120,000	6,382 10,000 5,000	47,250 2,750 -0-	2,834 2,400 2,400
Wendy L. Carlson Chief Financial Officer and General Counsel	2000 1999	120,000 68,305	6,341 5,000	45,000 52,500	2,527 -0-

(1)
Includes employee tax-deferred contributions to our 401(k) savings plan.

(2)
Except for Mr. Noble, all awards were made under our 1996 Incentive Stock Option Plan and our 2000 Employee Stock Option Plan. The number of securities for Mr. Noble includes warrants to purchase 240,000 shares of common stock, all of which were exercised in 2000, and options to purchase 960,000 shares of common stock.

With
respect to the 240,000 warrants exercised by Mr. Noble in 2000, we loaned him the aggregate exercise price of $800,000 pursuant to a forgivable loan agreement. The forgivable loan agreement is with full recourse, and is not collateralized by the shares issued in connection with the exercise of the warrants. The loan is repayable in five equal annual installments of principal and interest, each of which may be forgiven if Mr. Noble remains continuously employed by us in his present capacities, subject to specified exceptions. Forgiven amounts will constitute compensation to Mr. Noble in the year the forgiveness occurs.

In
addition to the number of securities listed, Messrs. Noble, Gerlach and Reimer received management subscription rights to purchase shares of common stock in connection with a rights offering in December 1997. Those executive officers received the right to purchase one share of common stock for each share owned and one-half share of common stock for each stock option held at the close of business on December 1, 1997. These management subscription rights have an exercise price of $5.33 per share and may be exercised at any time prior to December 1, 2002. Mr. Noble received 1,680,000 management subscription rights and Mr. Gerlach and Mr. Reimer each received 116,750 management subscription rights.

(3)
Represents employer contributions to our 401(k) savings plan.

The following table sets forth information concerning stock options granted during the fiscal year ended December 31, 2000 to our chief executive officer and our other highly compensated officers.

Options Granted in Last Fiscal Year

	Individual Grants(1)
	Number of Securities Underlying Options/ SARS Granted	% of Total Options/ SARS Granted to Employees in Fiscal Year			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name			Exercise or Base Price	Expiration Date
					5%	10%
David J. Noble	None	—	—	—	—	—
Kevin R. Wingert	60,000	12.4%	9.67	12/30/10	$364,885	$924,689
James M. Gerlach	47,250	9.8%	9.67	12/30/10	287,347	728,193
Terry A. Reimer	47,250	9.8%	9.67	12/30/10	287,347	728,193
Wendy L. Carlson	45,000	9.8%	9.67	12/30/10	273,663	693,517

(1)
All employee options granted during 2000 have an exercise price per share equal to the estimated fair value of our common stock on the date of grant, and are exercisable immediately.

(2)
As required by the Securities and Exchange Commission, these columns show gains that may exist for the respective options, assuming that the fair value for our common stock appreciates from the date of grant for the duration of the options at the annual rates of 5% and 10% respectively. If the price of our common stock does not increase above the exercise price at the time of exercise, the value realizable from these options will be zero.

The following table sets forth information concerning the exercise of stock options during the fiscal year ended December 31, 2000, by our chief executive officer and our other highly compensated executive officers and the fiscal year-end value of the unexercised options.

Aggregate Option Exercises and Fiscal Year-end Values

Name	Shares Acquired on Exercise	Value Realized(1)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End(2) Exercisable (E)/ Unexercisable (U)	Value of Unexercised In-The-Money Options/SARs at Fiscal Year-End(1) Exercisable (E)/ Unexercisable (U)
David J. Noble	240,000	$1,521,600	(E) 960,000 (U) None	(E) $4,640,000 (U) None
Kevin R. Wingert	None	None	(E) 112,500 (U) None	(E) 252,500 (U) None
James M. Gerlach	None	None	(E) 138,000 (U) None	(E) 536,750 (U) None
Terry A. Reimer	None	None	(E) 135,000 (U) None	(E) 517,750 (U) None
Wendy L. Carlson	None	None	(E) 97,500 (U) None	(E) 122,500 (U) None

(1)
Values equal to the excess of the fair market value of a share of common stock on the date of exercise over the exercise price. For purposes of this table, fair market value was deemed to be $9.67 per share, based upon the value determined by the board of directors to be the fair market value set as the exercise price for options granted to employees in March 2000.

(2)
Does not include management subscription rights (see footnote (2) to Summary Compensation Table). Based upon a deemed fair market value of $9.67 per share of common stock, Mr. Noble's 1,680,000 management subscription rights had a value of

  $7,291,200 and Mr. Gerlach's and Mr. Reimer's 116,250 management subscription rights each had a value of $504,525 at fiscal year end.

Except for the stock options granted to Mr. Noble, all stock options were granted under our 1996 Incentive Stock Option Plan and the 2000 Employee Stock Option Plan.

Stock-based Plans

2000 Employee Stock Option Plan.  Our 2000 Employee Stock Option Plan was adopted by our board of directors in May 2000, and was approved by our stockholders in June 2000. The 2000 Employee Stock Option Plan provides for the issuance of options to purchase a maximum of 1,800,000 shares of our common stock to our employees. Options granted under the 2000 Employee Stock Option Plan may be exercised for a period of no more than ten years from the date of grant. Unless sooner terminated by the board of directors, the 2000 Employee Stock Option Plan will terminate on June 30, 2010, and no additional awards may be made under the 2000 Employee Stock Option Plan after that date.

Options granted under the 2000 Employee Stock Option Plan may be either "incentive stock options" within the meaning of Section 422 of the Code or nonqualified stock options and entitle the optionee, upon exercise, to purchase shares of common stock from us at a specified exercise price per share. Incentive stock options must have a per-share exercise price of no less than the fair market value of a share of common stock on the date of grant or, if the optionee owns or is treated as owning (under Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of our stock, 110% of the fair market value of a share of common stock on the date of the grant. Nonqualified stock options granted under the 2000 Employee Stock Option Plan must have a per-share exercise price of no less than the fair market value of a share of common stock on the date of the grant. Options are not transferable other than by laws of descent and distribution and will generally be exercisable during an optionee's lifetime only by the optionee.

Our Compensation Committee will administer the 2000 Employee Stock Option Plan and has the authority, subject to the provisions of the 2000 Employee Stock Option Plan, to determine who will receive awards under the 2000 Employee Stock Option Plan and the terms of such awards. The maximum number of shares which may be granted to any employee in any one year is 225,000. The Compensation Committee has the authority to determine whether to include a vesting schedule for any option grant; provided that, in the absence of such a schedule, all options vest six months after the date of grant. The Compensation Committee has the authority to adjust the number of shares available for options, the number of shares subject to outstanding options and the exercise price for options following the occurrence of events such as stock splits, dividends, distributions and recapitalizations. However, without the approval of our stockholders, and except in connection with a stock split, stock dividend or similar event, the Compensation Committee will not lower the exercise price for any outstanding options or issue any replacement options for options previously granted at a higher exercise price.

The Compensation Committee may provide that the exercise price of an option may be paid in cash, common stock or by a promissory note. The Compensation Committee may also permit a "cashless exercise" arrangement whereby an optionee delivers an exercise notice and irrevocable instructions to an approved registered broker to sell shares and deliver the exercise price in cash to us. Applicable law imposes certain requirements on options granted under the 2000 Employee Stock Option Plan including that the options must expire no later than ten years from grant, that the options not be separately transferable other than by gift, will or intestacy, that the exercise price must not be less than the current market price for the common stock at the time of grant, and that the plan must be approved by the stockholders and a majority of our directors who are not interested persons.

In the event of a change of control of our company, or upon the death or disability of the optionee, any outstanding options under the 2000 Employee Stock Option Plan will be immediately fully exercisable by an optionee or his designated beneficiary. A change of control includes the acquisition by any person of more than 20% of our outstanding voting stock, the election of two or more directors in opposition to the director nominees proposed by management, the transfer of all or substantially all of our assets or a merger or share exchange in which we are not the surviving corporation.

The 2000 Employee Stock Option Plan may be amended by the board of directors, except that the board may not (i) change any option previously made under the 2000 Employee Stock Option Plan in a manner which would impair the recipients' rights without their consent or (ii) amend the 2000 Employee Stock Option Plan without approval of our stockholders, if required by law.

2000 Director Stock Option Plan.  Our 2000 Director Stock Option Plan was adopted by our board of directors in April 2000 and was approved by our stockholders in June 2000. The 2000 Director Stock Option Plan provides for the issuance of options to purchase a maximum of 225,000 shares of common stock to nonemployee directors of our company. Options granted under the 2000 Director Stock Option Plan may be exercised for a period of no more than ten years from the date of grant. Unless sooner terminated by our board of directors, the 2000 Director Stock Option Plan will terminate on June 30, 2010, and no additional awards may be made under the 2000 Director Stock Option Plan after that date.

Options granted under the 2000 Director Stock Option Plan will be nonqualified stock options under the Code and entitle the optionee, upon exercise, to purchase shares of common stock from us at an exercise price per share no less than the fair market value of a share of common stock on the date of the grant. Options will not be transferable other than by laws of descent, and distribution will generally be exercisable during an optionee's lifetime only by the optionee.

Our board of directors will administer the 2000 Director Stock Option Plan and have the authority, subject to the provisions of the 2000 Director Stock Option Plan, to determine who will receive awards under the 2000 Director Stock Option Plan and the terms of such awards. The maximum number of shares which may be granted to any director in any one year is 10,500. The board has the authority to determine whether to include a vesting schedule for any option granted; provided that, in the absence of such a schedule, all options vest six months after the date of grant. The board has the authority to adjust the number of shares available for options, the number of shares subject to outstanding options and the exercise price for options following the occurrence of events such as stock splits, dividends, distributions and recapitalizations. However, without the approval of our stockholders, and except in connection with a stock split, stock dividend or similar event, the board will not lower the exercise price for any outstanding options or issue any replacement options for options previously granted at a higher exercise price.

Applicable laws impose certain requirements on options granted under the 2000 Director Stock Option Plan including that the options must expire no later than ten years from grant, that the options not be separately transferable other than by gift, will or intestacy, that the exercise price must not be less than the current market price for the common stock at the time of grant and that the plan must be approved by our stockholders.

In the event of a change of control of our company, or upon the death or disability of the optionee, any outstanding options under the 2000 Director Stock Option Plan will be immediately fully exercisable by an optionee or his or her designated beneficiary. A change of control includes the acquisition by any person of more than 20% of our outstanding voting stock, the election of two or more directors in opposition to the director nominees proposed by management, the transfer of all or substantially all of our assets or a merger or share exchange in which we are not the surviving corporation.

The 2000 Director Stock Option Plan may be amended by the board of directors, except that the board may not (i) change any option previously made under the 2000 Director Stock Option Plan in a manner which would impair the recipients' rights without their consent or (ii) amend the 2000 Director Stock Option Plan without approval of our stockholders, if required by law.

Employment Arrangements

Our executive officers do not have employment agreements or fixed terms and serve at the pleasure of our board of directors.

Compensation Committee Report

The compensation committee is comprised of three directors who are not our employees. The compensation committee makes recommendations to the board of directors as to the amount and form of compensation to be paid to Mr. Noble as President and CEO. The compensation committee also will be responsible for granting stock options under the 2000 Employee Stock Option Plan. The compensation of other executive officers is determined by Mr. Noble.

Our compensation programs are designed to:

  (i)
  attract and retain highly qualified and motivated executive officers and employees;

  (ii)
  encourage and reward achievement of our annual and long-term goals; and

  (iii)
  encourage executive officers and employees to become shareholders with interests aligned with those of other shareholders.

Our executive compensation program includes base pay, discretionary annual cash bonuses, and long-term incentive opportunities through the use of stock options.

Mr. Noble has elected to receive an annual base salary of $60,000 since our formation in December 1995, and has received no cash bonuses. In 2000, the compensation committee reviewed Mr. Noble's compensation and made recommendations to the board of directors concerning an increase in Mr. Noble's compensation and a cash bonus to reflect his leadership, the scope of his responsibilities and the Company's growth and profitability. However, Mr. Noble did not accept the salary increase and bonus in 2000. He did receive a five-year forgivable loan in the aggregate principal amount of $800,000 in connection with the exercise of warrants. The payments on this loan will be treated as compensation to Mr. Noble if and when such payments are forgiven. See Note 2 to the Summary Compensation Table above.

COMPENSATION COMMITTEE
A.J. Strickland, III, Chair
Harley A. Whitfield
Robert L. Hilton

CERTAIN TRANSACTIONS

General Agency Commission and Servicing Agreement

We have a general agency commission and servicing agreement with American Equity Investment Service Company, which is wholly owned by Mr. Noble, whereby the service company acts as a national supervisory agent with responsibility for paying commissions to our agents. Under the terms of the agreement, the service company agreed to pay a specified portion of the commissions due to our agents on new annuity business written by our life subsidiary, and our life subsidiary agreed to pay renewal and other commissions to the service company on this business, principally based upon the account balances of the annuities remaining in force over a specified period. Under the agreement, our life subsidiary is required to comply with certain recurring obligations, the breach of which will constitute an event of default. The agreement is not assignable without the prior written consent of the other party and terminates on June 30, 2005.

During the years ended December 31, 2000, 1999 and 1998, the service company paid $28,400,000, $37,723,000 and $19,933,000, respectively, to our agents. We paid renewal commissions to the service company during the years ended December 31, 2000, 1999 and 1998 of $20,449,000, $7,001,000 and $5,328,000, respectively.

The service company has assigned its rights under the agreement to a lender as collateral security for a $45,000,000 line of credit made to Mr. Noble as borrower and recontributed by him as a loan to the service company. The agreement has also been assigned as collateral security for a line of credit made to us to the extent the borrowings are loaned to the service company. In 1999 we agreed to loan to the service company up to $50,000,000 pursuant to a promissory note bearing interest at the "reference rate" of the financial institution which is our principal lender. Principal and interest are payable quarterly over five years from the date of the advance. We also made loans to the service company in 1999 from other funds. At December 31, 1999, total amounts advanced to and interest receivable from the service company were $18,175,000 and $581,957, respectively.

Future payments by the life subsidiary on business in force at December 31, 2000 are dependent upon the account balances on the annuities remaining in force on each remaining quarterly renewal commission payment date. Estimated future renewal commission payments by the life subsidiary would be: $22,551,000 for 2001; $21,335,000 for 2002; $16,755,000 for 2003; and $12,532,000 for 2004.

Variable Product Alliance

During 1998 our life subsidiary entered into a modified coinsurance agreement to cede 70% of its variable annuity business to Equitrust Life Insurance Company. Equitrust is an affiliate of Farm Bureau Life Insurance Company which, as of September 30, 2001, beneficially owned 32.25% of our common stock. Under this agreement and related administrative services agreements, we paid Equitrust $118,000 and $120,000 for the years ended December 31, 2000 and 1999, respectively. The modified coinsurance agreement has an initial term of four years and will continue thereafter until termination by written notice at the election of either party. Any such termination will apply to the submission or acceptance of new policies, and business reinsured under the agreement prior to any such termination is not eligible for recapture before the expiration of 10 years.

PRINCIPAL STOCKHOLDERS

The following table sets forth information known to us with respect to beneficial ownership of our common stock as of September 30, 2001, by (A) each stockholder known by us to be the beneficial owner of more than 5% of our common stock; (B) each director and nominee for director of us; (C) our chief executive officer and each of our other most highly compensated executive officers; and (D) all executive officers, directors and nominees for directors as a group.

	Shares Beneficially Owned(1)		Warrants, Options, Subscription Rights Included in Number of Shares Beneficially Owned(2)
Name of Beneficial Owner(3)
	Number	Percent
David J. Noble(3)(4)	4,099,500	23.87	2,640,000
James M. Gerlach(5)(6)	347,250	2.35	254,250
John C. Anderson	10,650	*	—
Robert L. Hilton	3,750	*	—
John M. Matovina(7)	18,000	*	—
Ben T. Morris	68,019	*	23,211
David S. Mulcahy(4)(5)	96,000	*	30,000
A. J. Strickland, III(6)	234,000	1.60	105,000
Harley A. Whitfield	36,000	*	15,000
Terry A. Reimer(5)(6)	345,750	2.34	251,250
Kevin R. Wingert	150,600	1.03	112,500
Wendy L. Carlson	111,300	*	97,500
All executive officers, directors and nominees for directors as a group (13 persons)	5,713,041	31.32	3,706,086
5% Owners
Farm Bureau Life Insurance Company(4) 5400 University Avenue West Des Moines, Iowa 50266	4,687,500	32.25
Conseco Companies 11825 North Pennsylvania Street Carmel, Indiana 46032	1,369,500	9.42

*
Less than 1%.

(1)
Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act and generally includes voting and investment power with respect to securities, subject to community property laws, where applicable.

(2)
Except for Mr. Noble's stock options with respect to 960,000 shares of common stock, all stock options are granted pursuant to the American Equity Investment 1996 Incentive Stock Option Plan.

(3)
Includes 1,203,000 shares owned by Mr. Noble, 19,500 shares held in a self-directed retirement plan account and 237,000 shares owned by Twenty Services, Inc. Mr. Noble beneficially owns 53% of Twenty Services, Inc.

(4)
Of the 4,687,500 shares beneficially owned by Farm Bureau Life Insurance Company, 1,869,873 shares are on deposit in a voting trust which has a term of ten years ending on December 31, 2007. Under the terms of the voting trust, the voting trustees named therein control all voting rights attributable to the shares deposited in the voting trust, while Farm Bureau Life Insurance Company retains the economic rights to those shares. The voting trustees are David J. Noble, David S. Mulcahy and Debra J. Richardson, each of whom is a director or an executive officer of us. Each of the voting trustees disclaims any beneficial ownership with respect to these shares. Farm Bureau Life Insurance Company has a "right of first refusal" to maintain a 20% ownership interest in our issued and outstanding equity securities.

(5)
In addition to the shares reflected in this table, Mr. Gerlach and Mr. Reimer each have Deferred Compensation Agreements with us pursuant to which they will receive shares of common stock on a deferred payment basis for services rendered during our initial start-up period. Further, Mr. Mulcahy has a Deferred Compensation Agreement with us pursuant to which he will receive shares of common stock on a deferred payment basis for consulting services he provided in 1997. These shares will be issued only upon the occurrence of certain trigger events, including death, disability, retirement or board of directors action. Under their respective Deferred Compensation Agreements, Mr. Gerlach is entitled to receive 24,285 shares; Mr. Reimer is entitled to receive 19,845 shares; and Mr. Mulcahy is entitled to receive 28,125 shares.

(6)
Dr. Strickland's ownership includes 54,000 shares held by his children. Mr. Reimer's ownership interest includes 3,000 shares owned by his spouse. Mr. Gerlach's ownership interest includes 3,000 shares owned jointly with his spouse.

(7)
Mr. Matovina's shares are held in a self-directed retirement plan account.

In addition to our equity securities reflected in the table above, certain of the directors and executive officers beneficially own shares of the 8% Convertible Trust Preferred Securities issued by one of our subsidiary trusts. Messrs. Noble, Gerlach, Mulcahy and Reimer own 2,000, 1,000, 4,000 and 1,000 of such securities, respectively, and the directors and executive officers as a group (13 persons) own 9,000 of such securities. Such securities are convertible into our common stock on a three-for-one basis.

The address of each of the beneficial owners other than Ben T. Morris, Farm Bureau Life Insurance Company and Conseco Companies is c/o American Equity Investment Life Holding Company, 5000 Westown Parkway, Suite 440, West Des Moines, Iowa 50266. The address for Ben T. Morris is c/o Sanders Morris Mundy Inc., 3100 Chase Tower, Houston, Texas 77002. The addresses for Farm Bureau Life Insurance Company and Conseco Companies are provided above.

DESCRIPTION OF SECURITIES

This prospectus contains the material terms and conditions the trust preferred securities, the debentures and the guarantee. However, the summaries in this prospectus are not meant to be a complete description of these securities. For more information, refer to the declaration, the indenture and the guarantee. Forms of these documents are filed as exhibits to the registration statement of which this prospectus is a part. All terms used in this prospectus that are not defined in this prospectus have the meanings given to them in the declaration, the indenture or the guarantee, as the case may be.

Certain Terms of the Trust Preferred Securities

General.  The declaration authorizes the administrative trustees to issue, on behalf of the trust, the trust securities, which are comprised of the trust preferred securities to be sold to the public, and the trust common securities, all of which will be owned by us. The trust securities represent undivided beneficial ownership interests in the assets of the trust. First Union Trust Company, National Association, as property trustee, acts as indenture trustee for the declaration for purposes of compliance with the Trust Indenture Act of 1939, as amended. The declaration will be qualified as an indenture under the Trust Indenture Act. The terms of the trust preferred securities will include those stated in the declaration and those made a part of the declaration under the Trust Indenture Act.

The trust common securities rank equal with, and payments are made thereon on a pro rata basis with, the trust preferred securities, except that upon the occurrence of an event of default under the declaration the rights of the holders of the trust common securities to receive payment of periodic distributions and payments upon liquidation, redemption and otherwise are subordinated to the rights of the holders of trust preferred securities. See "—Subordination of Trust Common Securities" in this prospectus. Title to the debentures, which constitute the sole assets of the trust, is held by the property trustee for the benefit of the holders of the trust securities. The declaration does not permit the trust to issue any securities, other than the trust common securities and trust preferred securities described herein, or to incur any indebtedness. We have guaranteed the payment of distributions out of moneys held by the trust, and payments upon redemption of the trust preferred securities or liquidation of the trust, to the extent described under "—Certain Terms of the Guarantee" in this prospectus. The guarantee is held by the guarantee trustee for the benefit of the holders of the trust preferred securities. The guarantee does not cover payment of distributions or payments upon redemption of the trust preferred securities or liquidation of the trust when the trust does not have sufficient available funds to make such distributions or payments. In such event, the remedy of a holder of trust preferred securities is to:

  •
  vote to direct the property trustee to enforce the property trustee's rights under the debentures; or

  •
  if the trust fails to pay distributions as a result of our failure to pay interest on or principal of the debentures (other than as a result of an extension period under the debentures), institute a proceeding directly against us for enforcement of payment to such holder of the principal of or interest on the debentures having a principal amount equal to the aggregate liquidation amount of the trust preferred securities of such holder on or after the respective due date specified in the debentures. See "—Voting Rights" in this prospectus.

Distributions.  Distributions on the trust preferred securities accrue at an annual rate of [  •  ]% of the stated liquidation amount of $25 per trust preferred security (equal to $[  •  ] per year per trust preferred security). Distributions in arrears will bear interest at a rate per year of [  •  ]% compounded quarterly. The term "distribution" as used in this prospectus includes any interest payable on unpaid distributions, unless otherwise stated. The amount of distributions payable for any period is computed for any full quarterly distribution period on the basis of a 360-day year of twelve 30-day months, and for any period shorter than a full quarterly distribution period for which distributions are computed, on the basis of the actual number of days elapsed per 30-day month.

Distributions on the trust preferred securities are cumulative, accrue from [  •  ] and are payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing [  •  ], 2001, when, as and if available for payment by the property trustee, except as otherwise described below. So long as no event of default has occurred and is continuing under the indenture, we have the right under the indenture to defer payments of interest on the debentures by extending the interest payment period on the debentures, which we refer to as an "extension period." During an extension period no interest shall be due and payable on the debentures. As a consequence of an extension, quarterly distributions on the trust preferred securities would be deferred during any such extension period, though the distributions would continue to accrue with interest compounded quarterly (to the extent permitted by applicable law). In the event that we exercise this deferral right then, during any extension period, we shall not:

  •
  declare or pay dividends on, or make a distribution with respect to, or redeem or purchase or acquire, or make a liquidation payment with respect to, any of our capital stock, other than:

      (a)
      purchases or acquisitions of shares of our common stock or common stock equivalents in connection with our satisfaction of our obligations under any employee benefit or agent plans or our satisfaction of our obligations pursuant to any contract or security requiring us to purchase shares of our common stock or common stock equivalents;

      (b)
      purchases of shares of our common stock or common stock equivalents from our officers or employees or officers or employees of our subsidiaries upon termination of employment or retirement not pursuant to any obligation under any contract or security requiring us to purchase shares of our common stock or common stock equivalents;

      (c)
      as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock;

      (d)
      dividends or distributions of shares of our common stock on our common stock; or

      (e)
      purchases of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

  •
  make any payment of principal, premium or interest on or repay, repurchase or redeem any debt securities, including guarantees, issued by us that rank equal with or junior to the debentures, except by conversion into or exchange for shares of our common stock; and

  •
  make any guarantee payments with respect to any of the foregoing, other than pursuant to the guarantee of the trust preferred securities.

Prior to the termination of any such extension period, we may further extend the extension period, as long as such extension period, together with all previous and further extensions thereof, does not exceed 20 consecutive quarters and the extension period does not extend beyond the maturity of the debentures. Upon the termination of any extension period and the payment of all amounts then due, we may commence a new extension period, subject to the above requirements. Consequently, there could be multiple extension periods of varying lengths throughout the term of the debentures. See "—Certain Terms of the Debentures—Interest" and "Certain Terms of the Debentures—Option to Extend Interest Payment Period" in this prospectus. If distributions are deferred, accrued distributions shall be paid pro rata to the holders of record of trust preferred securities on the first payment date following the extension period as they appear on the books and records of the trust on the record date following the termination of the extension period.

Distributions on the trust preferred securities will be made only to the extent the trust has funds available for that purpose. The amount of such funds will be limited to payments received by the trust from us with respect to the debentures. See "—Certain Terms of the Debentures" in this prospectus. We have guaranteed the payment of distributions out of funds held by the trust, as set forth under "—Certain Terms of the Guarantee" in this prospectus.

Distributions on the trust preferred securities will be payable to holders as they appear on the books and records of the trust on the relevant record dates. As long as the trust preferred securities are represented by a global security, the record dates for the payment of distributions will be one business day before the relevant payment date. If the trust preferred securities are ever issued in certificated form, the record date for the payment of distributions will conform to the rules of any securities exchange on which the trust preferred securities are listed and, if none, shall be selected by the administrative trustees, which dates shall be at least one but not less than sixty business days before the relevant payment dates.

As long as the trust preferred securities are represented by a global security, payments on the trust preferred securities will be made in immediately available funds to The Depository Trust Company, or DTC, the depositary for the trust preferred securities. If the trust preferred securities are ever issued in certificated form, payment of distributions on the trust preferred securities will be made by check mailed on or before the due date to the holders thereof on the relevant record date or by wire transfer to an account appropriately designated by the holder entitled to that payment.

In the event that any date on which distributions are payable on the trust preferred securities is not a business day, payment of the distribution payable on such date will be made on the next succeeding day which is a business day (without any distribution or other payment for any such delay), except that, if such business day is in the next succeeding calendar year, such payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such date that the distributions were due. A "business day" means any day other than a day on which banking institutions in West Des Moines, Iowa or in Wilmington, Delaware, are authorized or required by law to close.

Redemption.  The debentures are redeemable by us, at our option, in whole or in part, at any time on or after five years from issuance. See "Certain Terms of the Debentures—Optional Redemption" in this prospectus. The debentures may also be redeemed for cash, in whole, but not in part, in certain circumstances upon the occurrence of a Redemption Tax Event, which is described below. The redemption price of the debentures shall be 100% of the principal amount of the debentures so redeemed, plus any accrued and unpaid interest thereon to the date fixed for redemption. See "—Special Event Distribution or Redemption" below. The trust securities, which do not have a stated maturity date, must be redeemed upon the repayment of the debentures at their stated maturity ([  •  ]) and upon acceleration or earlier redemption of the debentures. Upon redemption of the debentures, the trust must redeem trust securities on a pro rata basis having an aggregate liquidation amount equal to 100% of the aggregate principal amount of the debentures so redeemed at the redemption price described above, including accrued and unpaid distributions thereon to the date fixed for redemption. In the event that fewer than all of the outstanding trust securities are to be redeemed, the trust securities will be redeemed pro rata from each holder of trust securities, with the understanding that, with respect to trust preferred securities registered in the name of and held of record by DTC or its nominee (or any successor clearing agency or its nominee), the distribution of the proceeds of such redemption will be made to each clearing agency participant (or person on whose behalf such nominee holds such trust preferred securities) in accordance with the procedures approved by such agency or nominee. However, holders of trust preferred securities and trust common securities must be given not less than 30 nor more than 60 days notice of a redemption. See "—Redemption Procedures," "Certain Terms of the Debentures—General" and "Certain Terms of the Debentures—Optional Redemption" in this prospectus.

Special Event Distribution or Redemption.  If, at any time, a Tax Event or an Investment Company Event, each as defined below and referred to as a "Special Event," shall occur and be continuing the administrative trustees shall, unless the debentures are redeemed upon the occurrence of a Redemption Tax Event, as defined below, dissolve the trust with the result that, after satisfaction of creditors, if any, of the trust, debentures would be distributed on a pro rata basis to the holders of trust preferred securities and us, as holder of the trust common securities, in liquidation of the holders' interests in the trust within 90 days following the occurrence of the Special Event, except in the case of an event of default as a result of our failure to pay any amounts under the debentures when due. See "—Subordination of Trust Common Securities" in this prospectus. These distributed debentures would have an aggregate principal amount equal to the aggregate stated liquidation amount of, and have an interest rate identical to the distribution rate of, and have accrued and unpaid interest equal to accrued and unpaid distributions on, and have the same record date for payment as, the trust preferred securities outstanding at that time. As a condition of such dissolution and distribution in the case of the occurrence of a Tax Event, the administrative trustees must receive an opinion of nationally recognized independent tax counsel experienced in such matters, which opinion may rely on published revenue rulings of the Internal Revenue Service, to the effect that the holders of the trust preferred securities will not recognize any gain or loss for United States federal income tax purposes as a result of such dissolution and distribution of debentures. However, if the trust has the opportunity to eliminate the Special Event within the 90-day period by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure which in our reasonable judgment has or will cause no adverse effect on the trust, us or the holders of the trust securities and will involve no material cost, the trust will pursue such measure in lieu of dissolution.

Furthermore, if in the case of the occurrence of a Tax Event,

  •
  the administrative trustees have received an opinion of nationally recognized independent tax counsel experienced in such matters that, as a result of a Tax Event, there is more than an insubstantial risk that we would be precluded from deducting the interest on the debentures for United States federal income tax purposes even if the debentures were distributed to the holders of trust securities in liquidation of such holders' interests in the trust as described above; or

  •
  the administrative trustees shall have been informed by such tax counsel that the opinion described above cannot be delivered to the trust (each such case, a "Redemption Tax Event"),

we shall have the right, upon not less than 30 nor more than 60 days' notice, to cause the redemption of the debentures in whole, but not in part, for cash within 90 days following the occurrence of such Redemption Tax Event at a redemption price equal to 100% of the principal amount of the debentures so redeemed, plus any accrued and unpaid interest thereon to the date fixed for redemption. Promptly following such redemption, the trust securities having an aggregate liquidation amount equal to the aggregate principal amount of the debentures so redeemed will be redeemed by the trust, on a pro rata basis, at a redemption price corresponding to the redemption price for which the debentures were redeemed, including accrued and unpaid interest thereon to the date fixed for redemption. However, if at the time there is available to us or the trust the opportunity to eliminate the Redemption Tax Event within the 90-day period by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure which in our reasonable judgment has or will cause no adverse effect on the trust, us or the holders of the trust securities, and will involve no material cost, we or the trust will pursue such measure in lieu of redemption. Because we are a holding company, our ability to redeem the debentures and, therefore, for the trust to redeem the trust preferred securities, is dependent, to a significant degree, on the ability of our subsidiaries to pay us dividends in sufficient amounts. See "Risk Factors—Our obligations under the debentures and the guarantee rank lower than our other indebtedness, and our holding company structure effectively subordinates any claims against us to those of our subsidiaries' creditors" in this prospectus.

"Tax Event" means that the administrative trustees have received an opinion of nationally recognized independent tax counsel experienced in such matters to the effect that as a result of

  •
  any amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision or taxing authority;

  •
  any amendment to, or change in, an interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority, including the enactment of any legislation and the publication of any judicial decision or regulatory determination;

  •
  any interpretation or pronouncement that provides for a position with respect to such laws or regulations that differs from the generally accepted position; or

  •
  any action taken by any governmental agency or regulatory authority;

which amendment or change is enacted, promulgated, issued or announced or which interpretation or pronouncement is issued or announced or which action is taken, in each case, on or after the date of this prospectus, there is more than an insubstantial risk that

  •
  the trust is, or will be within 90 days of the date of the opinion, subject to United States federal income tax with respect to interest accrued or received on the debentures;

  •
  the trust is, or will be within 90 days of the date of the opinion, subject to more than a minimal amount of other taxes, duties or other governmental charges; or

  •
  interest payable by us on the debentures is not, or within 90 days of the date of the opinion will not be, deductible for United States federal income tax purposes.

Notwithstanding anything in the previous sentence to the contrary, a Tax Event shall not include any event described above that requires us for United States federal income tax purposes to defer taking a deduction for any original issue discount ("OID") that accrues with respect to the debentures until the interest payment related to such OID is paid by us in money, as long as such event does not create more than an insubstantial risk that we will be prevented from taking a deduction for OID accruing with respect to the debentures at a date that is no later than the date the interest payment related to such OID is actually paid by us in money.

"Investment Company Event" means that the administrative trustees shall have received an opinion of nationally recognized independent counsel experienced in practice under the Investment Company Act of 1940, as amended, that as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the trust is or will be considered an "investment company" which is required to be registered under the 1940 Act, which change becomes effective on or after the date of this prospectus.

On the date fixed for any distribution of debentures, upon dissolution of the trust:

  •
  the trust securities will no longer be deemed to be outstanding;

  •
  DTC or its nominee (or any successor clearing agency or its nominee), as the record holder of the trust preferred securities, will receive a registered global certificate or certificates representing the debentures to be delivered upon such distribution; and

  •
  any certificates representing the trust securities, except for certificates representing trust preferred securities held by DTC or its nominee (or any successor clearing agency or its nominee), will be deemed to represent beneficial interests in the debentures having an aggregate principal amount equal to the stated liquidation amount of, and bearing accrued and unpaid interest equal to accrued and unpaid distributions on, such trust securities until such certificates are presented to us or our agent for transfer or reissuance.

Redemption Procedures.  The trust may not redeem fewer than all of the outstanding trust securities unless all accrued and unpaid distributions have been paid on all trust securities for all quarterly distribution periods terminating on or prior to the date of redemption.

If the debentures are distributed to holders of the trust securities, pursuant to the terms of the indenture, we will use our best efforts to have the debentures listed on the New York Stock Exchange or on such other exchange as the trust preferred securities were listed immediately prior to the distribution of the debentures.

In the event of any redemption, the trust shall not be required to:

  •
  issue any trust preferred security during a period beginning at the opening of business 15 days before the day of any selection of trust preferred securities for redemption and ending at the close of business on the day of selection; or

  •
  register the transfer of or exchange of any trust securities so selected for redemption, in whole or in part, except for the unredeemed portion of any trust securities being redeemed in part.

If the trust gives a notice of redemption in respect of trust preferred securities, which notice will be irrevocable, and if we have paid to the property trustee a sufficient amount of cash in connection with the related redemption or maturity of the debentures, then:

  •
  while the trust preferred securities are in book-entry only form, by 12:00 noon, Central time, on the redemption date, the property trustee will irrevocably deposit with DTC funds sufficient to pay the amount payable on redemption or maturity or otherwise with respect to the trust preferred securities and will give DTC irrevocable instructions and authority to pay such amount to the holders of the trust preferred securities; and

  •
  with respect to trust preferred securities issued in certificated form and trust common securities, the property trustee will pay such amount to holders of those trust securities upon surrender of their certificates.

If notice of redemption shall have been given and funds are deposited as required, then upon the date of such deposit, all rights of holders of the trust securities called for redemption will cease, except the right of the holders of such trust securities to receive the redemption price, but without interest on such redemption price. In the event that any date fixed for redemption of trust securities is not a business day, then payment of the amount payable on such date will be made on the next succeeding day which is a business day without any interest or other payment in respect of any such delay, except that if such business day falls in the next calendar year, such payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the date fixed for redemption. In the event that payment of the redemption price for trust securities is improperly withheld or refused and not paid either by the trust or us pursuant to our guarantee, distributions on such trust securities will continue to accrue at the then applicable rate, from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the amount payable upon redemption (other than for calculating any premium).

Subject to the foregoing and applicable law (including, without limitation, United States federal securities laws), we or our subsidiaries may at any time and from time to time purchase outstanding trust preferred securities by tender, in the open market, or by private agreement.

Subordination of Trust Common Securities.  Payment of distributions on, and the amount payable upon redemption of, the trust preferred securities and trust common securities, as applicable, shall be made pro rata based on the liquidation amount of the trust preferred securities and trust common securities. However, if on any distribution date or redemption an event of default under the indenture has occurred and is continuing, no payment may be made on the trust common securities unless all unpaid amounts on the trust preferred securities have been provided for or paid in full.

In the case of any event of default under the declaration, the holder of trust common securities will be deemed to have waived any such event of default until all such events of default with respect to the trust preferred securities have been cured, waived or otherwise eliminated. Until any such event of default with respect to the trust preferred securities has been so cured, waived or otherwise eliminated, the property trustee shall act solely on behalf of the holders of the trust preferred securities and not the holder of the trust common securities, and only the holders of the trust preferred securities will have the right to direct the property trustee to act on their behalf.

Liquidation Distribution upon Dissolution.  In the event of any voluntary or involuntary liquidation, dissolution, winding-up or termination of the trust (each a "Liquidation"), the holders of the trust securities at that time will be entitled to receive pro rata out of the assets of the trust, after satisfaction of liabilities to creditors, a liquidation distribution in an amount equal to the aggregate of the stated liquidation amount of $25 per trust security, plus accrued and unpaid distributions thereon to the date of payment, unless, in connection with a Liquidation related to a Special Event, the trust distributes debentures on a pro rata basis to the holders of trust securities in an aggregate stated principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, the trust securities.

If, upon any Liquidation, other than a Liquidation related to a Special Event as described in the preceding paragraph, the liquidation distribution can be paid only in part because the trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the trust on the trust securities shall be paid on a pro rata basis. The holders of the trust common securities will be entitled to receive distributions upon any such dissolution pro rata with the holders of the trust preferred securities, except that if an event of default under the declaration has occurred and is continuing, the trust preferred securities shall have a preference over the trust common securities with regard to such distributions.

Pursuant to the declaration, the trust shall dissolve:

  •
  on [  •  ], the expiration of the term of the trust;

  •
  upon our bankruptcy;

  •
  upon the filing of a certificate of dissolution or its equivalent with respect to us, or the revocation of our charter and the expiration of 90 days after the date of revocation without a reinstatement thereof;

  •
  upon the filing of a certificate of cancellation with respect to the trust after having obtained the consent of at least a majority in liquidation amount of the trust securities, voting together as a single class, to file such certificate of cancellation;

  •
  upon the distribution of all of the debentures in connection with the occurrence of a Special Event;

  •
  upon the distribution of all the debentures to the holders of trust securities in exchange for all the trust securities in accordance with the terms of the trust securities;

  •
  upon the entry of a decree of a judicial dissolution of us or the trust; or

  •
  when all of the trust securities have been called for redemption and the amounts necessary for redemption have been paid to the holders of trust securities.

Subject to the fifth bullet point above and the terms of the trust securities, following the dissolution of the trust, the trustees shall liquidate the trust and file a certificate of cancellation for its termination.

Merger, Consolidation or Amalgamation of the Trust.  The trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any corporation or other entity, except as described below. The trust may, with the consent of the administrative trustee or, if there are more than two, a majority of the administrative trustees and without the consent of the holders of the trust securities, the property trustee or the Delaware trustee, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any State of the United States; provided, that:

  •
  if the trust is not the survivor, the successor entity either expressly assumes all of the obligations of the trust under the trust securities or substitutes for the trust preferred securities other securities having substantially the same terms as the trust preferred securities (the "Successor Securities"), so long as the Successor Securities rank the same as the trust preferred securities rank with respect to distributions, assets and payments upon liquidation, redemption or otherwise;

  •
  we expressly acknowledge a trustee of the successor entity possessing the same powers and duties as the property trustee as the holder of the debentures;

  •
  the trust preferred securities or any Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or with any other organization which the trust preferred securities are then listed or quoted;

  •
  the merger, consolidation, amalgamation or replacement does not cause the trust preferred securities, including any Successor Securities, to be downgraded by any nationally recognized statistical rating organization;

  •
  the merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities, including any Successor Securities, in any material respect;

  •
  the successor entity has a purpose substantially identical to that of the trust;

  •
  we guarantee the obligations of the successor entity under the Successor Securities at least to the extent as provided by the trust preferred securities guarantee; and

  •
  prior to such merger, consolidation, amalgamation or replacement, we have received an opinion of a nationally recognized independent counsel to the trust reasonably acceptable to the property trustee experienced in such matters to the effect that:

      (a)
      the merger, consolidation, amalgamation or replacement will not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any Successor Securities, in any material respect, other than with respect to any dilution of the holders' interest in the new entity;

      (b)
      following the merger, consolidation, amalgamation or replacement, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended; and

      (c)
      following the merger, consolidation, amalgamation or replacement, the trust, or the successor entity, will be treated as a grantor trust for United States federal income tax purposes.

Events of Default.  An event of default under the indenture constitutes an event of default under the declaration with respect to the trust securities. However, pursuant to the declaration, the holder of the trust common securities will be deemed to have waived any event of default under the declaration with respect to the trust common securities until all declaration events of default with respect to the trust preferred securities have been cured, waived or otherwise eliminated. Until any declaration events of default with respect to the trust preferred securities have been so cured, waived or otherwise eliminated, the property trustee will be deemed to be acting solely on behalf of the holders of the trust preferred securities and only the holders of the trust preferred securities will have the right to direct the property trustee with respect to certain matters under the declaration and, therefore, the indenture.

If the property trustee fails to enforce its rights under the debentures after a holder of trust preferred securities has made a written request, such holder of trust preferred securities may institute a legal proceeding against us to enforce the property trustee's rights under the debentures without first instituting any legal proceeding against the property trustee or any other person or entity. Notwithstanding the foregoing, if an event of default under the declaration has occurred and is continuing and such event is attributable to our failure to pay interest or principal on the debentures on the date such interest or principal is otherwise payable, or in the case of redemption, the redemption date, then a holder of trust preferred securities may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the debentures having a principal amount equal to the aggregate liquidation amount of the trust preferred securities of such holder on or after the respective due date specified in the debentures. In connection with any direct action, we will be subrogated to the rights of such holder of trust preferred securities under the declaration to the extent of any payment made by us to such holder of trust preferred securities in the direct action. The holders of trust preferred securities will not be able to exercise directly any other remedy available to the holders of the debentures.

Upon the occurrence of an event of default under the declaration, the property trustee, as the sole holder of the debentures, or the holders of not less than a majority in principal amount of outstanding debentures, will have the right under the indenture to declare the principal of and interest on the debentures to be immediately due and payable. We and the trust are each required to file annually with the property trustee an officer's certificate as to our compliance with all conditions and covenants under the declaration.

Voting Rights.  Except as described in this prospectus, under the Delaware Business Trust Act, as described below under "—Certain Terms of the Guarantee—Amendments and Assignment," and as otherwise required by law and the declaration, the holders of the trust preferred securities have no voting rights.

Subject to the requirement of the property trustee to obtain a tax opinion in certain circumstances as set forth below, the holders of a majority in liquidation amount of the trust preferred securities, voting separately as a class, have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee, or direct the exercise of any trust or power conferred upon the property trustee under the declaration, including the right to direct the property trustee, as holder of the debentures, to:

  •
  exercise the remedies available to it under the indenture as a holder of the debentures;

  •
  waive any past event of default that is waivable under the indenture;

  •
  exercise any right to rescind or annul a declaration that the principal amount of all the debentures shall be due and payable; or

  •
  consent to any amendment, modification, or termination of the indenture or the debentures where such consent is required.

However, where a consent or action under the indenture would require the consent or act of the holders of more than a majority of the aggregate principal amount of debentures affected thereby, the property trustee may only give such consent or take such action upon the direction of the holders of at least the percentage of the aggregate liquidation amount of the trust preferred securities as the percentage required under the indenture.

The property trustee shall notify all holders of the trust preferred securities of any notice of default received from the indenture trustee with respect to the debentures. The notice shall state that the indenture event of default also constitutes a declaration event of default. Other than with respect to directing the time, method and place of conducting any remedy available to the property trustee as set forth above, the property trustee is under no obligation to take any of the actions described in the above bullet points unless the property trustee has obtained an opinion of independent tax counsel to the effect that, as a result of such action, the trust will not fail to be classified as a grantor trust for United States federal income tax purposes and each holder will be treated as owning an undivided beneficial interest in the debentures.

In the event the consent of the property trustee, as the holder of the debentures, is required under the indenture with respect to any amendment, modification or termination of the indenture, the property trustee shall request the direction of the holders of the trust securities with respect to such amendment, modification or termination and shall vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the trust preferred securities and trust common securities voting together as a single class. However, where a consent under the indenture would require the consent of the holders of more than a majority of the aggregate principal amount of the debentures, the property trustee may only give such consent at the direction of the holders of at least the same percentage in total liquidation amount of the trust securities as the percentage specified in the indenture. The property trustee shall not take any such action in accordance with the directions of the holders of the trust securities unless the property trustee has obtained an opinion of tax counsel to the effect that for the purposes of United States federal income tax the trust will not fail to be classified as a grantor trust.

A waiver of an indenture event of default will constitute a waiver of the corresponding declaration event of default.

Any required approval or direction of holders of the trust preferred securities may be given at a separate meeting of holders of the trust preferred securities convened for such purpose, at a meeting of all of the holders of the trust securities or pursuant to written consent. The administrative trustees will cause a notice of any meeting at which holders of trust preferred securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of trust preferred securities. Each such notice will include a statement setting forth the following information:

  •
  the date of the meeting or the date by which the action is to be taken;

  •
  a description of any resolution proposed for adoption at the meeting on which the holders are entitled to vote or of the matter upon which written consent is sought; and

  •
  instructions for the delivery of proxies or consents.

No vote or consent of the holders of trust preferred securities will be required for the trust to redeem and cancel trust preferred securities or distribute debentures in accordance with the declaration.

Notwithstanding that holders of trust preferred securities are entitled to vote or consent under any of the circumstances described above, any of the trust preferred securities that are owned at such time by us or an affiliate of ours, shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if such trust preferred securities were not outstanding.

Holders of the trust preferred securities have no rights to appoint or remove the administrative trustees, who may be appointed, removed or replaced solely by us as the holder of all of the trust common securities.

Modification of the Declaration.  The declaration may be modified and amended if approved by the administrative trustees and, in certain circumstances, the property trustee, the Delaware trustee and us. If any proposed amendment provides for, or the administrative trustees otherwise propose to effect,

  •
  any action that would adversely affect the powers, preferences or special rights of the trust securities, whether by way of amendment to the declaration or otherwise; or

  •
  the dissolution, winding-up or termination of the trust other than pursuant to the terms of the declaration;

then the holders of the trust securities voting together as a single class will be entitled to vote on the amendment or proposal and the amendment or proposal shall not be effective except with the approval of at least a majority in liquidation amount of the trust securities affected thereby. Furthermore, if any amendment or proposal referred to in the first bullet point above would adversely affect only the trust preferred securities or only the trust common securities, then only the affected class will be entitled to vote on the amendment or proposal and the amendment or proposal shall not be effective except with the approval of a majority in liquidation amount of the trust preferred securities or trust common securities, as applicable.

Notwithstanding the foregoing, no amendment or modification may be made to the declaration if such amendment or modification would:

  •
  cause the trust to be classified for purposes of United States federal income taxation as other than a grantor trust; or

  •
  cause the trust to be deemed an "investment company" required to be registered under the Investment Company Act of 1940, as amended.

Book-Entry-Only Issuance—DTC.  The Depository Trust Company will act as securities depository for the trust preferred securities. The trust preferred securities will be issued in fully-registered form in the name of Cede & Co. (DTC's partnership nominee). The trust will issue one or more fully-registered security certificates as global securities for each of the trust preferred securities in their respective aggregate principal or stated amounts and deposit the certificates with DTC.

DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized book-entry changes in direct participants' accounts. This eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules and regulations that apply to DTC and its participants are on file with the SEC.

If you intend to purchase any of the trust preferred securities in the manner provided by this prospectus you must do so through the DTC system by or through direct participants. The participant that you purchase through will receive a credit for the applicable security on DTC's records. The ownership interest of each actual purchaser of the applicable security, who we refer to as a "beneficial owner," is in turn to be received on the participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the trust preferred securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the applicable security except in the event that use of the book-entry system for the trust preferred securities is discontinued.

To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities. DTC's records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect form time to time.

Neither DTC nor Cede & Co. will consent or vote with respect to the trust preferred securities. Under its usual procedures, DTC would mail an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

The property trustee, on behalf of the trust, will make any payments on the trust preferred securities to DTC. DTC's practice is to credit direct participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC, us or any trustee, subject to any statutory or regulatory requirements as may be in effect from time to time.

We or the applicable trustee will be responsible for the payment of all amounts to DTC. DTC will be responsible for the disbursement of those payments to its participants, and the participants will be responsible for disbursements of those payments to beneficial owners.

DTC may discontinue providing its service as securities depository with respect to the securities at any time by giving reasonable notice to us or the trustee. Under these circumstances, in the event that a successor securities depository is not obtained, we will print and deliver to you certificates for the various trust preferred securities you may own.

Also, in case we decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository) we will print and deliver to you certificates for the various trust preferred securities you may own.

The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable (including DTC), but we take no responsibility for its accuracy.

Neither we, nor any trustee nor the underwriters will have any responsibility or obligation to participants or the persons for whom they act as nominees, with respect to:

  •
  the accuracy of the records of DTC its nominee or any participant;

  •
  any ownership interest in the trust preferred securities; or

  •
  any payments to, or the providing of notice to participants or beneficial owners.

Registrar, Transfer Agent and Paying Agent

If the trust preferred securities do not remain in book-entry only form the following provisions will apply:

  •
  the property trustee will act as paying agent and may designate an additional or substitute paying agent at any time;

  •
  registration of transfers of trust preferred securities will be effected without charge by or on behalf of the trust, but upon payment, with the giving of such indemnity as we or the trust may require, in respect of any tax or other government charges that may be imposed in relation to such transfer; and

  •
  the trust will not be required to register or cause to be registered the transfer of trust preferred securities after those trust preferred securities have been called for redemption.

Information Concerning the Property Trustee.  First Union Trust Company, National Association will act as the property trustee. We and certain of our subsidiaries may maintain deposit accounts and conduct other banking transactions with the property trustee in the ordinary course of our businesses. The property trustee has undertaken, prior to the occurrence of a default with respect to the trust preferred securities or the trust common securities, to perform only such duties as are specifically set forth in the declaration and, after default, to exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to these provisions, the property trustee is under no obligation to exercise any of the powers vested in it by the declaration at the request of any holder of trust preferred securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The holders of trust preferred securities will not be required to offer such indemnity in the event such holders, by exercising their voting rights, direct the property trustee to take any action following a declaration event of default. The property trustee also serves as trustee under the guarantee and the indenture.

Governing Law.  The declaration and the trust preferred securities are governed by, and construed in accordance with, the internal laws of the State of Delaware.

Miscellaneous.  The administrative trustees, who are our officers or employees, are authorized and directed to conduct the affairs of and to operate the trust in such a way that the trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act of 1940, as amended, or characterized as other than a grantor trust for United States federal income tax purposes so that the debentures are treated as indebtedness of us for United States federal income tax purposes. In this regard, the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust or the declaration that the administrative trustees determine in their discretion to be necessary or desirable for such purposes as long as such action does not adversely affect the interests of the holders of the trust preferred securities.

Holders of the trust preferred securities have no preemptive rights.

Certain Terms of the Guarantee

General.  First Union Trust Company, National Association, as guarantee trustee, will hold the guarantee for the benefit of the holders of the trust preferred securities. Pursuant to and to the extent set forth in the guarantee, we will irrevocably and unconditionally agree to pay in full to the holders of the trust preferred securities, except to the extent paid by the trust, as and when due, regardless of any defense, right of setoff or counterclaim which the trust may have or assert, the following payments (the "Guarantee Payments"), without duplication:

  •
  any accrued and unpaid distributions that are required to be paid on the trust preferred securities to the extent the trust has funds available therefor;

  •
  the redemption price, including all accrued and unpaid distributions to the date of redemption, with respect to any trust preferred securities called for redemption by the trust to the extent the trust has funds available therefor; and

  •
  upon a voluntary or involuntary dissolution, winding-up or termination of the trust, other than in connection with the distribution of debentures to the holders of trust preferred securities or the redemption of all the trust preferred securities, the lesser of

      (a)
      the aggregate of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities to the date of payment, to the extent the trust has funds available therefor; and

      (b)
      the amount of assets of the trust remaining available for distribution to holders of trust preferred securities upon the liquidation of the trust.

The holders of a majority in liquidation amount of the trust preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee. Any holder of trust preferred securities may institute a legal proceeding against us to enforce our obligations under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity. If we were to default on our obligation to pay amounts payable on the debentures, the trust would lack available funds for the payment of distributions or amounts payable on redemption of the trust preferred securities or otherwise, and in such event holders of the trust preferred securities would not be able to rely upon the guarantee for payment of such amounts. Instead, a holder of the trust preferred securities would be required to rely on the enforcement:

  •
  by the property trustee of its rights, as registered holder of the debentures, against us pursuant to the terms of the debentures;

  •
  by such holder of trust preferred securities of its right against us to enforce payments on the debentures; See "—Certain Terms of the Debentures" in this prospectus; or

  •
  by the indenture trustee of its right to enforce the escrow agreement.

The declaration provides that each holder of trust preferred securities, by acceptance of the trust preferred securities, agrees to the provisions of the guarantee and the indenture.

The guarantee is a guarantee with respect to the trust preferred securities from the time of issuance of such trust preferred securities but does not apply to any payment of distributions or the redemption price upon redemption of the trust preferred securities, or to such payments upon the dissolution, winding-up or termination of the trust, except to the extent the trust has funds available therefor. If we do not make interest payments on the debentures, the trust will not pay distributions on the trust preferred securities and will not have funds available for paying distributions. See "Certain Terms of the Debentures" in this prospectus. The guarantee, when taken together with our obligations under the debentures, the indenture (which provides that we may defer payments of interest on the debentures) and the declaration, including our obligations to pay costs, expenses, debts and liabilities of the trust (other than with respect to the trust securities), effectively provides a full and unconditional guarantee by us of payments due on the trust preferred securities issued by the trust, subject to our right to defer payments of interest on the debentures.

We also separately have agreed to irrevocably and unconditionally guarantee the obligations of the trust with respect to the trust common securities to the same extent as the guarantee with respect to the trust preferred securities, except that upon the occurrence and during the continuation of an event of default under the indenture, holders of trust preferred securities shall have priority over holders of trust common securities with respect to distributions and payments on liquidation, redemption or otherwise.

Certain of our Covenants.  In the guarantee, we have covenanted that, so long as any trust preferred securities remain outstanding, if:

  •
  we have exercised our option to defer interest payments on the debentures by extending the interest payment period and such extension is continuing;

  •
  we are in default with respect to our payment or other obligations under the guarantee; or

  •
  any event has occurred and is continuing that, with the giving of notice or the lapse of time or both, would constitute an indenture event of default;

then we shall not:

  •
  declare or pay dividends on, or make a distribution with respect to, or redeem or purchase or acquire, or make a liquidation payment with respect to, any of our capital stock, other than:

      (a)
      purchases or acquisitions of shares of our common stock or common stock equivalents in connection with our satisfaction of our obligations under any employee benefit or agent plans or our satisfaction of our obligations pursuant to any contract or security requiring us to purchase shares of our common stock or common stock equivalents;

      (b)
      purchases of shares of our common stock or common stock equivalents from our officers or employees or officers or employees of our subsidiaries upon termination of employment or retirement not pursuant to any obligation under any contract or security requiring us to purchase shares of our common stock or common stock equivalents;

      (c)
      as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock;

      (d)
      dividends or distributions of shares of our common stock on our common stock; or

      (e)
      the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

  •
  make any payment of principal of, premium, if any, or interest on or repay, repurchase or redeem any debt securities, including guarantees, issued by us that rank equal with or junior to the debentures; and

  •
  make any guarantee payments with respect to any of the foregoing, other than pursuant to the guarantee of the trust preferred securities.

Amendments and Assignment.  Except with respect to any changes that do not materially adversely affect the rights of holders of trust preferred securities, in which case no consent of holders of trust preferred securities will be required, the guarantee may be amended only with the prior approval of the holders of at least a majority in liquidation amount of all the outstanding trust preferred securities. The manner of obtaining any such approval of holders of the trust preferred securities is as set forth under "—Certain Terms of the Trust Preferred Securities—Voting Rights" in this prospectus. All guarantees and agreements contained in the guarantee bind our successors, assigns, receivers, trustees and representatives and inure to the benefit of the holders of the trust preferred securities then outstanding. Except in connection with any merger or consolidation of our company with or into another entity or any sale, transfer or lease of our assets to another entity as described under

"—Certain Terms of the Debentures—Consolidation, Merger and Sale of Assets" in this prospectus, we may not assign our rights or delegate our obligations under the guarantee without the prior approval of the holders of at least a majority in liquidation amount of the outstanding trust preferred securities.

Termination of the Guarantee.  The guarantee will terminate as to each holder of trust preferred securities upon:

  •
  full payment of the applicable redemption price with respect to all trust preferred securities;

  •
  distribution of the debentures held by the trust to the holders of the trust preferred securities; or

  •
  liquidation of the trust;

and will terminate completely upon full payment of the amounts payable in accordance with the declaration. The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities must restore payment of any sum paid under the trust preferred securities or the guarantee.

Status of the Guarantee.  The guarantee constitutes an unsecured obligation of our company and ranks:

  •
  senior to our common stock;

  •
  equal with the most senior preferred of preference securities issued from time to time by us and with any guarantee we now or hereafter enter into with respect to any preferred or preference securities issued by us or our affiliates; and

  •
  subordinate and junior in right of payment to all our other liabilities except any liabilities that may be equal with the guarantee by their terms.

Our subsidiaries do not guarantee the payment of principal and interest on the debentures and, accordingly, claims of holders of the trust preferred securities effectively are subordinate to the claims of creditors and policyholders of our subsidiaries. In addition, the debentures are subordinate to and junior in right of payment to our senior debt. See "Certain Terms of the Debentures" in this prospectus for more information on the ranking of the guarantee relative to our senior debt.

The guarantee constitutes a guarantee of payment and not of collection; that is, the guaranteed party may directly institute a legal proceeding against us to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity.

Information Concerning the Guarantee Trustee.  The guarantee trustee has undertaken, prior to the occurrence of a default with respect to the guarantee, to perform only such duties as are specifically set forth in the guarantee and, after default with respect to the guarantee, to exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of trust preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred by exercising such powers.

Governing Law.  The guarantee is governed by, and construed in accordance with, the laws of the State of Iowa.

Certain Terms of the Debentures

The trust will invest the proceeds from the issuance and sale of the trust securities in the debentures. Under certain circumstances involving the dissolution of the trust following the occurrence of a Special

Event, debentures may be distributed to the holders of the trust securities in liquidation of the trust. See "—Certain Terms of the Trust Preferred Securities—Special Event Distribution or Redemption" in this prospectus.

General.  First Union Trust Company, National Association will act as indenture trustee under the indenture governing the terms of the debentures. The indenture will be qualified as an indenture under the Trust Indenture Act of 1939, as amended.

The debentures will initially be limited in aggregate principal amount to $100 million or $115 million if the underwriters' over-allotment option is exercised in full. The debentures will not be subject to a sinking fund provision. The entire principal amount of the debentures will mature and become due and payable, together with any accrued and unpaid interest thereon, on [  •  ]. Our obligations under the debentures will be secured by the zero coupon government securities in the escrow account.

If the debentures are distributed to holders of trust preferred securities in certificated form in liquidation of such holders' interest in the trust, they will be issued in denominations of $25 and integral multiples thereof. We anticipate, however, that the debentures would be distributed in the form of one or more global securities and DTC, or any successor depositary for the trust preferred securities, would act as depositary for the debentures. The depositary arrangements for the debentures would be substantially similar to those in effect for the trust preferred securities.

For a description of DTC and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemption, other notices and other matters, see "—Certain Terms of the Trust Preferred Securities—Book-Entry-Only Issuance—DTC" in this prospectus.

In the event debentures are issued in certificated form, principal and interest will be payable, the transfer of the debentures will be registrable and debentures will be exchangeable for debentures of other denominations of a like aggregate principal amount at the corporate trust office of the indenture trustee in Wilmington, Delaware. However, payment of interest on certificated debentures may be made at our option by check mailed to the address of the persons entitled to payment or by wire transfer to an account appropriately designated by the holder entitled to that payment.

There are no covenants or provisions in the indenture that afford holders of debentures protection in the event of a highly leveraged transaction or other similar transaction involving us that may adversely affect such holders.

Interest.  Each debenture bears interest at the rate of [  •  ]% per year which accrues from [  •  ], 2001, and is payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing [  •  ], 2001, to the person in whose name such debenture is registered on the relevant record date. If the debentures are held by the property trustee or are in the form of a global debenture, the record date shall be the close of business on the business day next preceding the interest payment date. Otherwise, the record date shall be the close of business on the date which is 15 days prior to the interest payment date.

The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period will be computed on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the debentures is not a business day, then payment of the interest payable on such date will be made on the next succeeding day which is a business day (without any interest or other payment in respect of any such delay), except that, if such business day is in the next succeeding calendar year, the payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on the date the debentures were due.

Option to Extend Interest Payment Period.  Unless an event of default under the debentures has occurred and is continuing, we have the right at any time during the term of the debentures to defer interest payments from time to time by extending the interest payment period for successive periods not exceeding 20 consecutive quarters for each such period. No extension period may extend beyond the maturity of the debentures. At the end of each extension period, we shall pay all interest then accrued and unpaid together with interest thereon compounded quarterly at the rate specified for the debentures (to the extent permitted by applicable law) ("Compounded Interest"). During any extension period, we shall not:

  •
  declare or pay dividends on, or make a distribution with respect to, or redeem or purchase or acquire, or make a liquidation payment with respect to, any of our capital stock, other than:

      (a)
      purchases or acquisitions of shares of our common stock or common stock equivalents in connection with our satisfaction of our obligations under any employee benefit or agent plans or our satisfaction of our obligations pursuant to any contract or security requiring us to purchase shares of our common stock or common stock equivalents;

      (b)
      purchases of shares of our common stock or common stock equivalents from our officers or employees or officers or employees of our subsidiaries upon termination of employment or retirement not pursuant to any obligation under any contract or security requiring us to purchase shares of our common stock or common stock equivalents;

      (c)
      as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock;

      (d)
      dividends or distributions of shares of our common stock on our common stock; or

      (e)
      the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

  •
  make any payment of principal of, premium, if any, or interest on or repay, repurchase or redeem any debt securities, including guarantees, issued by us that rank equal with or junior to the debentures; or

  •
  make any guarantee payments with respect to any of the foregoing, other than pursuant to the guarantee of the trust preferred securities.

Upon the termination of any extension period and the payment of all amounts then due, we may commence a new extension period, subject to the above requirements. No interest during an extension period, except at the end of the extension period, shall be due and payable. We have no current intention of exercising our right to defer payments of interest by extending the interest payment period on the debentures. If the property trustee is the sole holder of the debentures at the time we select an extension period, we shall give the administrative trustees, the property trustee and the indenture trustee written notice of our selection of an extension period at least one business day prior to the earlier of:

  •
  the date the distributions on the trust preferred securities are payable; or

  •
  the date the trust is required to give notice to any applicable self-regulatory organization or to holders of the trust preferred securities on the record date or the date such distribution is payable, but in any event not less than ten business days prior to such record date.

We shall cause the trust to give notice of the selection of an extension period to the holders of the trust preferred securities. If the property trustee is not the sole holder of the debentures, we shall give the holders of the debentures notice of our selection of an extension period at least ten business days prior to the earlier of:

  •
  the next interest payment date; or

  •
  the date we are required to give notice to any applicable self-regulatory organization or to holders of the debentures on the record or payment date of such related interest payment, but in any event not less than two business days prior to such record date.

Additional Interest.  If at any time while the property trustee is the holder of any debentures, the trust or the property trustee would be required to pay any taxes, duties, assessments or governmental charges of whatever nature, other than withholding taxes, imposed by the United States or any other taxing authority, then, in any such case, we will pay as additional interest ("Additional Interest") on the debentures held by the property trustee such amounts as shall be required so that the net amounts received and retained by the trust and the property trustee after paying any such taxes, duties, assessments or governmental charges will be not less than the amounts the trust and the property trustee would have received had no such taxes, duties, assessments or governmental charges been imposed.

Optional Redemption.  We have the right, at our option, to redeem the debentures, in whole or in part, at any time or from time to time upon not less than 30 nor more than 60 days' notice, in cash at the redemption price, on or after five years from issuance.

The debentures may also be redeemed, in whole only, upon the occurrence of a Redemption Tax Event. The redemption price shall be 100% of the principal amount of the debentures, together with accrued and unpaid interest thereon through the date of redemption. See "—Certain Terms of the Trust Preferred Securities—Special Event Distribution or Redemption" in this prospectus.

Subordination.  The indenture provides that the debentures are subordinate and junior in right of payment to all of our existing and future senior debt. No payment of principal, including redemption payments, if any, premium, if any, or interest on, the debentures may be made if:

  •
  any of our senior debt is not paid when due and any applicable grace period with respect to such default has ended and such default has not been cured or waived, or ceased to exist; or

  •
  the maturity of any of our senior debt has been accelerated because of a default.

Upon any payments by us or distribution of our assets to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium, if any, and interest due or to become due on all of our senior debt must be paid in full before the holders of the debentures are entitled to receive or retain any payment. Upon satisfaction of all claims related to all of our senior debt then outstanding, the rights of the holders of the debentures will be subrogated to the rights of the holders of our senior debt to receive payments or distributions applicable to senior debt until all amounts owing on the debentures are paid in full.

The term "senior debt" means, with respect to us:

  •
  the principal, premium, if any, and interest in respect of

      (a)
      our indebtedness for money borrowed; and

      (b)
      indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by us;

  •
  all of our capital lease obligations;

  •
  all of our obligations issued or assumed as the deferred purchase price of property, all of our conditional sale obligations and all of our obligations under any title retention agreement, but excluding trade accounts payable arising in the ordinary course of business;

  •
  all of our obligations for the reimbursement of any letter of credit, banker's acceptance, security purchase facility (or repurchase agreement) or similar credit transaction;

  •
  all obligations of the type referred to in the four bullet points above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise; and

  •
  all obligations of the type referred to in the five bullet points above of other persons secured by any lien on any of our property or assets, whether or not such obligation is assumed by us,

except for

  •
  any such indebtedness that is by its terms subordinated to or equal with the debentures; and

  •
  any indebtedness between or among us or our affiliates, including all other debt securities and guarantees in respect of those debt securities issued to any other trust, or trustee of such trust, partnership or other entity affiliated with us that is, directly or indirectly, a financing vehicle or financing entity of ours in connection with the issuance by such financing entity of preferred securities or other securities that rank equal with, or junior to, the trust preferred securities.

Our senior debt shall continue to be senior debt and be entitled to the benefits of the subordination provisions of the indenture irrespective of any amendment, modification or waiver of any term of such senior debt, other than any amendment, modification or waiver relating to our escrow of zero coupon government securities described below under "—Escrow of Zero Coupon Securities."

The indenture does not limit the aggregate amount of senior debt that we may issue.

Our subsidiaries do not guarantee the payment of principal or interest on the debentures and, accordingly, claims of holders of the trust preferred securities effectively are subordinate to the claims of creditors and policyholders of our subsidiaries.

As of June 30, 2001, our senior debt aggregated approximately $44.0 million. In addition, because we are a holding company, the debentures are effectively subordinated to all existing and future liabilities of our subsidiaries.

Certain Covenants.  In the indenture, we have covenanted to:

  •
  directly or indirectly maintain 100% ownership of the common securities of the trust, although any permitted successor of us under the indenture may succeed to our ownership; and

  •
  use our reasonable efforts to cause the trust

      (a)
      to remain a statutory business trust, except in connection with the distribution of debentures to the holders of trust securities in liquidation of the trust upon the occurrence of a Special Event requiring dissolution under the declaration, or certain mergers, consolidations or amalgamations, each as permitted by the declaration; and

      (b)
      to otherwise continue to be classified as a grantor trust for United States federal income tax purposes.

Consolidation, Merger and Sale of Assets.  The indenture provides that we will not consolidate with or merge into any other entity or, directly or indirectly, convey, transfer or lease our assets substantially as an entirety unless:

  •
  if we are not the survivor, the successor is a corporation organized in the United States and expressly assumes the due and punctual payment of the principal of, and premium, if any, and interest on, all debentures issued under the indenture and the performance of every other covenant of the indenture on our part; and

  •
  immediately after the consolidation, merger, transfer or lease of assets no event of default under the indenture and no event which, after notice or lapse of time, or both, would become an event of default under the indenture, shall occur and continue.

Upon any such consolidation, merger, conveyance or transfer, the successor corporation shall succeed to and be substituted for us under the indenture and thereafter the predecessor corporation shall be relieved of all obligations and covenants under the indenture and the debentures.

Indenture Events of Default.  The indenture provides that any one or more of the following described events, which has occurred and is continuing, constitutes an indenture event of default with respect to the debentures:

  •
  failure for 30 days to pay interest on the debentures, including any Additional Interest, and Compounded Interest in respect thereof, when due; however, a valid extension of an interest payment period will not constitute a default in the payment of interest, including any Additional Interest and Compounded Interest, for this purpose;

  •
  failure to pay principal of or premium, if any, on the debentures when due whether at maturity, upon redemption, by declaration or otherwise;

  •
  failure to observe or perform any other covenant contained in the indenture for 90 days after notice to us by the indenture trustee or by the holders of not less than a majority in aggregate principal amount of outstanding debentures;

  •
  the dissolution, winding up or termination of the trust, except in connection with the distribution of debentures to the holders of trust preferred securities in liquidation of the trust upon the occurrence of a Special Event requiring dissolution under the declaration, or in connection with certain mergers, consolidations or amalgamations permitted by the declaration; or

  •
  certain events in bankruptcy, insolvency or reorganization of us.

The indenture trustee or the holders of not less than a majority in aggregate principal amount of outstanding debentures may declare the principal of and interest on the debentures due and payable immediately on the occurrence of an indenture event of default. However, after an acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding debentures may, under certain circumstances set forth in the indenture, rescind and annul the acceleration if all indenture events of default, other than the nonpayment of accelerated principal, have been cured or waived as provided in the indenture.

Notwithstanding the foregoing, if an indenture event of default has occurred and is continuing and the indenture event of default is attributable to our failure to pay interest or principal on the debentures on the date such interest or principal is otherwise payable, we acknowledge that, in such event, a holder of trust preferred securities may institute a direct action for payment on or after the respective due date specified in the debentures. We may not amend the indenture to remove the foregoing right to bring a direct action without the prior written consent of the holders of all outstanding trust preferred securities. Notwithstanding any payment made to a holder of trust preferred securities by us in connection with a direct action, we shall remain obligated to pay the principal of or interest on the debentures held by the trust or the property trustee and we shall be subrogated to the rights of the holder of such trust preferred securities with respect to payments on the trust preferred securities to the extent of any payments made by us to a holder in any direct action. The holders of trust preferred securities will not be able to exercise directly any other remedy available to the holders of the debentures.

The holders of not less than a majority in aggregate principal amount of outstanding debentures may, on behalf of the holders of all the debentures, waive any past defaults except:

  •
  a default in payment of the principal of, or premium, if any, or interest on, any debentures, unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the indenture trustee; or

  •
  a default in respect of a covenant or provision of the indenture which cannot be amended or modified without the consent of the holder of each debenture.

However, if the debentures are held by the trust or a trustee of the trust, no waiver shall be effective until the holders of a majority in liquidation amount of trust securities have consented to the waiver. In addition, if the consent of the holders of each outstanding debenture is required, the waiver shall not be effective until each holder of the trust securities has consented to such waiver.

A default under any of our other indebtedness would not constitute an indenture event of default under the debentures. Further, if the maturity of the debentures is accelerated, we may not make any payments on the debentures or guarantee if the maturity of the debentures is accelerated until all of our senior indebtedness has been paid.

Subject to the provisions of the indenture relating to the duties of the indenture trustee in case an indenture event of default shall occur and be continuing, the indenture trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of debentures, unless such holders offer reasonable indemnity to the indenture trustee. Subject to the provision for the indemnification of the indenture trustee, the holders of a majority in aggregate principal amount of the debentures then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or exercising any trust or power conferred on the indenture trustee.

No holder of any debenture has any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless:

  •
  such holder gives the indenture trustee written notice of a continuing indenture event of default;

  •
  the holders of at least a majority in aggregate principal amount of outstanding debentures make written request to the indenture trustee to institute proceedings in respect of the indenture event of default in its own name as indenture trustee;

  •
  such holder offers reasonable indemnity to the indenture trustee to institute a proceeding as indenture trustee;

  •
  the indenture trustee fails to institute a proceeding within 60 days of notice, request and offer of indemnity from the holder; and

  •
  the indenture trustee does not receive from the holders of a majority in aggregate principal amount of the outstanding debentures a direction inconsistent with such request.

However, such limitations do not apply to a suit instituted by a holder of a debenture for enforcement of payment of principal of, or premium, if any, or interest on, such debenture on or after the respective due dates expressed in such debenture.

We are required to file annually with the indenture trustee and the property trustee a certificate as to whether or not we are in compliance with all the conditions and covenants under the indenture.

Modifications and Amendments of the Indenture.  The indenture contains provisions permitting us and the indenture trustee, with the consent of the holders of not less than a majority in aggregate principal amount of outstanding debentures, to modify the indenture or the rights of the holders of debentures by entering into one or more supplemental indentures. However, no such supplemental indenture may, without the consent of the holder of each outstanding debenture affected thereby, among other things:

  •
  extend the stated maturity of the debentures or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof; or

  •
  reduce the percentage in aggregate principal amount of outstanding debentures, the consent of whose holders is required for any such supplemental indenture.

Furthermore, any such supplemental indenture will require, if the debentures are held by the trust, the consent of the holders of a majority in aggregate liquidation amount of outstanding trust securities or, if the consent of the holders of each outstanding debenture is required, the consent of each holder of outstanding trust securities.

In addition, we and the indenture trustee may execute, without the consent of any holder of debentures, any supplemental indenture to cure any ambiguities, comply with the Trust Indenture Act and for certain other customary purposes.

Escrow of Zero Coupon Securities.  We will deposit zero coupon government securities issued by the United States government and certain of its agencies and instrumentalities we currently hold or will purchase having an aggregate value at maturity of approximately $100 million and which mature on or before the maturity date of the debentures into an escrow account to secure our obligations to pay amounts due on the debentures, as provided in the escrow agreement that we will enter into. In the event that we fail to pay any amount due on the debentures at maturity of the debentures, the escrow agent will be instructed by the indenture trustee pursuant to the escrow agreement to sell all or a portion of the escrowed securities and use the net proceeds therefrom to pay all or a portion of those amounts.

In the event that we become insolvent or become a debtor in a bankruptcy or reorganization case under Title 11 of the United States Code or any similar state or federal law or proceeding, it is possible that the assets in the escrow account would be available to satisfy claims of our general unsecured creditors. In such event, the assets in the escrow account and any proceeds in respect thereof would not be available exclusively to satisfy claims under the debentures but would be shared, on a pro rata basis, by the trust in respect of the debentures and all of our other general unsecured creditors. In addition, escrowed assets and any proceeds in respect thereof could be used to satisfy claims of any of our senior indebtedness or of any creditor having a lien on our assets prior to such assets or proceeds being available to satisfy claims under the debentures. Notwithstanding such fact, we have obtained the consent of our senior lenders, and holders of our 5% trust preferred securities, to waive unconditionally their respective rights, claims and interests in the escrow account and any proceeds in respect thereof. We have also agreed not to incur any additional indebtedness for money borrowed unless the holders thereof have agreed to similar waivers. In addition, we have agreed not to issue any trust preferred stock which ranks senior to the trust preferred securities offered pursuant to this prospectus, whether as to dividends or distributions, or which ranks on a parity with or senior to the trust preferred securities offered pursuant to this prospectus with respect to distributions involving or relating to the zero coupon government securities, or proceeds from the sale thereof, held in the escrow account.

Information Concerning the Indenture Trustee.  The indenture trustee has undertaken, prior to default, to perform only such duties as are specifically set forth in the indenture and, after default, to exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the indenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of debentures unless such holder offers it reasonable indemnity against the costs, expenses and liabilities that might be incurred by exercising such powers. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the indenture trustee reasonably believes it is not assured of repayment or adequate indemnity.

Governing Law.  The indenture and the debentures are governed by, and construed in accordance with, the laws of the State of Iowa.

Effect of Obligations under the Indenture and the Guarantee

As set forth in the declaration, the sole purpose of the trust is to issue the trust securities evidencing undivided beneficial interests in the assets of the trust, to invest the proceeds from such issuance and sale in the debentures and to engage in only those activities necessary or incidental thereto.

As long as payments of interest and other payments are made when due on the debentures, such payments will be sufficient to cover distributions and payments due on the trust securities because of the following factors:

  •
  the aggregate principal amount of debentures will be equal to the sum of the aggregate stated liquidation amount of the trust securities;

  •
  the interest rate and the interest and other payment dates on the debentures will match the distribution rate and distribution and other payment dates for the trust preferred securities;

  •
  pursuant to the indenture, we are required to pay, and the trust is not obligated to pay, directly or indirectly, all costs, expenses, debts and obligations of the trust other than with respect to the trust securities; and

  •
  the declaration further provides that the administrative trustees will not cause or permit the trust to, among other things, engage in any activity that is not consistent with the purposes of the trust.

Payments of distributions, to the extent the trust has funds available therefor, and other payments due on the trust preferred securities, to the extent the trust has funds available therefor, are guaranteed by us as and to the extent set forth above under the heading "—Certain Terms of the Guarantee." If we do not make interest payments on the debentures purchased by the trust, the trust will not have sufficient funds to pay distributions on the trust preferred securities. The guarantee is a guarantee with respect to the trust preferred securities from the time of their issuance but does not apply to any payment of distributions unless and until the trust has sufficient funds for the payment of such distributions.

The guarantee covers the payment of distributions and other payments on the trust preferred securities only if and to the extent that we have made a payment of interest or principal on the debentures held by the trust as its sole asset. The guarantee, when taken together with our obligations under the debentures and the indenture and our obligations under the declaration, including our obligations to pay costs, expenses, debts and liabilities of the trust, other than with respect to the trust securities, will effectively provide a full and unconditional guarantee of amounts due on the trust preferred securities, subject to our right to defer payments of interest on the debentures which could result in a concomitant deferral of payments on the trust preferred securities.

In the event we fail to make interest or other payments on the debentures when due, taking into account any extension period, the declaration provides a mechanism whereby the holders of the trust preferred securities, using the procedures described above under the headings "—Certain Terms of the Debentures" and "—Certain Terms of the Trust Preferred Securities—Voting Rights," may direct the indenture trustee to enforce its rights under the debentures. If the indenture trustee fails to enforce its rights under the debentures, any holder of trust preferred securities may, to the extent permitted by law, directly institute a legal proceeding against us to enforce the indenture trustee's rights under the debentures without first instituting any legal proceeding against the indenture trustee or any other person or entity. Notwithstanding the foregoing, if a declaration event of default has occurred and is continuing and such event is attributable to our failure to pay interest or principal on the debentures on the date such interest or principal is otherwise payable, or in the case of redemption, on the redemption date, then a holder of trust preferred securities may institute a direct action for payment on or after the respective due date specified in the debentures. In connection with such direct action, we will be subrogated to the rights of the holder of trust preferred securities under the declaration to the extent of any payment made by us to the holder of trust preferred securities.

Under the guarantee, we acknowledge that the guarantee trustee shall enforce the guarantee on behalf of the holders of the trust preferred securities. If we fail to make payments under the guarantee, the guarantee provides a mechanism whereby the holders of the trust preferred securities may direct the guarantee trustee to enforce its rights under the guarantee. If the guarantee trustee fails to enforce the guarantee, any holder of trust preferred securities may directly institute a legal proceeding against us to enforce the guarantee trustee's rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

In this section, we summarize the material United States federal income tax consequences of purchasing, holding and selling the trust preferred securities. Except where we state otherwise, this summary deals only with trust preferred securities held as capital assets (as defined in the Internal Revenue Code of 1986, as amended (the "Code")) by a U.S. Holder (as defined below) who purchases the trust preferred securities at their original offering price when the trust originally issues them.

We do not address all of the tax consequences that may be relevant to a U.S. Holder. We also do not address, except as stated below, any of the tax consequences to holders that may be subject to special tax treatment including banks, thrift institutions, real estate investment trusts, personal holding companies, tax-exempt organizations, regulated investment companies, insurance companies, and brokers and dealers in securities or currencies. Further, we do not address:

  •
  the United States federal income tax consequences to shareholders in, or partners or beneficiaries of, an entity that is a holder of the trust preferred securities;

  •
  the United States federal estate and gift or alternative minimum tax consequences of the purchase, ownership or sale of the trust preferred securities;

  •
  persons who hold the trust preferred securities in a "straddle" or as part of a "hedging," "conversion" or "constructive sale" transaction or whose "functional currency" is not the United States dollar; or

  •
  any state, local or foreign tax consequences of the purchase, ownership and sale of trust preferred securities.

A "U.S. Holder" is a holder of trust preferred securities who or which is:

  •
  an individual citizen or resident of the United States;

  •
  a corporation or partnership created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations provide otherwise);

  •
  an estate if its income is subject to United States federal income taxation regardless of its source; or

  •
  a trust if (1) a United States court can exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of its substantial decisions.

This summary is based on the Code, Treasury regulations, judicial authorities, published positions of the Internal Revenue Service and other applicable authorities, all as they currently exist as of the date of this prospectus and all of which are subject to change at any time (possibly with retroactive effect). No ruling has been or will be sought from the Internal Revenue Service regarding any matter discussed below. Except as expressed in "—Classification of the Trust" below, our counsel has not rendered any legal opinion regarding any tax consequences to the trust or an investment in the trust preferred securities. Accordingly, you should consult your tax advisor in light of your particular circumstances as to the federal tax consequences of purchasing, holding and selling trust preferred securities, as well as the effect of any state, local or foreign tax laws.

Classification of the Debentures

We intend to take the position that the debentures will be classified for United States federal income tax purposes as indebtedness of us. By acceptance of a trust preferred security, each holder covenants to treat the debentures as indebtedness and the trust preferred securities as evidence of an indirect beneficial ownership interest in the debentures. No assurance can be given, however, that our position will not be challenged by the Internal Revenue Service or, if challenged, that such a challenge would not be successful. The remainder of this discussion assumes that the debentures will be classified as indebtedness of us for United States federal income tax purposes.

Classification of the Trust

In connection with the issuance of the trust preferred securities, Skadden, Arps, Slate, Meagher & Flom (Illinois), our special tax counsel, will render a legal opinion generally to the effect that, under current law and assuming full compliance with the terms of the declaration, the indenture, and certain other documents, and based on certain facts and assumptions contained in the opinion, the trust will be classified for United States federal income tax purposes as a grantor trust and will not be subject to tax as a corporation. Accordingly, for United States federal income tax purposes, you will generally be treated as owning an undivided interest in the assets of the trust, including the debentures. You will be required to include in ordinary income for United States federal income tax purposes your allocable share of interest (or original issue discount ("OID"), if any) paid or accrued on the debentures. An opinion of counsel is not binding on the Internal Revenue Service or any court. If the trust were subject to tax as a corporation for United States federal income tax purposes, material adverse consequences to investors in the trust preferred securities would result.

Interest Income and Original Issue Discount

U.S. Holders (including U.S. Holders that are cash basis taxpayers) that hold debt instruments issued with OID generally must include such OID in income as it accrues on a constant yield method even if there is no corresponding receipt of cash attributable to such income. A debt instrument such as a debenture will generally be treated as issued with OID if the stated interest on the instrument does not constitute "qualified stated interest." Qualified stated interest is generally any one of a series of stated interest payments on an instrument that are unconditionally payable at least annually at a single fixed rate. In determining whether stated interest on an instrument is unconditionally payable and thus constitutes qualified stated interest, remote contingencies as to the timely payment of stated interest are ignored. In the case of the debentures, we believe that the likelihood of our exercising our option to defer payments of interest is "remote" because the exercise by us of such option would prevent us from:

  •
  declaring dividends, or engaging in certain other capital transactions, with respect to our capital stock; or

  •
  making any payment on any debt securities issued by us which rank equal with or junior to the debentures.

Accordingly, we intend to take the position that the debentures will not be deemed to be issued with OID. Based on this position, stated interest payments on the debentures will be includible in your ordinary income at the time that such payments are received or accrued in accordance with your regular method of accounting.

If we exercised our option to defer any payment of interest (or if the exercise of such option was determined not to be "remote"), the debentures would be treated as issued with OID at the time of such exercise (or at the time of issuance, if the exercise of such option was determined not to be

"remote") and all stated interest on the debentures would thereafter be treated as OID as long as the debentures remained outstanding without regard to the timing of the payments under the debentures. In such event, all of your taxable interest income in respect of the debentures would constitute OID that would have to be included in income on a constant yield method before the receipt of the cash attributable to such income, regardless of your method of tax accounting, and actual cash payments of stated interest would not be reported as taxable income. Consequently, you would be required to include such OID in gross income even though we would not make any actual cash payments during the period of interest deferral. Any OID included in income would increase your adjusted tax basis in your trust preferred securities, and your actual receipt of cash interest payments would reduce your basis in the trust preferred securities.

The above conclusions are based on Treasury regulations that have not been interpreted by any court decisions or addressed in any rulings or other pronouncements of the Internal Revenue Service, and it is possible that the Internal Revenue Service could successfully assert a position contrary to the position taken by us.

Corporate U.S. Holders

Corporate U.S. Holders of the trust preferred securities will not be entitled to a dividends-received deduction for any income from the trust preferred securities.

Sales of Trust Preferred Securities

If you sell your trust preferred securities, you will recognize gain or loss in an amount equal to the difference between your adjusted tax basis in the trust preferred securities and the amount realized from the sale (generally, your selling price less any amount received in respect of accrued but unpaid interest not previously included in your income). Your adjusted tax basis in the trust preferred securities generally will equal:

  •
  the initial purchase price that you paid for the trust preferred securities plus

  •
  any accrued and unpaid distributions that you were required to treat as OID less any cash distributions received in respect of accrued OID.

Gain or loss on the sale of trust preferred securities will generally be capital gain or loss except as discussed below.

The trust preferred securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest (or OID, if the debentures are treated as having been issued or reissued with OID) relating to the underlying debentures. If you dispose of your trust preferred securities, you will be required to include in ordinary income for United States federal income tax purposes any portion of the amount realized that is attributable to accrued but unpaid interest (including OID, if any) through the date of sale. This income inclusion will increase your adjusted tax basis in the trust preferred securities but may not be reflected in the sale price. To the extent the sale price is less than your adjusted tax basis, you will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

Receipt of Debentures or Cash Upon Liquidation of the Trust

Under current law, if we dissolve the trust and cause the trust to distribute your proportionate share of the debentures to you, you will not be subject to tax. Rather, you would have an adjusted tax basis in the debentures received in the liquidation equal to the adjusted tax basis in your trust preferred securities surrendered for the debentures. Your holding period for the debentures would include the period during which you had held the trust preferred securities. You will continue to report interest (or, if applicable, OID) in respect of the debentures as described in "—Interest Income and Original Issue Discount" above.

If we redeem the debentures for cash and the trust distributes the proceeds of the redemption to you in redemption of your trust preferred securities, the redemption would be treated as a sale of the trust preferred securities, in which you would recognize gain or loss, as described immediately above.

Backup Withholding and Information Reporting

The amount of interest (and OID, if any) accrued on the trust preferred securities held of record by U.S. Holders (other than corporations and other exempt holders) will be reported to the Internal Revenue Service. "Backup withholding" will apply to payments of interest to a non-exempt U.S. Holder, unless the holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury regulations, certifies that such number is correct, certifies as to its status as a United States person and as to no loss of exemption from backup withholding and meets certain other conditions. Any amounts withheld from a holder under the backup withholding rules will be allowed as a refund or a credit against such holder's United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

It is anticipated that income on the trust preferred securities will be reported to you on an Internal Revenue Service Form 1099, which should be mailed to you by January 31 following each calendar year.

EMPLOYEE BENEFIT PLAN CONSIDERATIONS

Regulation under ERISA and the Tax Code

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (a "Plan"), should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the preferred securities with assets of the Plan. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (also "Plans"), from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code ("Parties in Interest") with respect to such Plan. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code; however, such plans may be subject to federal, state or local laws or regulations which affect their ability to invest in the preferred securities. Any fiduciary of such a governmental, church or foreign plan considering an investment in the preferred securities should determine the need for, and, if necessary, the availability of, any exemptive relief under such laws or regulations.

The Acquisition and Holding of Trust Preferred Securities

Because of our affiliation with the trust (we will hold all of the trust common securities), the trust may be "Parties-in-Interest" or "Disqualified Persons" with respect to a number of Plans. Accordingly, the acquisition of the trust preferred securities by a Plan with respect to which we are a Party in Interest or Disqualified Person could be deemed to constitute a transaction prohibited under Title I of ERISA or Section 4975 of the Code (e.g., the indirect transfer to or use by Party-in-Interest or Disqualified Person of assets of a Plan). Such transactions may, however, be subject to one or more statutory or administrative exemptions.

The U.S. Department of Labor (the "DOL") has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase of the preferred securities. Those PTCEs are:

  •
  PTCE 96-23 (for certain transactions effected on behalf of a Plan by an in-house asset manager);

  •
  PTCE 95-60 (for certain transactions involving insurance company general accounts);

  •
  PTCE 91-38 (for certain transactions involving bank collective investment funds);

  •
  PTCE 90-1 (for certain transactions involving insurance company separate pooled accounts); and

  •
  PTCE 84-14 (for certain transactions effected on behalf of a Plan by an independent qualified professional asset manager).

Such exemptions may not, however, apply to all of the transactions that could be deemed prohibited transactions in connection with a Plan's investment. Any purchaser or holder of the trust preferred securities or any interest therein will be deemed to have represented by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan, or (b) is eligible for the exemptive relief available under one of the PTCEs mentioned above or another applicable exemption with respect to such purchase or holding.

Plan Assets Regulation Issued by the Department of Labor

Under a regulation (the "Plan Assets Regulation") issued by the DOL, the assets of the trust may be deemed to be "plan assets" of a Plan for purposes of ERISA and Section 4975 of the Code if "plan assets" of the Plan were used to acquire an equity interest in the trust and no exception were applicable under the Plan Assets Regulation. The term "plan assets" is not defined by ERISA or the Code. An "equity interest" is defined under the Plan Assets Regulation as any interest in an entity other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features and specifically includes a beneficial interest in a trust.

Pursuant to an exception contained in the Plan Assets Regulation, the assets of the trust would not be deemed to be "plan assets" of investing Plans if, immediately after the most recent acquisition of any equity interest in the trust:

  •
  less than 25% of the value of each class of equity interests in the trust were held by Plans (other employee benefit plans not subject to ERISA or Section 4975 of the Code (i.e. governmental, church and foreign plans)) and entities holding assets deemed to be "plan assets" of any Plan (collectively, "Benefit Plan Investors"); or

  •
  if the preferred securities were "publicly-offered securities" for purposes of the Plan Assets Regulation.

No assurance can be given that the value of the trust preferred securities held by Benefit Plan Investors will be less than 25% of the total value of such preferred securities at the completion of the initial offering or thereafter, and no monitoring or other measures will be taken with respect to the satisfaction of the conditions of this exception.

"Publicly-Offered Securities"

In order to qualify as a "publicly-offered security," the security must be:

  •
  widely held (i.e. held by 100 or more investors who are independent of the issuer and each other);

  •
  freely transferable; and

  •
  either (i) part of a class of securities registered under Section 12(b) or 12(g) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), or (ii) sold as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended and such class is registered under the Exchange Act within the requisite time.

Although no assurance can be given in this regard, we expect that the trust preferred securities will be considered to be "publicly-offered securities" under the Plan Assets Regulation.

If none of the exceptions under the Plan Assets Regulation were to apply, certain transactions involving the trust could be deemed to constitute direct or indirect prohibited transactions under ERISA and Section 4975 of the Code with respect to a Plan if the trust preferred securities were acquired with "plan assets" of such Plan and the assets of the trust were deemed to be "plan assets" of Plans investing in the trust. For example, if we were (or as a result of such investment, were to become) a Party in Interest with respect to a Plan, extensions of credit between us and the trust (as represented by the debentures and the guarantee) would likely be prohibited by Section 406(a)(1)(B) of ERISA and Section 4975(c)(1)(B) of the Code, unless exemptive relief were available under an applicable administrative exemption such as those described above.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the trust preferred securities on behalf of or with "plan assets" of any Plan consult with their counsel regarding the potential consequences if the assets of the trust were deemed to be "plan assets" and the availability of exemptive relief under the PTCEs mentioned above or any other applicable exemption.

Special Considerations for Insurance Companies

An insurance company considering an investment in the trust preferred securities should consider whether its general account may be deemed to include assets of the plans investing in the general account, for example, through the purchase of an annuity contract. In John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank, 510 U.S. 86 (1993), the United States Supreme Court held that assets held in an insurance company's general account may be deemed to be plan assets under certain circumstances. In that event, the insurance company might be treated as a Party in Interest under such plans. However, PTCE 95-60 may exempt some or all of the transactions that could occur as the result of the acquisition and holding of the trust preferred securities by an insurance company general account. Therefore, insurance company investors should analyze whether John Hancock and PTCE 95-60 or any other exemption may have an impact with respect to their purchase of the preferred securities.

In addition, the Small Business Job Protection Act of 1996 added a new Section 401(c) of ERISA relating to the status of the assets of insurance company general accounts under ERISA and Section 4975 of the Code. Under Section 401(c), the DOL is required to issue general account regulations with respect to insurance policies issued on or before December 31, 1998 that are supported by an insurer's general account. As a result of these regulations, assets of an insurance company's general account will not be treated as "plan assets" for purposes of the fiduciary responsibility provisions of ERISA and Section 4975 of the Code to the extent such assets relate to contracts issued to employee benefit plans on or before December 31, 1998 and the insurer satisfies various conditions. The plan asset status of insurance company separate accounts is unaffected by new Section 401(c) of ERISA, and separate account assets continue to be treated as the plan assets of any such plan invested in a separate account.

General Investment Considerations

Prospective fiduciaries of a plan considering the purchase of trust preferred securities should consult with their legal advisors concerning the impact of ERISA and the Code and the potential consequences of making an investment in the certificates with respect to their specific circumstances. Each plan fiduciary should take into account, among other considerations:

  •
  whether the fiduciary has the authority to make the investment;

  •
  the composition of the plan's portfolio with respect to diversification by type of asset;

  •
  the plan's funding objectives;

  •
  the tax effects of the investment;

  •
  whether the assets of the trust which are represented by the trust preferred securities would be considered plan assets; and

  •
  whether, under the general fiduciary standards of investment prudence and diversification, an investment in trust preferred securities is appropriate for the plan taking into account the overall investment policy of the plan and the composition of the plan's investment portfolio.

Certain employee benefit plans, such as governmental plans and certain church plans are not subject to the provisions of Title I of ERISA and Section 4975 of the Code. Accordingly, assets of such plans may be invested in the trust preferred securities without regard to the ERISA considerations described here, subject to the provisions of any other applicable federal and state law. It should be noted that any such plan that is qualified and exempt from taxation under the Code is subject to the prohibited transaction rules set forth in the Code.

The discussion herein of ERISA, the Code and relevant DOL regulations is general in nature and is not intended to be complete. Any fiduciary of a plan, governmental plan, church plan or a foreign plan considering an investment in the trust preferred securities should consult with its legal advisors regarding the consequences and advisability of such investment.

UNDERWRITING

The underwriters named below have agreed to buy, subject to the terms of the purchase agreement, the number of trust preferred securities listed opposite their names below. The underwriters are committed to purchase and pay for all of the trust preferred securities if any are purchased.

Underwriters	Number of Shares
[Underwriter Name]	xxx,xxx
[Underwriter Name]	xxx,xxx
[Underwriter Name]	xxx,xxx
[Underwriter Name]	xxx,xxx
[Underwriter Name]	xxx,xxx

Total

The underwriters have advised us that they propose to offer the trust preferred securities to the public at $25 per trust preferred security. The underwriters propose to offer the trust preferred securities to certain dealers at the same price less a concession of not more than $[  •  ] per trust preferred security. The underwriters may allow and the dealers may reallow a concession of not more than $[  •  ] per trust preferred security on sales to certain other brokers and dealers. After the offering, these figures may be changed by the underwriters.

We have granted to the underwriters an option to purchase up to an additional [  •  ] trust preferred securities from us at the same price to the public, and with the same underwriting discount, as set forth in the table above. The underwriters may exercise this option any time during the 30-day period after the date of this prospectus, but only to cover over-allotments, if any. To the extent the underwriters exercise the option, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional trust preferred securities as it was obligated to purchase under the purchase agreement.

The following table shows the underwriting commissions to be paid to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

	No Exercise	Full Exercise
Per trust preferred security	$xx.xx	$xx.xx
Total	$xx.xx	$xx.xx

We and the trust have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Prior to the offering, there has been no established trading market for the trust preferred securities. The offering price of the trust preferred securities is based on their liquidation value of $25 per trust preferred security. There can be no assurance, however, that the trust preferred securities will trade in the market subsequent to this offering at $25 per trust preferred security or that an active public market for the trust preferred securities will develop and continue after this offering.

In connection with this offering, the underwriters and their affiliates may engage in transactions, effected in accordance with Rule 104 of the SEC's Regulation M, that are intended to stabilize,

maintain or otherwise affect the market price of the trust preferred securities. These transactions may include transactions in which the underwriters create a short position for their own account by selling more trust preferred securities than they are committed to purchase from the trust. In such a case, to cover all or part of the short position, the underwriters may purchase trust preferred securities in the open market following completion of the initial offering. The underwriters may also engage in stabilizing transactions in which they bid for, and purchase, the trust preferred securities at a level above that which might otherwise prevail in the open market for the purpose of preventing or retarding a decline in the market price of the trust preferred securities. Any of these transactions may result in the maintenance of a price for the trust preferred securities at a level above that which might otherwise prevail in the open market. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the market price of the trust preferred securities. The underwriters are not required to engage in any of these transactions. These transactions may, if commenced, be discontinued at any time without notice.

The underwriters have advised the trust that they do not intend to confirm any sales of trust preferred securities to any discretionary accounts.

LEGAL MATTERS

Certain matters of Delaware law relating to the validity of the trust preferred securities, the enforceability of the declaration and the creation of the trust will be passed upon on behalf of the trust by Skadden, Arps, Slate, Meagher & Flom (Illinois), special Delaware counsel to the trust. The validity of the trust preferred securities, the trust preferred securities guarantee, the debentures and certain matters relating thereto will be passed upon on our behalf by Wendy L. Carlson, our General Counsel. Certain legal matters will be passed upon on behalf of the underwriters by Sidley Austin Brown & Wood. Certain United States federal income taxation matters will be passed upon for us and the trust by Skadden, Arps, Slate, Meagher & Flom (Illinois), our special tax counsel. Sidley Austin Brown & Wood will rely on the opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois) as to certain matters of Delaware law and on the opinion of Wendy L. Carlson as to certain matters of Iowa law.

EXPERTS

Our consolidated financial statements as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000 have been audited by Ernst & Young LLP, independent auditors, as described in their report. We have included our consolidated financial statements in this prospectus and in the registration statement in reliance upon the report of Ernst & Young LLP, independent auditors, given on their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We and the trust have filed a registration statement on Form S-1 with the SEC for the trust preferred securities, the debentures and the guarantee described in this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. When we complete this offering, we will also be required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

You can reach our SEC filings, including the registration statement, over the Internet at the SEC's web site at http://www.sec.gov. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Our SEC filings will also available at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

AMERICAN EQUITY INVESTMENT LIFE
HOLDING COMPANY

F–1

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
American Equity Investment Life Holding Company

We have audited the accompanying consolidated balance sheets of American Equity Investment Life Holding Company as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Equity Investment Life Holding Company at December 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                      /s/  Ernst & Young LLP

Des Moines, Iowa
March 2, 2001

F–2

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

CONSOLIDATED BALANCE SHEETS

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	December 31
	2000	1999
Assets
Cash and investments:
Fixed maturity securities:
Available for sale, at market (amortized cost: 2000—$1,523,376; 1999—$1,070,465)	$1,474,560	$997,020
Held for investment, at amortized cost (market: 2000—$365,023; 1999—$315,975)	429,280	398,467
Equity securities, at market (cost: 2000—$7,435; 1999—$8,020)	6,671	7,613
Derivative instruments	34,707	44,210
Policy loans	264	231
Cash and cash equivalents	175,724	5,882

Total cash and investments	2,121,206	1,453,423
Receivable from other insurance companies	375	598
Premiums due and uncollected	1,256	1,097
Accrued investment income	21,398	14,183
Receivables from related parties	47,242	18,896
Property, furniture and equipment, less accumulated depreciation: 2000—$2,370; 1999—$1,632	1,032	1,346
Value of insurance in force acquired	520	752
Deferred policy acquisition costs	289,609	178,800
Intangibles, less accumulated amortization: 2000—$797; 1999—$681	2,338	2,238
Deferred income tax asset	36,052	43,037
Federal income taxes recoverable	—	1,663
Other assets	2,913	1,215
Assets held in separate account	4,185	371

Total assets	$2,528,126	$1,717,619

Liabilities and Stockholders' Equity
Liabilities:
Policy benefit reserves:
Traditional life and accident and health insurance products	$20,354	$15,060
Annuity and single premium universal life products	2,079,561	1,343,816
Other policy funds and contract claims	16,669	11,553
Provision for experience rating refunds	336	544
Amounts due to related party under General Agency Commission and Servicing Agreement	76,028	62,119
Other amounts due to related parties	4,000	—
Notes payable	44,000	20,600
Amounts due under repurchase agreements	110,000	86,969
Amounts due on securities purchased	—	29,714
Federal income taxes payable	50	—
Other liabilities	14,788	13,567
Liabilities related to separate account	4,185	371

Total liabilities	2,369,971	1,584,313
Commitments and contingencies (Note 12)
Minority interest in subsidiaries: company-obligated mandatorily redeemable preferred securities of subsidiary trusts	99,503	98,982
Stockholders' equity:
Series Preferred Stock, par value $1 per share, 2,000,000 shares authorized; 625,000 shares of 1998 Series A Participating Preferred Stock issued and outstanding	625	625
Common Stock, par value $1 per share—shares authorized: 2000—75,000,000 and 1999—25,000,000; issued and outstanding: 2000—14,530,242 shares and 1999—4,712,310 shares	14,530	4,712
Additional paid-in capital	57,577	66,058
Accumulated other comprehensive loss	(16,876)	(35,235)
Retained earnings (deficit)	2,796	(1,836)

Total stockholders' equity	58,652	34,324

Total liabilities and stockholders' equity	$2,528,126	$1,717,619

See accompanying notes.

F–3

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	Year ended December 31
	2000	1999	1998
Revenues:
Traditional life and accident and health insurance premiums	$11,034	$10,294	$10,528
Annuity and single premium universal life product charges	8,338	3,452	642
Net investment income	89,477	64,610	26,357
Realized gains on investments	5,766	1,454	427

Total revenues	114,615	79,810	37,954
Benefits and expenses:
Insurance policy benefits and change in future policy benefits	8,728	7,232	6,085
Interest credited to account balances	56,529	41,727	15,838
Interest expense on notes payable	2,339	896	789
Interest expense on General Agency Commission and Servicing Agreement	5,958	3,861	1,652
Interest expense on amounts due under repurchase agreements	3,267	3,491	1,529
Amortization of deferred policy acquisition costs and value of insurance in force acquired	8,806	7,379	2,294
Other operating costs and expenses	14,370	12,129	8,763

Total benefits and expenses	99,997	76,715	36,950

Income before income taxes and minority interest in earnings of subsidiaries	14,618	3,095	1,004
Income tax (expense) benefit:
Current	(5,225)	(14,189)	(5,311)
Deferred	2,840	15,559	4,551

	(2,385)	1,370	(760)

Income before minority interest in earnings of subsidiaries	12,233	4,465	244
Minority interest in earnings of subsidiaries:
Earnings attributable to company—obligated mandatorily redeemable preferred securities of subsidiary trusts	(7,449)	(2,022)	—

Net income	$4,784	$2,443	$244

Basic earnings per common share	$0.33	$0.17	$0.02

Diluted earnings per common share	$0.26	$0.14	$0.02

See accompanying notes.

F–4

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	Preferred Stock	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Deficit)	Total Stockholders' Equity
Balance at January 1, 1998	$—	$4,421	$54,319	$210	$(4,523)	$54,427
Comprehensive income:
Net income for year	—	—	—	—	244	244
Change in net unrealized investment gains/losses	—	—	—	210	—	210

Total comprehensive income						454
Issuance of 161,098 shares of common stock, less issuance expenses of $330	—	161	1,121	—	—	1,282
Issuance of 625,000 shares of 1998 Series A Participating Preferred Stock, less issuance expenses of $32	625	—	9,343	—	—	9,968

Balance at December 31, 1998	625	4,582	64,783	420	(4,279)	66,131
Comprehensive income (loss):
Net income for year	—	—	—	—	2,443	2,443
Change in net unrealized investment gains/losses	—	—	—	(35,655)	—	(35,655)

Total comprehensive loss						(33,212)
Issuance of 130,348 shares of common stock, less issuance expenses of $22	—	130	1,382	—	—	1,512
Dividends on preferred stock ($.02 per share)	—	—	(13)	—	—	(13)
Dividends on common stock ($.02 per share, pre stock split)	—	—	(94)	—	—	(94)

Balance at December 31, 1999	625	4,712	66,058	(35,235)	(1,836)	34,324
Issuance of 9,424,620 shares of common stock pursuant to 3-for-1 stock split	—	9,425	(9,425)	—	—	—
Comprehensive income:
Net income for year	—	—	—	—	4,784	4,784
Change in net unrealized investment gains/losses	—	—	—	18,359	—	18,359

Total comprehensive income						23,143
Issuance of 477,687 shares of common stock	—	478	1,478	—	—	1,956
Acquisition of 84,375 shares of common stock	—	(85)	(534)	—	—	(619)
Dividends on preferred stock ($0.01 per share)	—	—	—	—	(6)	(6)
Dividends on common stock ($0.01 per share)	—	—	—	—	(146)	(146)

Balance at December 31, 2000	$625	$14,530	$57,577	$(16,876)	$2,796	$58,652

See accompanying notes.

F–5

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(DOLLARS IN THOUSANDS)

	Year ended December 31
	2000	1999	1998
Operating activities
Net income	$4,784	$2,443	$244
Adjustments to reconcile net income to net cash used in operating activities:
Adjustments related to interest sensitive products:
Interest credited to account balances	56,529	41,727	15,838
Annuity and single premium universal life product charges	(8,338)	(3,452)	(642)
Increase in traditional life and accident and health insurance reserves	5,294	3,743	1,630
Policy acquisition costs deferred	(77,056)	(62,829)	(19,292)
Amortization of deferred policy acquisition costs	8,574	7,063	2,020
Amortization of discount and premiums on fixed maturity securities and derivative instruments	12,933	(10,765)	(12,975)
Provision for depreciation and other amortization	1,086	1,299	992
Realized gains on investments	(5,766)	(1,454)	(427)
Deferred income taxes	(2,840)	(15,559)	(4,551)
Reduction of amounts due to related party under General Agency Commission and Servicing Agreement	(14,491)	(3,140)	(3,675)
Changes in other operating assets and liabilities:
Accrued investment income	(7,215)	(11,237)	(1,184)
Receivables from related parties	(28,346)	(18,807)	(52)
Federal income taxes recoverable/payable	1,713	(3,312)	(914)
Other policy funds and contract claims	5,116	5,238	3,960
Other amounts due to related parties	4,000	—	—
Other liabilities	1,221	8,156	2,908
Other	(1,911)	(650)	(74)

Net cash used in operating activities	(44,713)	(61,536)	(16,194)
Investing activities
Sales, maturities or repayments of investments:
Fixed maturity securities—available-for-sale	$628,847	$308,670	$222,745
Equity securities	1,588	—	—
Derivative instruments	7,177	1,541	—

	637,612	310,211	222,745
Acquisitions of investments:
Fixed maturity securities—available for sale	(1,092,492)	(734,248)	(602,831)
Fixed maturity securities—held for investment	(7,246)	(310,500)	—
Equity securities	(1,437)	(8,020)	—
Derivative instruments	(68,088)	(39,396)	(11,539)
Proceeds received from futures contract	—	4,970	—
Policy loans	(33)	(39)	(9)

	(1,169,296)	(1,087,233)	(614,379)
Proceeds from sale of property	—	—	2,095
Purchases of property, furniture and equipment	$(424)	$(877)	$(625)

Net cash used in investing activities	$(532,108)	$(777,899)	$(390,164)

F–6

	Year ended December 31
	2000	1999	1998
Financing activities
Receipts credited to annuity and single premium universal life policyholder account balances	$843,340	$816,126	$377,917
Return of annuity and single premium universal life policyholder account balances	(144,077)	(60,844)	(23,637)
Financing fees deferred	(216)	(1,801)	—
Proceeds from notes payable	23,400	10,600	—
Increase in amounts due under repurchase agreements	23,031	37,969	49,000
Proceeds from issuance of company-obligated mandatorily redeemable preferred securities of subsidiary trusts	—	25,970	—
Net proceeds from sale of preferred stock	—	—	9,968
Net proceeds from issuance of common stock	1,956	1,512	1,282
Acquisition of common stock	(619)	—	—
Dividends paid	(152)	(107)	—

Net cash provided by financing activities	746,663	829,425	414,530

Increase (decrease) in cash and cash equivalents	169,842	(10,010)	8,172
Cash and cash equivalents at beginning of year	5,882	15,892	7,720

Cash and cash equivalents at end of year	$175,724	$5,882	$15,892

Supplemental disclosures of cash flow information:
Cash paid during year for:
Interest	$5,606	$4,904	$1,996
Income taxes	3,512	17,500	6,225
Non-cash investing and financing activities:
Bonus interest deferred as policy acquisition costs	9,955	7,602	5,910
Advances to related party under general agency commission and servicing agreement deferred as policy acquisition costs	28,400	37,723	19,933
Issuance of common stock in payment of deferred compensation	—	90	—
Exchange of held for investment fixed maturity securities for company-obligated mandatorily redeemable preferred securities of subsidiary trusts	—	72,490	—

See accompanying notes.

F–7

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Organization and Significant Accounting Policies

Organization

American Equity Investment Life Holding Company (the Company), through its wholly-owned subsidiary, American Equity Investment Life Insurance Company, is licensed to sell insurance products in 43 states and the District of Columbia at December 31, 2000. The Company offers a broad array of annuity and insurance products. The Company's business consists primarily of the sale of equity-index and fixed rate annuities. In 1998, the Company began offering variable annuity products. The Company operates solely in the life insurance business.

Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries: American Equity Investment Life Insurance Company, American Equity Investment Capital, Inc., American Equity Capital Trust I (formed in 1999), American Equity Capital Trust II (formed in 1999), American Equity of Hawaii, Inc. (formed in 1999 and sold to an affiliate of the Company's Chairman in December, 2000) and American Equity Investment Properties, L.C. All significant intercompany accounts and transactions have been eliminated.

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions are utilized in the calculation of value of insurance in force acquired, deferred policy acquisition costs, policyholder liabilities and accruals and valuation allowances on investments. It is reasonably possible that actual experience could differ from the estimates and assumptions utilized.

Reclassifications

Certain amounts in the 1999 and 1998 consolidated financial statements have been reclassified to conform to the 2000 financial statement presentation. As discussed in Note 8, the Company has established a liability for future amounts due to a related party under the General Agency Commission and Servicing Agreement and revised prior financial statements to reflect such handling. The revisions have been handled as a reclassification and increased liabilities and deferred policy acquisition costs by $52,100,000 at December 31, 1999.

Investments

Fixed maturity securities (bonds and redeemable preferred stocks maturing more than one year after issuance) that may be sold prior to maturity are classified as available for sale. Available for sale securities are reported at estimated fair value and unrealized gains and losses, if any, on these securities are included directly in a separate component of stockholders' equity, net of income taxes and certain adjustments. Premiums and discounts are amortized/accrued using methods which result in a constant yield over the securities' expected lives. Amortization/accrual of premiums and discounts on mortgage and asset-backed securities incorporate prepayment assumptions to estimate the securities' expected lives.

F–8

Fixed maturity securities that the Company has the positive intent and ability to hold to maturity are classified as held for investment. Held for investment securities are reported at cost adjusted for amortization of premiums and discounts. Changes in the market value of these securities, except for declines that are other than temporary, are not reflected in the Company's financial statements. Premiums and discounts are amortized/accrued using methods which result in a constant yield over the securities' expected lives.

Equity securities, comprised of common and non-redeemable preferred stocks, are reported at market value. Unrealized gains and losses are included directly in a separate component of stockholders' equity, net of income taxes.

The Company sells deferred annuity products, including equity index annuities which offer an additional benefit provision based on the increase, if any, in specified equity market indexes or benchmarks. The Company has purchased one-year option contracts with characteristics similar to the additional benefit provisions to hedge potential increases to policyholder benefits resulting from these additional benefit provisions. The cost of the options is amortized over the life of the contracts and is recorded, net of proceeds received upon expiration, as a component of net investment income.

The Company records the options at amortized cost plus intrinsic value, if any. The options are purchased at the time the related annuity policies are issued, with similar maturity dates and benefit features that fluctuate as the value of the options change. Changes in the intrinsic value of the options are offset by changes to the policy benefit liabilities in the consolidated statements of income. These amounts were ($21,664,000), $12,763,000 and $8,062,000 during the years ended December 31, 2000, 1999 and 1998, respectively.

The Company's hedging strategy attempts to mitigate any potential risk of loss under these agreements through a regular monitoring process which evaluates the program's effectiveness. The Company is exposed to risk of loss in the event of nonperformance by the counterparties and, accordingly, the Company purchases its option contracts from multiple counterparties and evaluates the creditworthiness of all counterparties prior to purchase of the contracts. At December 31, 2000, all of these options had been purchased from nationally recognized investment banking institutions with a Standard and Poor's credit rating of BBB+ or higher.

Policy loans are reported at unpaid principal.

The carrying amounts of all the Company's investments are reviewed on an ongoing basis for credit deterioration. If this review indicates a decline in market value that is other than temporary, the Company's carrying amount in the investment is reduced to its estimated realizable value and a specific writedown is taken. Such reductions in carrying amount are recognized as realized losses and charged to income. Realized gains and losses on sales are determined on the basis of specific identification of investments.

Market values, as reported herein, of fixed maturity and equity securities are based on the latest quoted market prices, or for those fixed maturity securities not readily marketable, at values which are representative of the market values of issues of comparable yield and quality.

F–9

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Deferred Policy Acquisition Costs

To the extent recoverable from future policy revenues and gross profits, certain costs of producing new business, principally commissions, first-year bonus interest and certain costs of policy issuance (including policy issue costs of $2,743,000 in 2000, $3,591,000 in 1999 and $1,909,000 in 1998) have been deferred. For annuity and single premium universal life products, these costs are being amortized generally in proportion to expected gross profits from surrender charges and investment, mortality, and expense margins. That amortization is adjusted retrospectively when estimates of future gross profits/margins (including the impact of realized investment gains and losses) to be realized from a group of products are revised. Deferred policy acquisition costs are also adjusted for the change in amortization that would have occurred if available-for-sale fixed maturity securities had been sold at their aggregate market value and the proceeds reinvested at current yield. The impact of this adjustment is included in accumulated other comprehensive income (loss) within stockholders' equity.

For traditional life and accident and health insurance, deferred policy acquisition costs are being amortized over the premium-paying period of the related policies in proportion to premium revenues recognized, principally using the same assumptions for interest, mortality and withdrawals that are used for computing liabilities for future policy benefits subject to traditional "lock-in" concepts.

Value of Insurance In Force Acquired

The value of insurance in force acquired represents the actuarially determined present value of the projected future cash flows from the insurance contracts that were acquired pursuant to two reinsurance agreements. This balance is amortized, evaluated for recovery and adjusted for the impact of unrealized gains and losses in the same manner as deferred policy acquisition costs described above. Interest accrues on the unamortized balance at a rate of 6%.

Intangibles

Intangibles consist of deferred debt and trust preferred security issue costs and the excess of the purchase price paid over the fair value of the net assets acquired (goodwill) in connection with the purchase of an inactive life insurance company in 1996. Deferred issue costs are being amortized over the life of the related agreement using the interest method. Goodwill is being amortized over 10 years using the straight-line method.

Property, Furniture and Equipment

Property, furniture and equipment, comprised primarily of office furniture and equipment, data processing equipment and capitalized software costs, are reported at cost less allowances for depreciation. Depreciation expense is determined primarily using the straight-line method over the estimated useful lives of the assets.

F–10

Separate Accounts

The separate account assets and liabilities represent funds that are separately administered for the benefit of variable annuity policyholders who bear the underlying investment risk. The separate account assets and liabilities are carried at fair value. Revenues and expenses related to the separate account assets and liabilities, to the extent of premiums received from and benefits paid or provided to the separate account policyholders, are excluded from the amounts reported in the consolidated statements of income. The Company receives various fees (mortality, expense and surrender charges assessed against policyholder account balances) that are included as revenues in the consolidated statements of income.

Future Policy Benefits

Future policy benefit reserves for annuity and single premium universal life products are computed under a retrospective deposit method and represent policy account balances before applicable surrender charges. Policy benefits and claims that are charged to expense include benefit claims incurred in the period in excess of related policy account balances. Interest crediting rates for these products ranged from 3.0% to 12.5% in 2000 and from 3.0% to 12.0% in 1999 and 1998. A portion of this amount ($9,955,000, $7,602,000 and $5,910,000 during the years ended December 31, 2000, 1999 and 1998, respectively) represents an additional interest credit on first-year premiums payable until the first contract anniversary date (first-year bonus interest). Such amounts have been offset against interest credited to account balances and deferred as policy acquisitions costs.

The liability for future policy benefits for traditional life insurance is based on net level premium reserves, including assumptions as to interest, mortality, and other assumptions underlying the guaranteed policy cash values. Reserve interest assumptions are level and range from 3.0% to 6.0%. The liabilities for future policy benefits for accident and health insurance are computed using a net level premium method, including assumptions as to morbidity and other assumptions based on the Company's experience, modified as necessary to give effect to anticipated trends and to include provisions for possible unfavorable deviations. Policy benefit claims are charged to expense in the period that the claims are incurred.

Unpaid claims include amounts for losses and related adjustment expenses and are determined using individual claim evaluations and statistical analysis. Unpaid claims represent estimates of the ultimate net costs of all losses, reported and unreported, which remain unpaid at December 31 of each year. These estimates are necessarily subject to the impact of future changes in claim severity, frequency and other factors. In spite of the variability inherent in such situations, management believes that the unpaid claim amounts are adequate. The estimates are continuously reviewed and as adjustments to these amounts become necessary, such adjustments are reflected in current operations.

Certain policies include provisions for annual experience refunds of premiums equal to net premiums received less a 16% administrative fee and less claims incurred. Such amounts (2000—$342,000; 1999—$1,206,000; and 1998—$524,000) are reported as a reduction of traditional life and accident and health insurance premiums in the consolidated statements of income.

F–11

Deferred Income Taxes

Deferred income tax assets or liabilities are computed based on the temporary differences between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. Deferred income tax expenses or credits are based on the changes in the asset or liability from period to period. Deferred income tax assets are subject to ongoing evaluation of whether such assets will be realized. The ultimate realization of deferred income tax assets depends on generating future taxable income during the periods in which temporary differences become deductible. If future income is not generated as expected, deferred income tax assets may need to be written off.

Stockholders' Equity

The Company effected a three-for-one split of common stock payable June 30, 2000 to stockholders of record as of June 1, 2000. This resulted in the issuance of 9,424,620 shares of common stock along with a corresponding decrease of $9,425,000 in additional paid-in capital. All references to the number of shares (other than common stock issued or outstanding on the 1999 consolidated balance sheet and the 1998 and 1999 consolidated statements of changes in stockholders' equity), per share amounts, cash dividends, and any other reference to shares in the consolidated financial statements and the accompanying notes to consolidated financial statements, unless otherwise noted, have been adjusted to reflect the split on a retroactive basis. Previously awarded stock options, restricted stock awards, and all other agreements payable in the Company's common stock have been adjusted or amended to reflect the split.

During 2000, the Company increased the number of authorized shares of common stock, $1 par value, from 25,000,000 to 75,000,000. In connection with the issuance of the Company's common stock under certain private placement offerings, the Company issued warrants to purchase one additional share of common stock for every five shares that were purchased. In addition, warrants to purchase 240,000 shares of the Company's common stock were issued in 1997 in connection to the Company's chairman. During 2000, these warrants were exercised at a price of $3.33 per share, and 170,625 warrants were exercised at a price of $4.00 per share. During 1999, 342,249 warrants were exercised at a price of $4.00. At December 31, 2000, the Company had warrants for 34,125 shares outstanding with an exercise price of $4.00 per share. All of the outstanding warrants expire on April 30, 2002.

During 1998, the Company issued 625,000 shares of 1998 Series A Participating Preferred Stock, at par, under a private placement offering in exchange for cash of $10,000,000. These shares have participating dividend rights with shares of the Company's common stock, when and as such dividends are declared. These shares are convertible into shares of the Company's common stock on a three-for-one basis and have no voting rights.

Recognition of Premium Revenues and Costs

Revenues for annuity and single premium universal life products consist of surrender charges assessed against policyholder account balances and mortality and expense charges (single premium universal life products only) during the period. Expenses related to these products include interest credited to policyholder account balances and benefit claims incurred in excess of policyholder account balances (single premium universal life products only).

F–12

Traditional life and accident and health insurance premiums are recognized as revenues over the premium-paying period. Future policy benefits and policy acquisition costs are recognized as expenses over the life of the policy by means of the provision for future policy benefits and amortization of deferred policy acquisition costs.

All insurance-related revenues, benefits, losses and expenses are reported net of reinsurance ceded.

Premium and Deposits by Product Type

The Company markets equity index annuities, fixed rate annuities, a variable annuity and life insurance. In connection with its reinsured group life business, the Company also collects renewal premiums on certain accident and health insurance policies. Premiums and deposits (after cancellations) collected in 2000, 1999 and 1998, by product category were as follows:

	Year ended December 31
Product Type
	2000	1999	1998
	(Dollars in thousands)
Fixed Annuities:
Equity Index	$633,893	$551,278	$163,470
Fixed Rate	209,447	264,848	214,447
Life Insurance	10,169	10,025	10,155
Accident and Health	865	269	373
Variable Annuities	3,895	219	151

	$858,269	$826,639	$388,596

Comprehensive Income (Loss)

Comprehensive income (loss) includes all changes in stockholders' equity during a period except those resulting from investments by and distributions to stockholders. Other comprehensive income (loss) excludes net realized investment gains included in net income which merely represent transfers from unrealized to realized gains and losses. These amounts totaled $4,239,000, $983,000 and $36,000 in 2000, 1999 and 1998, respectively. Such amounts, which have been measured through the date of sale, are net of adjustments to deferred policy acquisition costs and income taxes totaling $1,527,000 in 2000, $471,000 in 1999 and $116,000 in 1998.

Pending Accounting Change

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 requires companies to record derivative instruments on the balance sheet at fair value. Accounting for gains or losses resulting from changes in the fair values of derivative instruments is dependent on the use of the derivative and whether it qualifies for hedge accounting. The Company issues equity-indexed annuity products, whose product characteristics include embedded derivatives. The Company also purchases options on the equity market indexes applicable to these products to fund the liabilities classified as embedded derivatives. These items will be effected by SFAS No. 133. The Statement is effective for the Company for all financial statements filed subsequent to December 31,

F–13

2000. Because various insurance-related issues were not decided by the FASB and the Derivative Implementations Group until late 2000, the Company has not yet determined the ultimate impact that this new Statement will have on its operations or financial position.

2.  Fair Values of Financial Instruments

The following methods and assumptions were used by the Company in estimating the fair values of financial instruments:

Fixed maturity securities: Quoted market prices, when available, or price matrices for securities which are not actively traded, developed using yield data and other factors relating to instruments or securities with similar characteristics.

Equity securities: Quoted market prices, where available.

Derivative instruments: Quoted market prices from related counterparties.

Policy loans: The Company has not attempted to determine the fair values associated with its policy loans, as management believes any differences between the Company's carrying value and the fair values afforded these instruments are immaterial to the Company's financial position and, accordingly, the cost to provide such disclosure is not worth the benefit to be derived.

Cash and cash equivalents: Amounts reported in the consolidated balance sheets for these instruments approximate their fair values.

Separate account assets and liabilities: Reported at estimated fair value in the consolidated balance sheets.

Annuity and single premium universal life policy reserves: Fair values of the Company's liabilities under contracts not involving significant mortality or morbidity risks (principally deferred annuities), are stated at the cost the Company would incur to extinguish the liability (i.e., the cash surrender value). The Company is not required to and has not estimated the fair value of its liabilities under other contracts.

F–14

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 (Continued)

2.  Fair Values of Financial Instruments (Continued)

Notes payable and amounts due under repurchase agreements: As all notes and short-term indebtedness under repurchase agreements have variable interest rates, the amounts reported in the consolidated balance sheets for these instruments approximate their fair values.

Amounts due under General Agency Commission and Servicing Agreement and company-obligated mandatorily redeemable preferred securities of subsidiary trusts: Fair values are estimated by discounting expected cash flows using interest rates currently being offered for similar securities.

The following sets forth a comparison of the fair values and carrying amounts of the Company's financial instruments:

	December 31
	2000		1999
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(Dollars in thousands)
Assets
Fixed maturity securities:
Available for sale	$1,474,560	$1,474,560	$997,020	$997,020
Held for investment	429,280	365,023	398,467	315,975
Equity securities	6,671	6,671	7,613	7,613
Derivative instruments	34,707	20,170	44,210	44,210
Policy loans	264	264	231	231
Cash and cash equivalents	175,724	175,724	5,882	5,882
Separate account assets	4,185	4,185	371	371
Liabilities
Annuity and single premium universal life reserves	2,079,561	1,794,414	1,343,816	1,149,271
Amounts due under General Agency Commission and Servicing Agreement	76,028	77,319	62,119	63,339
Notes payable	44,000	44,000	20,600	20,600
Amounts due under repurchase agreements	110,000	110,000	86,969	86,969
Liabilities related to separate account	4,185	4,185	371	371
Company-obligated mandatorily redeemable preferred securities of subsidiary trusts	99,503	96,924	98,982	98,982

F–15

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 (Continued)

3.  Investments

At December 31, 2000 and 1999, the amortized cost and estimated fair value of fixed maturity securities and equity securities were as follows:

December 31, 2000	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(Dollars in thousands)
Fixed maturity securities:
Available for sale:
United States Government and agencies	$1,052,193	$10,166	$(24,208)	$1,038,151
State, municipal and other governments	4,874	10	—	4,884
Public utilities	12,191	—	(991)	11,200
Corporate securities	327,954	918	(33,071)	295,801
Redeemable preferred stocks	9,240	—	(725)	8,515
Mortgage and asset-backed securities	116,924	1,393	(2,308)	116,009

	$1,523,376	$12,487	$(61,303)	$1,474,560

Held for investment:
United States Government and agencies	$353,808	—	$(60,497)	$293,311
Redeemable preferred stocks	75,472	—	(3,760)	71,712

	$429,280	$—	$(64,257)	$365,023

Equity securities:
Non-redeemable preferred stocks	$6,850	—	$(1,005)	$5,845
Common stocks	585	241	—	826

	$7,435	$241	$(1,005)	$6,671

F–16

December 31, 2001	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(Dollars in thousands)
Fixed maturity securities:
Available for sale:
United States Government and agencies	$642,115	$112	$(39,229)	$602,998
State, municipal and other governments	4,540	—	(380)	4,160
Public utilities	12,202	—	(1,363)	10,839
Corporate securities	300,422	409	(28,539)	272,292
Redeemable preferred stocks	9,240	—	(824)	8,416
Mortgage and asset-backed securities	101,946	642	(4,273)	98,315

	$1,070,465	$1,163	$(74,608)	$997,020

Held for investment:
United States Government and agencies	$323,312	—	$(74,632)	$248,680
Redeemable preferred stocks	75,155	—	(7,860)	67,295

	$398,467	$—	$(82,492)	$315,975

Equity securities:
Non-redeemable preferred stocks	$6,850	—	$(227)	$6,623
Common stocks	1,170	—	(180)	990

	$8,020	$—	$(407)	$7,613

The amortized cost and estimated fair value of fixed maturity securities at December 31, 2000, by contractual maturity, are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. All of the Company's mortgage-backed and asset-backed securities provide for periodic payments throughout their lives, and are shown below as a separate line.

	Available for sale		Held for investment
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(Dollars in thousands)
Due after one year through five years	$38,702	$36,671	$—	$—
Due after five years through ten years	246,402	247,027	—	—
Due after ten years through twenty years	789,228	787,888	—	—
Due after twenty years	332,120	286,965	429,280	365,023

	1,406,452	1,358,551	429,280	365,023
Mortgage-backed and asset-backed securities	116,924	116,009	—	—

	$1,523,376	$1,474,560	$429,280	$365,023

F–17

Net unrealized gains (losses) on available-for-sale fixed maturity securities and equity securities reported as a separate component of stockholders' equity were comprised of the following at December 31, 2000 and 1999:

	December 31
	2000	1999
	(Dollars in thousands)
Net unrealized losses on available-for-sale fixed maturity and equity securities	$(49,580)	$(73,852)
Adjustments for assumed changes in amortization of deferred policy acquisition costs	23,616	19,645
Deferred income tax benefit	9,088	18,972

Net unrealized losses reported as accumulated other comprehensive loss	$(16,876)	$(35,235)

Components of net investment income are as follows:

	Year ended December 31
	2000	1999	1998
	(Dollars in thousands)
Fixed maturity securities	$129,066	$69,877	$28,305
Equity securities	754	456	—
Derivative instruments	(42,745)	(6,151)	(1,768)
Policy loans	19	20	8
Cash and cash equivalents	1,703	487	332
Other	2,083	951	55

	90,880	65,640	26,932
Less investment expenses	(1,403)	(1,030)	(575)

Net investment income	$89,477	$64,610	$26,357

F–18

An analysis of sales, maturities, and principal repayments of the Company's available-for-sale fixed maturity securities for the year ended December 31, 2000, 1999 and 1998 is as follows:

	Amortized Cost	Gross Realized Gains	Losses	Proceeds from Sale
	(Dollars in thousands)
Year ended December 31, 2000
Scheduled principal repayments, calls and tenders	$622,353	$—	$—	$622,353
Sales	7,471	—	(977)	6,494

Total	$629,824	$—	$(977)	$628,847

Year ended December 31, 1999
Scheduled principal repayments, calls and tenders	$195,838	$—	$—	$195,838
Sales	112,919	323	(410)	112,832

Total	$308,757	$323	$(410)	$308,670

Year ended December 31, 1998
Scheduled principal repayments, calls and tenders	$157,732	$—	$—	$157,732
Sales	64,861	164	(12)	65,013

Total	$222,593	$164	$(12)	$222,745

For the year ended December 31, 2000, realized gains on investments consisted of net losses of $977,000 on the sale of available-for-sale fixed maturity securities, net losses of $434,000 on the sale of equity securities and a gain of $7,177,000 on the termination of a total return swap. For the year ended December 31, 1999, realized gains on investments consisted of net losses of $87,000 on the sale of available-for-sale fixed maturity securities and a gain of $1,541,000 on the termination of a total return swap. For the year ended December 31, 1998, realized gains of $427,000 consisted of net gains on sales of available-for-sale fixed maturities of $152,000 and a gain on the sale of real property of $275,000.

The change in unrealized appreciation or depreciation on investments for the year ended December 31, 2000 aggregated $24,272,000, and consisted of unrealized appreciation of $24,629,000 on available-for-sale fixed maturity securities and unrealized depreciation on equity securities of $357,000. The change in unrealized depreciation on on investments for the year ended December 31, 1999 aggregated $75,449,000, and consisted of unrealized depreciation on available-for-sale fixed maturity securities and equity securities of $75,043,000 and $406,000, respectively. The change in unrealized appreciation/depreciation on investments aggregated $905,000 for the year ended December 31, 1998, and was entirely attributable to available-for-sale fixed maturity securities. The change in net unrealized appreciation/depreciation is recorded net of adjustments to deferred policy acquisition costs and deferred income taxes totaling $(5,913,000) in 2000, $39,794,000 in 1999 and $(695,000) in 1998.

F–19

As a part of its asset-liability management activities, the Company from time to time purchases financial futures instruments and total return exchange agreements. The operations of the Company are subject to risk of interest rate fluctuations to the extent that there is a difference between the amount of the Company's interest-earning assets and interest-bearing liabilities that mature in specified periods. The principal objective of the Company's asset-liability management activities is to provide maximum levels of net investment income while maintaining acceptable levels of interest rate and liquidity risk, and facilitating the funding needs of the Company. Financial futures contracts are commitments to either purchase or sell a financial instrument at a specific future date for a specified price and may be settled in cash or through delivery of the financial instrument. Total return exchange agreements generally involve the exchange of the total return or yield on a referenced security for a specified interest rate.

If a financial futures contract used to manage interest rate risk is terminated early or results in payments based on the change in value of the underlying asset, any resulting gain or loss is deferred and amortized as an adjustment to the yield of the designated asset over its remaining life as long as the transaction qualifies for hedge accounting. The effectiveness of the hedge is measured by a historical and probable future high correlation of changes in the fair value of the hedging instruments with changes in value of the hedged item. If correlation ceases to exist, hedge accounting will be terminated and gains or losses recorded in income. To date, high correlation has been achieved. Deferred losses of $2,276,000 for 2000 and deferred gains of $4,970,000 for 1999 are included in held-for-investment fixed maturities and will be amortized as an adjustment to interest income over the life of the hedged instrument. There are no outstanding agreements at December 31, 2000.

For total return exchange agreements, the differential of the total return yield or interest to be paid or received on a settlement date is recognized as an adjustment to net investment income. If a total return swap agreement is terminated early, any resulting gain or loss is recognized as a realized gain or loss. In 2000, the Company recognized net investment expense of $10,583,000 related to payments made on settlement dates, and realized a gain of $7,177,000 on the termination of one total return swap agreement. In 1999, the Company recognized net investment expense of $2,069,000 related to payments made on settlement dates, and realized a gain of $1,541,000 on the termination of one total return swap agreement. There are no outstanding agreements at December 31, 2000.

At December 31, 2000, fixed maturity securities and short-term investments with an amortized cost of $1,901,955,000 were on deposit with state agencies to meet regulatory requirements.

F–20

At December 31, 2000, the following investments in any person or its affiliates (other than bonds issued by agencies of the United States Government) exceeded 10% of stockholders' equity:

Issuer	Estimated Fair Value	Amortized Cost
	(Dollars in thousands)
FBL Capital Trust I	$71,712	$75,472
Knight Funding, Ltd	19,053	19,027
AIG Global Trust	19,000	19,854
Nationsbank Corp.	15,891	16,100
Morgan JP & Co.	12,017	13,861
Sears Roebuck	11,076	10,636
Health Care Properties	10,491	10,598
FMR Corp.	10,075	10,083
Northwest Air	10,028	9,675
Sutter	10,000	9,510
Bear Stearns Capital	9,924	9,976
South Street	9,737	9,550
New Plan Realty	9,577	11,019
ELC 1999	9,108	9,219
M & I	8,641	10,393
American Financial Group	8,417	9,369
Genamerica	8,356	9,568
Alco Cap Resource	7,988	7,993
Lehman Bros Holdings	7,697	9,523
Security Cap Pac	7,664	8,032
Commercial Net Lease Rlty	7,471	7,727
Jet Equipment	7,110	8,154
EOP Operating LP	6,452	7,078
Nationwide Health	6,023	6,043

F–21

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.  Value of Insurance In Force Acquired

An analysis of the value of insurance in force acquired for the years ended December 31, 2000, 1999 and 1998 is as follows:

	Year ended December 31
	2000	1999	1998
	(Dollars in thousands)
Balance at beginning of year	$752	$1,069	$1,343
Accretion of interest during the year	36	55	71
Amortization of asset	(268)	(372)	(345)

Balance at end of year	$520	$752	$1,069

Amortization of the value of insurance in force acquired for the next five years is expected to be as follows: 2001—$104,000; 2002—$104,000; 2003—$104,000; 2004—$104,000; and 2005—$104,000.

5.  Reinsurance and Policy Provisions

In the normal course of business, the Company seeks to limit its exposure to loss on any single insured and to recover a portion of benefits paid by ceding reinsurance to other insurance enterprises or reinsurers. Reinsurance coverages for life insurance vary according to the age and risk classification of the insured. The Company does not use financial or surplus relief reinsurance.

Reinsurance contracts do not relieve the Company of its obligations to its policyholders. To the extent that reinsuring companies are later unable to meet obligations under reinsurance agreements, the Company's life insurance subsidiary would be liable for these obligations, and payment of these obligations could result in losses to the Company. To limit the possibility of such losses, the Company evaluates the financial condition of its reinsurers, and monitors concentrations of credit risk. Insurance premiums have been reduced by $182,000, $1,111,000 and $567,000 and insurance benefits have been reduced by $376,000, $336,000 and $376,000 during the years ended December 31, 2000, 1999 and 1998, respectively, as a result of cession agreements.

No allowance for uncollectible amounts has been established against the Company's asset for amounts receivable from other insurance companies since none of the receivables are deemed by management to be uncollectible.

During 1998, the Company entered into a modified coinsurance agreement to cede 70% of its variable annuity business to Equitrust Life Insurance Company ("Equitrust"). Equitrust is an affiliate of Farm Bureau Life Insurance Company which beneficially owns 32.26% of the Company's common stock. Under this agreement, the Company paid Equitrust $118,000, $120,000 and $78,000 for the years ended December 31, 2000, 1999 and 1998, respectively. The modified coinsurance agreement has an initial term of four years and will continue thereafter until termination by written notice at the election of either party. Any such termination will apply to the submission or acceptance of new policies, and business reinsured under the agreement prior to any such termination is not eligible for recapture before the expiration of 10 years. Equitrust (or one of its affiliates) provides the administrative support necessary to manage this business.

F–22

The activity in the liability for unpaid claims and related adjustment expense for the Company's accident and health business for the years ended December 31, 2000, 1999 and 1998, net of reinsurance, is summarized as follows:

	Unpaid Claims Liability at Beginning of Year	Claims Incurred	Claims Paid	Unpaid Claims Liability at End of Year
	(Dollars in thousands)
Year ended December 31, 2000
2000	$—	$696	$339	$357
1999 and prior	594	88	123	559

	594	$784	$462	916

Active life reserve	1,576			1,600

Total accident and health reserves	$2,170			$2,516

Year ended December 31, 1999
1999	$—	$551	$319	$232
1998 and prior	673	(186)	124	363

	673	$365	$443	595

Active life reserve	1,518			1,576

Total accident and health reserves	$2,191			$2,171

Year ended December 31, 1998
1998	$—	$581	$318	$263
1997 and prior	667	(133)	124	410

	667	$448	$442	673

Active life reserve	1,407			1,518

Total accident and health reserves	$2,074			$2,191

The Company develops reserves for unpaid claims by using industry mortality and morbidity data. One year development on prior year reserves represents our experience being more or less favorable than that of the industry. Over time, we expect our experience with respect to this business to be comparable to that of the industry. A certain level of volatility in development is inherent in these reserves since the underlying block of business is relatively small.

F–23

6.  Income Taxes

The Company files a consolidated federal income tax return with all its subsidiaries except American Equity Investment Life Insurance Company, which files a separate federal income tax return and American Equity Investment Properties, L.C., which is taxed as a partnership and, as such, all taxable income is allocated to its owners.

Deferred income taxes are established by the Company and its subsidiaries based upon the temporary differences among financial reporting and tax bases of assets and liabilities within each entity, the reversal of which will result in taxable or deductible amounts in future years when the related asset or liability is recovered or settled, measured using the enacted tax rates.

Income tax benefit (expense) differed from that computed at the applicable statutory federal income tax rate (35% in 2000 and 1999; 34% in 1998) as follows.

	Year ended December 31
	2000	1999	1998
	(Dollars in thousands)
Income before income taxes	$14,618	$3,095	$1,004

Income tax benefit (expense) on income before income taxes at statutory rate	$(5,116)	$(1,083)	$(341)
Tax effect of:
Earnings attributable to company-obligated mandatorily redeemable preferred securities of subsidiary trusts	2,607	708	—
State income taxes	151	61	59
Change in valuation allowance on deferred income tax assets	—	1,537	(397)
Other	(27)	147	(81)

Income tax benefit (expense)	$(2,385)	$1,370	$(760)

F–24

The tax effect of individual temporary differences at December 31, 2000 and 1999, is as follows:

	December 31
	2000	1999
	(Dollars in thousands)
Deferred income tax assets:
Policy benefit reserves	$90,792	$55,066
Provision for experience rating refunds	118	191
Unrealized depreciation on available-for-sale fixed maturity securities and equity securities	9,088	18,972
Deferred compensation	408	426
Net operating loss carryforwards	2,954	1,609
Net capital loss carryforward	9,953	10,531
Other	279	16

	113,592	86,811
Deferred income tax liabilities:
Accrued discount on fixed maturity securities	(13,747)	(11,331)
Deferred policy acquisition costs	(63,303)	(31,861)
Value of insurance in force acquired	(182)	(263)
Other	(308)	(319)

	(77,540)	(43,774)

Deferred income tax asset	$36,052	$43,037

The Company regularly reviews its needs for a valuation allowance against its deferred income tax assets. During the year ended December 31, 1997, the Company's life insurance company became taxable and it is expected that it will continue to pay federal income taxes in the foreseeable future. As a result, the valuation allowance pertaining to deferred income tax assets at this subsidiary was eliminated at December 31, 1997. At December 31, 1998 and 1997, the Company carried a valuation allowance against deferred income tax assets of the non-life insurance entities due to the uncertainty of future income. However, this valuation allowance was eliminated at December 31, 1999 as a result of the Company's adoption of plans and policies relative to future taxable income or loss of the non-life entities.

At December 31, 2000, the Company has net operating loss carryforwards for tax purposes of $7,386,000 which expire in 2010 through 2015, and net capital losses for tax purposes of $28,436,000 which expire in 2004.

7.  Notes Payable and Amounts Due Under Repurchase Agreements

On October 18, 1996, the Company borrowed $10 million from two banks under a variable rate revolving credit agreement with a maximum borrowing level of $10 million. During 1999, the maximum borrowing level was increased to $25,000,000, and the Company borrowed an additional $10,600,000. During 2000, the maximum borrowing level was increased to $50,000,000, and the Company borrowed

F–25

an additional $23,400,000. The notes bear interest (7.99% at December 31, 2000) at LIBOR plus a specified margin of up to 1.75% and interest is payable quarterly. Principal and accrued interest is due and payable on September 30, 2001, with an option for a four-year extension as a term loan. Under the agreement, the Company is required to maintain minimum capital and surplus levels at American Equity Investment Life Insurance Company and meet certain other financial and operating ratio requirements. The Company is also prohibited from incurring other indebtedness for borrowed money and from paying dividends on its capital stock in excess of 10% of its consolidated net income for the prior fiscal year (except that in 1999, the Company was permitted to make the dividend payments reflected in the consolidated financial statements).

As part of its investment strategy, the Company enters into securities lending programs to increase its return on investments and improve its liquidity. These transactions are accounted for as amounts due under repurchase agreements (short-term collateralized borrowings). Such borrowings averaged approximately $50,365,000, $68,139,000 and $28,217,000 for the years ended December 31, 2000, 1999 and 1998, respectively, and were collateralized by investment securities with fair market values approximately equal to the amount due. At December 31, 2000, the Company has securities lending programs with First Union Securities, Inc. and Bear, Stearns & Co., Inc. with amounts due to each of $110,000,000 and $0, respectively. The weighted average interest rate on amounts due under repurchase agreements was 6.49%, 5.12% and 5.42% for the years ended December 31, 2000, 1999 and 1998, respectively.

8.  General Agency Commission and Servicing Agreement

The Company has a General Agency Commission and Servicing Agreement with American Equity Investment Service Company (the Service Company), wholly-owned by the Company's chairman, whereby, the Service Company acts as a national supervisory agent with responsibility for paying commissions to agents of the Company. Under the terms of the original agreement, the Service Company was required to pay the greater of (a) 5% of the premiums collected by the Company on the sale of certain annuity products, or (b) 50% of the agent's commissions payable by the Company on the sale of those same policies. In return, the Company agreed to pay quarterly renewal commissions to the Service Company equal to .3875% of the premiums received by the Company on policies that still remain in force. In addition, the Company has agreed to pay supplemental commissions should lapses in any quarter exceed 1.88%, or certain other circumstances arise. The Agreement terminates on June 30, 2005 or earlier should certain criteria be met.

On December 31, 1997, the Service Company and the Company amended the Agreement to provide for the payment of 100% of the agents' commissions by the Service Company for policies issued from July 1, 1997 through December 31, 1997. In return, the Company agreed to pay the Service Company quarterly renewal commissions of .7% of the premiums received by the Company before January 1, 1998 that still remain in force, and .325% for in-force amounts received thereafter. The revised quarterly renewal commission schedule commenced December 31, 1997. For policies issued from January 1, 1998 through August 30, 1999, the original agreement remains in effect and, accordingly, the Company pays renewal commissions of .325% of the premiums received on such policies which remain in force.

F–26

On June 30, 1999, the Service Company and the Company further amended the Agreement to provide for the payment of 30% of agents' commissions by the Service Company for policies issued on or after September 1, 1999, and the Company agreed to pay the Service Company quarterly renewal commissions of .25% for in force amounts received thereafter. The above-described amendments to the General Agency Commission and Servicing Agreement resulted from the ability and willingness of the Service Company to assume differing levels of commitments under the General Agency Commissions and Servicing Agreement.

In connection with the General Agency Commission and Servicing Agreement, the Company records commissions and a related payable for amounts paid by the Service Company. Interest expense is recorded based upon estimated future payments to the Service Company based upon an imputed interest rate (approximately 9.0%) for each of the periods presented. Estimated future payments are evaluated regularly and the imputed interest rate will be adjusted when deemed necessary. During the years ended December 31, 2000, 1999 and 1998, the Service Company paid $28,400,000, $37,723,000, and $19,933,000, respectively, to agents of the Company. The Company paid renewal commissions to the Service Company of $20,449,000, $7,001,000, and $5,328,000, respectively, which were used to reduce the amount due under commission and servicing agreement, and amounts attributable to imputed interest.

Estimated future payments under the General Agency Commission and Servicing Agreement at December 31, 2000 are as follows (Dollars in thousands):

Year ending December 31:
2001	$31,229
2002	22,229
2003	20,651
2004	14,451

88,560
Amounts representing interest	(12,532)

Net	$76,028

From January, 1997 to July, 1999, the Service Company borrowed approximately $45,000,000 from David J. Noble, Chairman, Chief Executive Officer and President of the Company as the source of funding its portion of producing agents' commission payments. During 1999, the Company agreed to loan the Service Company up to $50,000,000 as an alternate source of funds for such first year commissions, and the Company advanced $27,000,000 and $18,175,000 to the Service Company during the years ended December 31, 2000 and 1999, respectively, pursuant to the promissory note evidencing this agreement. Principal and interest on all loans to the Service Company are payable quarterly over five years from the date of the advance. Interest on all such indebtedness accrues at "reference rate" of the financial institution which is the Company's principal lender. This rate averaged 8.64% in 2000, 8.25% in 1999, and 7.72% in 1998. The Service Company repays the above described indebtedness from the renewal commissions paid to it under the General Agency Commission and Servicing Agreement

F–27

9.  Minority Interests in Subsidiary Trusts

During 1999, American Equity Capital Trust I ("Trust I"), a wholly-owned subsidiary of the Company, issued $25,970,000 of 8% Convertible Trust Preferred Securities (the "8% Trust Preferred Securities"). In connection with Trust I's issuance of the 8% Trust Preferred Securities and the related purchase by the Company of all of Trust I's common securities, the Company issued $26,773,000 in principal amount of its 8% Convertible Junior Subordinated Debentures, due September 30, 2029 (the "8% Debentures") to Trust I. The sole assets of Trust I are the 8% Debentures and any interest accrued thereon. Each 8% Trust Preferred Security is convertible into one share of common stock of the Company at a conversion price equal to the lesser of (i) $30 per share or (ii) 90% of the initial price per share to the public of the Company's common stock sold in connection with its initial public offering of such common stock (the "IPO"), upon the earlier of the 91st day following the IPO or September 30, 2002. The interest payment dates on the 8% Debentures correspond to the distribution dates on the 8% Trust Preferred Securities. The 8% Trust Preferred Securities, which have a liquidation value of $30 per share plus accrued and unpaid distributions, mature simultaneously with the 8% Debentures. At December 31, 2000, 865,671.33 shares of 8% Trust Preferred Securities were outstanding, all of which are unconditionally guaranteed by the Company to the extent of the assets of Trust I.

Also during 1999, American Equity Capital Trust II ("Trust II"), a wholly-owned subsidiary of the Company, issued 97,000 shares of 5% Trust Preferred Securities (the "5% Trust Preferred Securities") to Iowa Farm Bureau Federation, which owns more than 50% of the voting capital stock of FBL Financial Group, Inc. ("FBL"), parent company of Farm Bureau Life Insurance Company ("Farm Bureau"). Farm Bureau beneficially owns 32.26% of our common stock.

The 5% Trust Preferred Securities, which have a liquidation value of $100 per share ($97,000,000 in the aggregate), have been assigned a fair value of $72,490,000 (based upon an effective 7% yield-to-maturity). The consideration received by Trust II in connection with the issuance of the 5% Trust Preferred Securities consisted of fixed income trust preferred securities of equal value which were issued by FBL.

In connection with Trust II's issuance of the 5% Preferred Securities and the related purchase by the Company of all of Trust II's common securities, the Company issued $100,000,000 in principal amount of its 5% Subordinated Debentures, due June 1, 2047 (the "5% Debentures") to Trust II. The sole assets of Trust II are the 5% Debentures and any interest accrued thereon. The interest payment dates on the 5% Debentures correspond to the distribution dates on the 5% Trust Preferred Securities. The 5% Trust Preferred Securities mature simultaneously with the 5% Debentures. All of the 5% Trust Preferred Securities are unconditionally guaranteed by the Company to the extent of the assets of Trust II.

10.  Retirement and Stock Compensation Plans

The Company has adopted a contributory defined contribution plan which is qualified under Section 401(k) of the Internal Revenue Code. The plan covers substantially all full-time employees of the Company, subject to minimum eligibility requirements. Employees can contribute up to 15% of their annual salary (with a maximum contribution of $10,500 in 2000, $10,000 in 1999, and $10,000 in 1998) to the plan. The Company contributes an additional amount, subject to limitations, based on the

F–28

voluntary contribution of the employee. Further, the plan provides for additional employer contributions based on the discretion of the Board of Directors. Plan contributions charged to expense were $42,000, $42,000 and $25,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

The Company has entered into deferred compensation arrangements with certain officers, directors, and consultants, whereby these individuals have agreed to take common stock of the Company at a future date in lieu of current cash payments. The common stock is to be issued in conjunction with a "trigger event", as that term is defined in the individual agreements. At December 31, 2000 and 1999, these individuals have earned, and the Company has reserved for future issuance, 280,929 and 288,180 shares of common stock, respectively, pursuant to these arrangements. The Company has also accrued $1,060,000 and $1,098,000 as an other liability at December 31, 2000 and 1999, respectively, representing the value associated with the shares earned. In September, 1999, a retired employee received a distribution of 27,120 shares in accordance with the employee's deferred compensation arrangement.

During 1997, the Company established the American Equity Investment NMO Deferred Compensation Plan whereby agents can earn common stock in addition to their normal commissions. Awards are calculated using formulas determined annually by the Company's Board of Directors and are generally based upon new annuity deposits. For the years ended December 31, 2000, 1999 and 1998, agents earned the right to receive 262,395, 377,788 and 251,883 shares, respectively. These shares will be awarded at the end of the vesting period of 4 years. A portion of the awards may be subject to forfeiture if certain production levels are not met over the remaining vesting period. The Company recognizes commission expense as the awards vest. For the years ended December 31, 2000, 1999 and 1998, agents vested in 216,402, 159,402 and 76,026 shares of common stock, respectively, and the Company recorded commission expense (which was subsequently capitalized as deferred policy acquisition costs) of $1,587,000, $1,379,000 and $295,000, respectively, under these plans. Amounts accrued are reported as other liabilities until the stock has been issued. At December 31, 2000, the Company has reserved 891,159 shares for future issuance under the plans. Two of the Company's national marketing organizations accounted for more than 10% of the annuity deposits and insurance premium collections during 2000.

The Company has a Stock Option Agreement with the Company's Chairman (and owner of 10% of its outstanding common stock at December 31, 2000) which allows the purchase of 1,200,000 shares of the Company's common stock. In 2000, the Company's Chairman exercised warrants to purchase 240,000 shares of common stock at an exercise price of $3.33 per share. Of the unexercised options, all of which expire in 2007, 600,000 have an exercise price of $3.33 per share and 360,000 have an exercise price of $7.33.

The Company loaned the Chairman the aggregate exercise price of $800,000 pursuant to a forgivable loan agreement to facilitate his exercise of these warrants. The forgivable loan agreement is with full recourse, and is not collateralized by the shares issued in connection with the exercise of these warrants. These warrants were not issued in connection with the Company's employee stock option plan, but were issued to Mr. Noble, the Company's founding shareholder, as part of his initial capitalization of the Company. This loan is repayable in five equal annual installments of principal and

F–29

interest, each of which may be forgiven if Mr. Noble remains continuously employed by the Company in his present capacity, subject to specified exceptions.

The Company's 1996 Stock Option Plan authorizes the grants of options to officers, directors and employees for up to 1,200,000 shares of the Company's common stock. All 1996 options granted have 10 year terms, and vest and become fully exercisable immediately. In 2000, the Company adopted the 2000 Employee Stock Option Plan which authorizes grants of options to officers and employees on up to 1,800,000 shares of the Company's common stock. Also in 2000, the Company adopted the 2000 Directors Stock Option Plan which authorizes grants of options to directors on up to 225,000 shares. All 2000 options granted have 10 year terms, and have a six month vesting period after which they become fully exercisable immediately. The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, Accounting for Stock-Based Compensation, requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the fair value of the underlying stock on the date of grant, no compensation expense is recognized.

F–30

Changes in the number of stock options outstanding during the years ended December 31, 2000, 1999 and 1998 are as follows:

	Number of Shares	Weighted-Average Exercise Price per Share	Total Exercise Price
	(Dollars in thousands, except per share data)
Outstanding at January 1, 1998	1,607,100	$3.54	$5,690
Granted	115,500	5.33	616
Cancelled	(49,500)	3.39	(168)
Exercised	(2,100)	3.81	(8)

Outstanding at December 31, 1998	1,671,000	3.67	6,130
Granted	287,760	7.48	2,152
Converted	360,000	7.33	2,640
Cancelled	(4,650)	6.67	(31)
Exercised	(21,675)	3.42	(74)

Outstanding at December 31, 1999	2,292,435	4.72	10,817
Granted	1,049,532	9.67	10,146
Cancelled	(118,575)	6.29	(746)
Exercised	(52,650)	3.68	(194)

Outstanding at December 31, 2000	3,170,742	6.32	$20,023

Stock options outstanding at December 31, 2000 (all currently exercisable) are follows:

	Number	Weighted-Average Remaining Life (in Years)
Exercise price:
$3.33	1,069,500	6.19
$4.00	347,250	6.56
$5.33	121,500	7.66
$7.33	572,460	7.17
$8.67	24,000	8.92
$9.67	1,036,032	10.00

	3,170,742	7.73

F–31

At December 31, 2000, the Company had no shares of common stock available for future grant under the 1996 Stock Option Plan; 971,718 shares of common stock available for future grant under the 2000 Employee Stock Option Plan; and 225,000 shares of common stock available for future grant under the 2000 Directors Stock Option Plan.

On December 1, 1997, in connection with a rights offering of shares of the Company's common stock, the Company issued subscription rights to purchase an aggregate of 2,157,375 shares of the Company's common stock to certain officers and directors. The subscription rights have an exercise price of $5.33 per share, were fully exercisable immediately, and expire on December 1, 2002.

Pro forma information regarding net income is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options and subscription rights under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a minimum value option pricing model (which is used for non-public companies) with the following weighted-average assumptions:

	Year ended December 31
	2000	1999	1998
Risk-free interest rate	6.70%	4.73%	5.40%
Dividend yield	0%	0%	0%
Weighted-average expected life	3 years	3 years	3 years

The minimum value option pricing model is similar to the Black-Scholes option valuation model (which is primarily used for public companies) except that it excludes an assumption for the expected volatility of market price. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

F–32

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma net earnings and earnings per common share were as follows:

	Year ended December 31
	2000	1999	1998
	(Dollars in thousands, except per share data)
Net income, as reported	$4,784	$2,443	$244
Net income, pro forma	3,583	2,035	189
Basic earnings per common share, as reported	0.33	0.17	0.02
Basic earnings per common share, pro forma	0.25	0.14	0.01
Diluted earnings per common share, as reported	0.26	0.14	0.02
Diluted earnings per common share, pro forma	0.19	0.12	0.01

11.  Life Insurance Subsidiary

Prior approval of regulatory authorities is required for the payment of dividends to the Company by its life insurance subsidiary which exceed an annual limitation. During 2001, the life insurance subsidiary could pay dividends to its parent of $14,505,000, without prior approval from regulatory authorities.

The financial statements of American Equity Investment Life Insurance Company differ from related statutory-basis financial statements principally as follows: (a) the bond portfolio is segregated into held-for-investment (carried at amortized cost), available-for-sale (carried at fair value), and trading (carried at fair value) classifications rather than generally being carried at amortized cost; (b) derivative instruments are recorded at amortized cost plus intrinsic value rather than market value; (c) acquisition costs of acquiring new business are deferred and amortized over the life of the policies rather than charged to operations as incurred; (d) the excess of purchase price over net assets acquired in business combinations is allocated to identifiable intangibles such as value of insurance in force acquired, rather than being entirely attributable to goodwill (a portion of which may be non-admitted); (e) policy reserves on traditional life and accident and health insurance products are based on reasonable assumptions of expected mortality, morbidity, interest and withdrawals which include a provision for possible adverse deviation from such assumptions which may differ from reserves based on statutory mortality rates and interest; (f) future policy benefit reserves on certain universal life and annuity products are based on full account values, rather than discounting methodologies utilizing statutory interest rates; (g) a liability is recorded for the present value of estimated amounts due under the General Agency Commission and Servicing Agreement rather than recording such amounts as they become due; (h) reinsurance amounts are shown as gross amounts, net of an allowance for uncollectible amounts, on the consolidated balance sheet rather than netted against the corresponding receivable or payable; (i) deferred income taxes are provided for the difference between the financial statement and income tax bases of assets and liabilities; (j) net realized gains or losses attributed to changes in the level of interest rates in the market are recognized as gains or losses in the statement of income when the sale is completed rather than deferred and amortized over the remaining life of the fixed maturity security or mortgage loan; (k) declines in the estimated realizable value of investments are charged to the statement of operations for declines in value, when such declines in value are judged

F–33

to be other than temporary rather than through the establishment of a formula-determined statutory investment reserve (carried as a liability), changes in which are charged directly to surplus; (l) agents' balances and certain other assets designated as "non-admitted assets" for statutory purposes are reported as assets rather than being charged to surplus; (m) revenues for universal life and annuity products consist of policy charges for the cost of insurance, policy administration charges, amortization of policy initiation fees and surrender charges assessed rather than premiums received; (n) pension income or expense is recognized in accordance with SFAS No. 87, Employers' Accounting for Pensions, rather than in accordance with rules and regulations permitted by the Employee Retirement Income Security Act of 1974; (o) surplus notes are reported as a liability rather than as a component of capital and surplus; and (p) assets and liabilities are restated to fair values when a change in ownership occurs, rather than continuing to be presented at historical cost.

Net income for the life insurance subsidiary as determined in accordance with statutory accounting practices was $10,420,000, $17,837,000 and $4,804,000 in 2000, 1999 and 1998, respectively, and total statutory capital and surplus of the life insurance subsidiary was $145,048,000 and $139,855,000 at December 31, 2000 and 1999, respectively.

The National Association of Insurance Commissioners has revised the Accounting Practices and Procedures Manual, the guidance that defines statutory accounting principles. The revised manual will be effective January 1, 2001, and has been adopted by the State of Iowa, the life company's state of domicile. The revised manual will result in changes to the accounting practices that the Company uses to prepare their statutory-basis financial statements. Management believes the impact of these changes to the Company's statutory-basis capital and surplus as of January 1, 2001 will not be significant.

12.  Commitments and Contingencies

    The Company leases its home office space and certain equipment under operating leases which expire through February 2005. During the years ended December 31, 2000, 1999 and 1998, rent expense totaled $575,000, $452,000 and $350,000, respectively. At December 31, 2000, minimum rental payments due under all noncancellable operating leases with initial terms of one year or more are (dollars in thousands):

Year ending December 31:
2001	$573
2002	566
2003	548
2004	285
2005	35

$2,007

Assessments are, from time to time, levied on the Company by life and health guaranty associations in most states in which the Company is licensed to cover losses to policyholders of insolvent or rehabilitated companies. In some states, these assessments can be partially recovered through a reduction in future premium taxes. Management believes that assessments against the Company for failures known to date will be minimal.

F–34

13.  Earnings Per Share

The following table sets forth the computation of basic earnings per common share and diluted earnings per common share:

	Year ended December 31
	2000	1999	1998
	(Dollars in thousands, except per share data)
Numerator:
Net income	$4,784	$2,443	$244
Dividends on preferred stock	(6)	(13)	—

Numerator for basic earnings per common share	4,778	2,430	244
Dividends on preferred stock	6	13	—

Numerator for diluted earnings per common share	$4,784	$2,443	$244

Denominator:
Weighted average shares outstanding	14,365,267	14,008,287	13,394,736
Effect of dilutive securities:
Preferred stock	1,875,000	1,875,000	10,275
Warrants	105,344	253,758	352,110
Stock options and management subscription rights	1,705,364	1,028,403	344,364
Deferred compensation agreements	537,059	352,461	40,599

Adjusted weighted average shares outstanding	18,588,034	17,517,909	14,142,084

Basic earnings per common share	$0.33	$0.17	$0.02

Diluted earnings per common share	$0.26	$0.14	$0.02

The effect of the convertible stock of the subsidiary trusts has not been included in the computation of dilutive earnings per share as the effect is antidilutive.

F–35

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	June 30, 2001	December 31, 2000
Assets
Cash and investments:
Fixed maturity securities:
Available-for-sale, at market (amortized cost: 2001—$2,734,991; 2000—$1,523,376)	$2,711,865	$1,474,560
Held for investment, at amortized cost (market: 2001—$416,962; 2000—$365,023)	441,658	429,280
Equity securities, at market (cost: 2001—$18,791; 2000—$7,435)	16,925	6,671
Mortgage loans	17,625	—
Derivative instruments	28,738	34,707
Policy loans	295	264
Cash and cash equivalents	176,685	175,724

Total cash and investments	3,393,791	2,121,206
Receivable from other insurance companies	318	375
Premiums due and uncollected	1,269	1,256
Accrued investment income	29,185	21,398
Receivables from related parties	39,632	47,242
Property, furniture and equipment, less accumulated depreciation: 2001—$2,731; 2000—$2,370	1,409	1,032
Value of insurance in force acquired	362	520
Deferred policy acquisition costs	358,110	289,609
Intangibles, less accumulated amortization: 2001—$892; 2000—$797	2,243	2,338
Deferred income tax asset	35,843	36,052
Other assets	6,134	2,913
Assets held in separate account	4,001	4,185

Total assets	$3,872,297	$2,528,126

F–36

	June 30, 2001	December 31, 2000
Liabilities and Stockholders' Equity
Liabilities:
Policy benefit reserves:
Traditional life and accident and health insurance products	$23,432	$20,354
Annuity and single premium universal life products	3,131,565	2,079,561
Other policy funds and contract claims	18,834	16,669
Provision for experience rating refunds	—	336
Amounts due to related party under General Agency Commission and Servicing Agreement	67,151	76,028
Other amounts due to related parties	—	4,000
Notes payable	44,000	44,000
Amounts due to reinsurers	14,875	—
Amounts due under repurchase agreements	—	110,000
Amounts due on securities purchased	365,326	—
Federal income taxes payable	540	50
Other liabilities	32,256	14,788
Liabilities related to separate account	4,001	4,185

Total liabilities	3,701,980	2,369,971
Minority interest in subsidiaries: company-obligated mandatorily redeemable preferred securities of subsidiary trusts	99,764	99,503
Stockholders' equity:
Series Preferred Stock, par value $1 per share, 2,000,000 shares authorized; 625,000 shares of 1998 Series A Participating Preferred Stock issued and outstanding	625	625
Common Stock, par value $1 per share—75,000,000 shares authorized; issued and outstanding: 2001—14,534,794 shares; and 2000—14,530,242 shares	14,535	14,530
Additional paid-in capital	57,606	57,577
Accumulated other comprehensive loss	(7,777)	(16,876)
Retained earnings	5,564	2,796

Total stockholders' equity	70,553	58,652

Total liabilities and stockholders' equity	$3,872,297	$2,528,126

See accompanying notes.

F–37

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended June 30,		Six Months Ended June 30,
	2001	2000	2001	2000
Revenues:
Traditional life and accident and health insurance premiums	$3,333	$2,741	$6,615	$6,184
Annuity and single premium universal life product charges	3,185	1,883	5,847	3,288
Net investment income	33,426	24,490	58,446	33,749
Realized gains (losses) on sale of investments	583	(18)	739	6,196
Unrealized gains on derivatives	12,365	—	3,127	—

Total revenues	52,892	29,096	74,774	49,417
Benefits and expenses:
Insurance policy benefits and change in future policy benefits	2,395	2,148	4,592	4,103
Interest credited to account balances	21,667	12,698	35,515	24,589
Change in market value of embedded derivatives	10,677	—	6,487	—
Interest expense on notes payable	756	556	1,651	847
Interest expense on General Agency Commission and Servicing Agreement	1,479	1,454	3,062	2,800
Interest expense on amounts due under repurchase agreements	—	1,050	951	1,718
Amortization of deferred policy acquisition costs and value of insurance in force acquired	5,437	3,972	5,876	2,832
Other operating costs and expenses	3,705	3,975	7,568	7,405

Total benefits and expenses	46,116	25,853	65,702	44,294

Income before income taxes, minority interest in earnings of subsidiaries and cumulative effect adjustment	6,776	3,243	9,072	5,123
Income tax expense (benefit):
Current	3,344	1,554	6,041	(53)
Deferred	(1,681)	(1,116)	(4,260)	496

	1,663	438	1,780	444
Income before minority interest in earnings of subsidiaries and cumulative effect adjustment	5,113	2,805	7,292	4,679
Minority interest in earnings of subsidiaries:
Earnings attributable to company-obligated mandatorily redeemable preferred securities of subsidiary trusts	(1,862)	(1,862)	(3,724)	(3,724)

Income before cumulative effect of change in accounting principle	3,251	943	3,567	955
Cumulative effect of change in accounting for derivatives	—	—	(799)	—

Net income	$3,251	$943	$2,768	$955

Basic earnings per common share:
Income before accounting change	$0.22	$0.07	$0.25	$0.07
Cumulative effect of change in accounting for derivatives	—	—	(0.06)	—

Earnings per common share	$0.22	$0.07	$0.19	$0.07

Diluted earnings per common share:
Income before accounting change	$0.17	$0.05	$0.19	$0.05
Cumulative effect of change in accounting for derivatives	—	—	(0.04)	—

Earnings per common share	$0.17	$0.05	$0.15	$0.05

See accompanying notes.

F–38

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(DOLLARS IN THOUSANDS)

	Six Months Ended June 30,
	2001	2000
Operating activities
Net income	$2,768	$955
Adjustments to reconcile net income to net cash used in operating activities:
Adjustments related to interest sensitive products:
Interest credited to account balances	35,515	24,589
Annuity and single premium universal life product charges	(5,847)	(3,288)
Change in market value of embedded equity-indexed annuity derivatives	6,487	—
Increase in traditional life and accident and health insurance reserves	3,077	2,682
Policy acquisition costs deferred	(74,244)	(47,978)
Amortization of deferred policy acquisition costs	5,718	2,673
Provision for depreciation and other amortization	615	655
Amortization of discount and premiums on fixed maturity securities and derivative instruments	9,669	4,996
Realized gains on investments	(739)	(6,196)
Unrealized gains on derivatives	(3,127)	—
Deferred income taxes	(4,260)	496
Reduction of amounts due to related party under General Agency Commission and Servicing Agreement	(8,797)	(3,549)
Changes in other operating assets and liabilities:
Accrued investment income	(7,787)	(5,352)
Receivables from related parties	7,611	(16,188)
Federal income taxes recoverable/payable	491	(2,152)
Other policy funds and contract claims	2,165	2,478
Amounts due to reinsurers	14,875	—
Other amounts due to related parties	(4,000)	2,073
Other liabilities	3,645	(139)
Pending policyholder applications	13,822	(1,225)
Other	(2,687)	(982)

Net cash used in operating activities	(5,030)	(45,452)
Investing activities
Sales, maturities or repayments of investments:
Fixed maturity securities—available for sale	$143,833	$594,481
Equity securities	3,403	—
Derivative instruments	—	7,177

	147,236	601,658
Acquisition of investments:
Fixed maturity securities—available for sale	(975,893)	(927,145)
Fixed maturity securities—held for investment	—	(7,246)
Equity securities	(14,334)	(1,337)
Mortgage loans	(17,625)	—
Derivative instruments	(41,141)	(34,949)
Policy loans	(31)	(9)

	(1,049,024)	(970,686)
Purchases of property, furniture and equipment	(739)	(121)

Net cash used in investing activities	$(902,527)	$(369,149)

F–39

	Six Months Ended June 30,
	2001	2000
Financing activities
Receipts credited to annuity and single premium universal life policyholder account balances	$1,120,697	$471,746
Return of annuity and single premium universal life policyholder account balances	(102,213)	(55,663)
Financing fees incurred and deferred	—	(183)
Proceeds from notes payable	—	11,500
Increase in amounts due under repurchase agreements	(110,000)	2,988
Re-acquisition of common stock	—	(600)
Net proceeds from issuance of common stock	34	1,510

Net cash provided by financing activities	908,518	431,298

Increase in cash and cash equivalents	961	16,697
Cash and cash equivalents at beginning of period	175,724	5,882

Cash and cash equivalents at end of period	$176,685	$22,579

Supplemental disclosures of cash flow information
Cash paid during period for:
Interest on notes payable and repurchase agreements	$2,506	$2,565
Income taxes—life subsidiary	5,550	2,100
Non-cash financing and investing activities:
Bonus interest deferred as policy acquisition costs	8,993	4,378
Advances to related party under General Agency Commission and Servicing Agreement deferred as policy acquisition costs	—	15,900

See accompanying notes.

F–40

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (UNAUDITED)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Retained Earnings	Total Stockholders' Equity
Balance at January 1, 2001	$625	$14,530	$57,577	$(16,876)	$2,796	$58,652
Comprehensive income:
Net income for period	—	—	—	—	2,768	2,768
Change in net unrealized investment gains/losses	—	—	—	9,099	—	9,099

Total comprehensive income						11,867
Issuance of 4,552 shares of common stock	—	5	29	—	—	34

Balance at June 30, 2001	$625	$14,535	$57,606	$(7,777)	$5,564	$70,553

Total comprehensive loss for the six months ended June 30, 2000 was $12,306, and was comprised of net income of $955 and an increase in net unrealized depreciation of available-for-sale fixed maturity securities of $13,261.

Total comprehensive loss for the second quarter of 2000 was $25,526, and was comprised of net income of $943 and an increase in net unrealized depreciation of available-for-sale fixed maturity securities of $26,469.

Total comprehensive income for the second quarter of 2001 was $5,775, and was comprised of net income of $3,251 and a decrease in net unrealized depreciation of available-for-sale fixed maturity securities of $2,524.

F–41

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

JUNE 30, 2001

NOTE A—BASIS OF PRESENTATION

The unaudited consolidated financial statements as of June 30, 2001 and for the periods ended June 30, 2001 and 2000, as well as the audited consolidated balance sheet as of December 31, 2000, include the accounts of the Company and its wholly-owned subsidiaries: American Equity Investment Life Insurance Company, American Equity Investment Life Insurance Company of New York (formed in 2001), American Equity Investment Capital, Inc., American Equity Capital Trust I, American Equity Capital Trust II, and American Equity Investment Properties, L.C. All significant intercompany accounts and transactions have been eliminated.

The unaudited consolidated financial statements reflect all adjustments, consisting only of normal recurring items, which are necessary to present fairly our financial position and results of operations on a basis consistent with the prior audited financial statements. Results for interim periods are not necessarily indicative of the results that may be expected for a full year.

The Company operates solely in the life insurance business.

NOTE B—CHANGES IN AMOUNTS DUE UNDER REPURCHASE AGREEMENTS

As part of its investment strategy, the Company has entered into securities lending programs to increase its return on investments and improve its liquidity. These transactions are accounted for as amounts due under repurchase agreements (short-term collateralized borrowings). There were no borrowings during the 2nd quarter of 2001. For the six months ended June 30, 2000, such borrowings averaged approximately $53,403,000, and were collateralized by investment securities with fair market values approximately equal to the amount due. The weighted average interest rate on amounts due under repurchase agreements was 6.62% for the three months ended June 30, 2001, and 6.43% for the six months ended June 30, 2000.

F–42

NOTE C—EARNINGS PER SHARE

The following table sets forth the computation of basic earnings per common share and diluted earnings per common share:

	Three Months Ended June 30,		Six months Ended June 30,
	2001	2000	2001	2000
	(Dollars in thousands, except per share data)
Numerator:
Income before cumulative effect of change in accounting principle	$3,251	$943	$3,567	$955
Cumulative effect of change in accounting for derivative instruments	—	—	(799)	—

Net income	$3,251	$943	$2,768	$955

Denominator:
Weighted average shares outstanding	14,534,745	14,359,905	14,533,302	14,275,305
Effect of dilutive securities:
Preferred stock	1,875,000	1,875,000	1,875,000	1,875,000
Warrants	20,004	20,004	20,004	20,004
Stock options and subscription rights	1,681,049	2,117,499	1,681,452	2,117,499
Deferred compensation agreements	753,364	758,268	753,364	758,268

Adjusted weighted average shares outstanding	18,864,162	19,130,676	18,863,122	19,046,076

Earnings per common share:
Income before accounting change	$0.22	$0.07	$0.25	$0.07
Cumulative effect of change in accounting for derivative instruments	—	—	(0.06)	—

Earnings per common share	$0.22	$0.07	$0.19	$0.07

Earnings per common share—assuming dilution:
Income before accounting change	$0.17	$0.05	$0.19	$0.05
Cumulative effect of change in accounting for derivative instruments	—	—	(0.04)	—

Diluted earnings per common share	$0.17	$0.05	$0.15	$0.05

The effect of the convertible stock of the subsidiary trusts has not been included in the computation of dilutive earnings per share as the effect is antidilutive.

F–43

NOTE D—ACCOUNTING CHANGE

The Financial Accounting Standards Board issued, then subsequently amended, Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, which became effective for the Company on January 1, 2001. Under SFAS No. 133, as amended, all derivative instruments (including certain derivative instruments embedded in other contracts) are recognized in the balance sheet at their fair values and changes in fair value are recognized immediately in earnings, unless the derivatives qualify as hedges of future cash flows. For derivatives qualifying as hedges of future cash flows, the effective portion of changes in fair value is recorded temporarily in equity, then recognized in earnings along with the related effects of the hedged items. Any "ineffective" portion of a hedge is reported in earnings as it occurs.

The Company has equity-indexed annuity products that guarantee the return of principal to the customer and credits interest based on a percentage of the gain in a specified equity market index. A portion of the premium from each customer is invested in investment grade fixed income securities to cover the minimum guaranteed value due the customer at the end of the contract term. A portion of the premiums is used to purchase derivatives consisting of call options on the applicable equity market indexes to fund the index credits due to equity index annuity holders. Substantially all of such call options are one year options which are closely matched to the annual crediting liabilities on such policies. The equity index used to compute such annual crediting liabilities is reset at the beginning of each policy year, and the Company has the ability to modify annually, within limits, policy terms such as participation rates, asset fees and income caps.

Under SFAS No. 133, the annual crediting liabilities on the Company's equity index annuities is treated as a "series of embedded derivatives" over the life of the applicable contract. The Company does not purchase call options to fund the equity index liabilities which may arise after the policy anniversary date. The Company must value both the call options and the related forward embedded options in the policies at fair value. The change in fair value for the call options is included in unrealized gains (losses) on investments and the change in fair value adjustment of the embedded options is included in policyholder benefits in the Consolidated Statements of Income.

During the six months ended June 30, 2001, unrealized gains (losses) on investments included a net unrealized gain of $3,127,000 from the change in fair value on call options used as a hedge for the next-year income credit to the equity index annuities. Policyholder benefits included a net offsetting adjustment from fair value changes in options embedded within the equity index products (including the forward options) of $6,487,000.

F–44

At January 1, 2001, the Company's financial statements were adjusted to record a cumulative effect of adopting this accounting change, as follows (in thousands):

Fair value adjustment related to:
Call options	$(14,537)
Equity-indexed annuity liabilities	11,736
Adjustments for assumed changes in amortization of deferred policy acquisition costs	1,571
Deferred income tax benefit	431

Total	$(799)

Excluding the effect of SFAS No. 133, the Company's net income for the six months ended June 30, 2001 would have been $3,556,000.

NOTE E—GENERAL AGENCY COMMISSION AND SERVICING AGREEMENT

The Company has a General Agency Commission and Servicing Agreement with American Equity Investment Service Company (the Service Company), wholly-owned by the Company's chairman, whereby, the Service Company acts as a national supervisory agent with responsibility for paying commissions to agents of the Company. This Agreement is more fully described in Note 8 to the Audited Financial Statements included in the Company's Form 10-K for December 31, 2000.

During the six months ended June 30, 2001 and 2000, the Company paid renewal commissions to the Service Company of $11,859,000 and $10,446,000, respectively, which were used to reduce the amount due under the General Agency Commission and Servicing Agreement, and amounts attributable to imputed interest.

During 1999, the Company agreed to loan to the Service Company up to $50,000,000 pursuant to a promissory note bearing interest at the "reference rate" of the financial institution which is the Company's principal lender. Principal and interest are payable quarterly over five years from the date of the advance. At June 30, 2001 and December 31, 2000, the net amount advanced to the Service Company totaled $37,999,000 and $41,565,000, respectively.

NOTE F—RECLASSIFICATIONS

Certain amounts in the unaudited consolidated financial statements for the period ended June 30, 2000 have been reclassified to conform to the financial statement presentation for June 30, 2001 and December 31, 2000. As discussed in Note E, the Company has established a liability for future amounts due to a related party under the General Agency Commission and Servicing Agreement and revised prior financial statements to reflect such handling. The revisions have been handled as a reclassification and increased liabilities and deferred policy acquisition costs by $60,370,000 at June 30, 2000.

F–45

4,000,000 TRUST PREFERRED SECURITIES

AMERICAN EQUITY CAPITAL TRUST III

[   •   ]% Cumulative Trust Preferred Securities
(Liquidation Amount of $25 per Trust Preferred Security)
Guaranteed as Described in this Prospectus by

AMERICAN EQUITY INVESTMENT LIFE
HOLDING COMPANY

PROSPECTUS

Until [  •  ] (25 days after the date of this prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

[Underwriter 1]
[Underwriter 2]
[Underwriter 3]
[Underwriter 4]

[  •  ], 2001

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of trust preferred securities being registered. All amounts are estimates.

SEC registration fee	$	[•]
NASD Filing fee
NYSE listing fee
Printing and engraving expenses
Legal fees and expenses
Accounting fees and expenses
Blue sky fees and expenses
Transfer agent and registrar fees and expenses
Miscellaneous fees and expenses

Total	$	[•]

We will bear all of the expenses shown above.

Item 14.  Indemnification of Directors and Officers.

Section 490.832 of the Iowa Business Corporation Act authorizes a corporation's board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit indemnification and reimbursement of expenses incurred by directors for liabilities arising under the Securities Act.

Our amended articles of incorporation provide that our directors are not personally liable to us or our shareholders for monetary damages for breach of their fiduciary duties as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our shareholders; (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; (iii) for any transaction from which the director derived improper personal benefit; or (iv) for an unlawful distribution to shareholders.

Our bylaws also provide that each person who was or is a party or is threatened to be made a party to any threatened, pending or completed civil or criminal action or proceeding by reason of the fact that such person is or was a director of the company or is or was serving at our request as a director of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by us to the fullest extent permitted by Iowa law. This right to indemnification shall also include the right to be paid by us the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Iowa law. This right to indemnification shall be a contract right. We may, by action of our board of directors, provide indemnification to our officers, employees and agents to such extent and to such effect as the board of directors determines to be appropriate and authorized by Iowa law.

Our bylaws also authorize us to purchase insurance for our directors, officers and employees and persons who serve at our request as directors, officers, members, employees, fiduciaries or agents of other enterprises, against any expense, liability or loss incurred in such capacity, whether or not we would have the power to indemnify such persons against such expense or liability under the bylaws. We maintain insurance coverage for our officers and directors as well as insurance coverage to reimburse us for potential costs for indemnification of directors and officers.

II–1

Under the amended and restated declaration of trust we agree to indemnify the property trustee, the Delaware trustee, any affiliate of the property trustee or the Delaware trustee, and any officers, directors, shareholders, members, partners, employees, representatives, custodians, nominees or agents of the property trustee or the Delaware trustee (each of the foregoing persons, including the property trustee and the Delaware trustee in their respective individual capacities, being referred to as a "Fiduciary Indemnified Person") for, and to hold each Fiduciary Indemnified Person harmless against, any and all loss, liability or expense, including taxes (other than taxes based on the income of such Fiduciary Indemnified Person), incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration or the trust, including the costs and expenses (including reasonable legal fees and expenses) of defending itself against or investigating any claim or liability in connection with the exercise or performance of any of its powers or duties under the amended and restated declaration of trust.

In addition, under the amended and restated trust agreement we must indemnify, to the fullest extent permitted by law, any administrative trustee, any affiliate of any administrative trustee, any officers, directors, shareholders, members, partners, employees, representatives or agents of any administrative trustee or any officer, employee or agent of the trust or its affiliates (each of the foregoing persons being referred to as a "Company Indemnified Person") who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the trust) by reason of the fact that he is or was a Company Indemnified Person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the trust, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. We must also indemnify, to the fullest extent permitted by law, any Company Indemnified Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the trust to procure a judgment in its favor by reason of the fact that he is or was a Company Indemnified Person against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the trust and except that no such indemnification shall be made in respect of any claim, issue or matter as to which such Company Indemnified Person shall have been adjudged to be liable to the trust unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such Court of Chancery or such other court shall deem proper.

Item 15.  Recent Sales of Unregistered Securities.

We sold 625,000 shares of 1998 Series A Participating Preferred Stock in December 1998 to an institutional investor for total consideration of $10,000,000. These shares have participating dividend rights with the shares of common stock, when and as such dividends are declared. The preferred shares are convertible into shares of common stock on a one for one basis upon the earlier of our initial public offering of our common stock or December 31, 2003.

During 1997 and 1998, we issued an aggregate of 900 shares of common stock to three employees pursuant to the exercise of options under our employee stock option plan. The total consideration received from these option exercises was $10,200.

All of our shareholders will have a right of co-sale in the event of any transfer of a controlling interest in us (excluding certain involuntary transfers in the event of death or disability).

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On September 7, 1999 and September 21, 1999, American Equity Capital Trust I, a statutory business trust formed under the laws of the State of Delaware (the "Trust") issued $25,970,140 of 8% Convertible Trust Preferred Securities (the "Trust Preferred Securities"). The Registrant owns all of the common equity securities of the Trust (the "Trust Common Securities" and, together with the Trust Preferred Securities, the "Trust Securities"). The Trust exists for the sole purpose of issuing the Trust Securities and investing the proceeds thereof in an equivalent amount of 8% Convertible Junior Subordinated Debentures due 2029 of the Registrant.

In October, 1999, American Equity Capital Trust II ("Trust II"), our wholly-owned subsidiary, issued 97,000 shares of 5% Trust Preferred Securities (liquidation value $97,000,000) (the "5% Trust Preferred Securities") to an institutional investor in a private placement transaction. The 5% Trust Preferred Securities have been assigned a fair value of $72,490,000 (based upon an effective 7% yield to maturity). The consideration received by Trust II in connection with the issuance of the 5% Trust Preferred Securities consisted of securities of equal value which were owned by the institutional investor and issued by an affiliate of the institutional investor in May 1997. The affiliate of the institutional investor is a significant beneficial holder of our common stock.

In connection with Trust II's issuance of the 5% Trust Preferred Securities and the related purchase by us of all of Trust II's common securities, we issued to Trust II $100,000,000 in principal amount of our 5% Subordinated Debentures, due June 1, 2047 (the "5% Debentures"). The sole assets of Trust II are the 5% Debentures and any interest accrued thereon. The interest payment dates on the 5% Debentures correspond to the distribution dates on the 5% Trust Preferred Securities. The 5% Trust Preferred Securities mature simultaneously with the 5% Debentures. As of October 29, 1999, 97,000 shares of 5% Trust Preferred Securities were outstanding, all of which are unconditionally guaranteed by us to the extent of the assets of Trust II.

We believe that the sale and issuance of securities in all the above transactions were exempt from registration under the Securities Act by virtue of Section 4(2) thereof, or Regulation D thereunder, as transactions by an issuer not involving a public offering. Appropriate legends are affixed to the stock certificates issued in such transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. All recipients either received adequate information about us or had access, through employment or other relationships, to such information. In addition, the foregoing transactions were consummated without the use of underwriters and public offering documents and involved a very small number of purchasers.

Item 16.  Exhibits and Financial Statement Schedules.

(A) Exhibits:

Exhibit No.	Description
1.1	Form of Purchase Agreement with respect to the trust preferred securities***
3.1	Articles of Incorporation, including Articles of Amendment**++
3.2	Amended and Restated Bylaws+
4.1	Agreement dated December 4, 1997 between American Equity Investment Life Holding Company and Farm Bureau Life Insurance Company re Right of First Refusal*
4.2	Stockholders' Agreement dated April 30, 1997 among American Equity Investment Life Holding Company, David J. Noble, Twenty Services, Inc., Sanders Morris Mundy Inc. and stockholders*
4.3	Registration Rights Agreement dated April 30, 1997 between American Equity Investment Life Holding Company and stockholders*

II–3

4.4
American Equity Investment Life Holding Company agrees to furnish the Commission upon its request a copy of any instrument defining the rights of holders of long-term debt of American Equity and its consolidated subsidiaries
4.5	Certificate of Trust of American Equity Capital Trust III
4.6	Declaration of Trust of American Equity Capital Trust III
4.7	Form of Amended and Restated Declaration of Trust
4.8	Form of Indenture to be used with the junior subordinated debentures issued in connection with the trust preferred securities
4.9	Form of junior subordinated debenture (included in Exhibit 4.8)
4.10	Form of trust preferred security (included in Exhibit 4.7)
4.11	Form of trust common security (included in Exhibit 4.7)
4.12	Form of trust preferred securities guarantee agreement
4.13	Form of trust common securities guarantee agreement
4.14	Form of escrow agreement
4.15	Form of senior creditor waiver
5.1	Opinion of Wendy L. Carlson, General Counsel of American Equity***
5.2	Opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois) regarding the legality of the trust preferred securities of American Equity Capital Trust III***
5.3	Opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois), special tax counsel to American Equity Investment Life Holding Company***
9
Voting Trust Agreement dated December 30, 1997 among Farm Bureau Life Insurance Company, American Equity Investment Life Holding Company and David J. Noble, David S. Mulcahy and Debra J. Richardson (Voting Trustees)*
10.1	Restated and Amended General Agency Commission and Servicing Agreement dated June 30, 1997 between American Equity Investment Life Insurance Company and American Equity Investment Service Company*
10.1-A	1999 General Agency Commission and Servicing Agreement dated as of June 30, 1999 between American Equity Investment Life Insurance Company and American Equity Investment Service Company+
10.2	1996 Stock Option Plan*
10.3	Restated and Amended Stock Option and Warrant Agreement dated April 30, 1997 between American Equity Investment Life Holding Company and David J. Noble*
10.4	Warrant to Purchase Common Stock dated May 12, 1997 issued to Sanders Morris Mundy Inc.*
10.5	Deferred Compensation Agreements between American Equity Investment Life Holding Company and
(a) James M. Gerlach dated June 6, 1996*
(b) Terry A. Reimer dated November 11, 1996*
(c) David S. Mulcahy dated December 31, 1997*

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10.6	Forgivable Loan Agreement dated April 30, 2000 between American Equity Investment Life Holding Company and David J. Noble++
10.7	2000 Employee Stock Option Plan++
10.8	2000 Director Stock Option Plan++
11.1	Statement Regarding Computation of Per Share Earnings*
12.1	Statement Regarding Computation of Ratios of Earnings to Combined Fixed Charges and Preferred Stock Dividends
21.1	Subsidiaries of American Equity Investment Life Holding Company+
23.1	Consent of Ernst & Young LLP
23.2	Consent of Wendy L. Carlson (included in Exhibit 5.1)***
23.2	Consent of Skadden, Arps, Slate, Meagher & Flom (Illinois) (included in Exhibit 5.2)***
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom (Illinois) (included in Exhibit 5.3)***
24.1	Power of Attorney
25.1	Statement of Eligibility and Qualification of First Union Trust Company, National Association (Junior Subordinated Note Trustee of American Equity Investment Life Holding Company)***
25.2	Statement of Eligibility of Property Trustee of American Equity Capital Trust III***
25.3	Statement of Eligibility of Preferred Guarantee Trustee of American Equity Capital Trust III***

*	Incorporated by reference to the American Equity Investment Life Holding Company's Registration Statement on Form 10 dated April 29, 1999
**	Incorporated by reference to the Registration Statement on Form 10 dated April 29, 1999 and Post-Effective Amendment No. 1 to the Registration Statement on Form 10 dated July 20, 1999
***	To be filed by amendment
+	Incorporated by reference to American Equity Investment Life Holding Company's Annual Report on Form 10-K for the period ended December 31, 2000
++	Incorporated by reference to Form 10-Q for the period ended June 30, 2000

(B) Financial Statement Schedules:

All schedules, other than those listed above, have been omitted because the information required to be set forth in those schedules is not applicable or is shown in the consolidated financial statements or notes thereto.

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REPORT OF INDEPENDENT AUDITORS ON SCHEDULES

The Board of Directors and Stockholders
American Equity Investment Life Holding Company

We have audited the consolidated financial statements of American Equity Investment Life Holding Company (the Company) as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, and have issued our report thereon dated March 2, 2001 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in Item 16(b) of this Registration Statement. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on our audits.

In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ ERNST & YOUNG LLP

Des Moines, Iowa
March 2, 2001

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SCHEDULE I

SUMMARY OF INVESTMENTS—OTHER THAN

INVESTMENTS IN RELATED PARTIES

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

DECEMBER 31, 2000

(DOLLARS IN THOUSANDS)

Type of Investment	Cost(1)	Value	Amount at Which Shown in Balance Sheet
Fixed maturity securities
Available for sale
United States Government and agencies	$1,052,193	$1,038,151	$1,038,151
State, municipal and other governments	4,874	4,884	4,884
Public utilities	12,191	11,200	11,200
Corporate securities	327,954	295,801	295,801
Redeemable preferred stocks	9,240	8,515	8,515
Mortgage and asset-backed securities	116,924	116,009	116,009

	1,523,376	1,474,560	1,474,560
Held for investment
United States Government and agencies	353,808	293,311	353,808
Redeemable preferred stocks	75,472	71,712	75,472

	429,280	365,023	429,280

Total fixed maturity securities	1,952,656	$1,839,583	1,903,840

Equity securities
Non-redeemable preferred stocks	6,850	5,845	5,845
Common stocks	585	826	826

Total equity securities	7,435	$6,671	6,671

Derivative instruments	34,707		34,707
Policy loans	264		264
Short-term investments	152,475		152,475

Total investments	$2,147,537		$2,097,957

(1)
On the basis of cost adjusted for repayments and amortization of premiums and accrual of discounts for fixed maturity securities and derivative instruments.

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SCHEDULE II

CONDENSED FINANCIAL INFORMATION OF REGISTRANT

(PARENT COMPANY)

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

CONDENSED BALANCE SHEETS

(DOLLARS IN THOUSANDS)

	December 31
	2000	1999
Assets
Cash and cash equivalents	$4,779	$683
Fixed maturity security, held for investment, at amortized cost (market: 2000—$35,487; 1999—$43,014)	36,845	46,668
Receivable from subsidiary (eliminated in consolidation)	500	3,195
Receivables from related party	42,373	18,788
Property, furniture and equipment, less accumulated depreciation: (2000—$914; 1999—$761)	58	211
Debt issue costs, less accumulated amortization: (2000—$500; 1999—$454)	1,935	1,765
Deferred income tax asset	3,000	1,963
Accrued investment income	—	547
Other assets	673	—

	90,163	73,820
Investment in and advances to subsidiaries (eliminated in consolidation)	120,644	86,952

Total assets	$210,807	$160,772

Liabilities and Stockholders' Equity
Liabilities:
Notes payable	$44,000	$20,600
Payable to subsidiaries (eliminated in consolidation)	102,730	102,029
Amounts due to related party	4,000	2,591
Other liabilities	1,425	1,228

Total liabilities	152,155	126,448
Stockholders' equity:
Series Preferred Stock	625	625
Common Stock	14,530	4,712
Additional paid-in capital	57,577	66,058
Accumulated other comprehensive loss	(16,876)	(35,235)
Retained earnings (deficit)	2,796	(1,836)

Total stockholders' equity	58,652	34,324

Total liabilities and stockholders' equity	$210,807	$160,772

See accompanying note to condensed financial statements.

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SCHEDULE II

CONDENSED FINANCIAL INFORMATION OF REGISTRANT

(PARENT COMPANY)

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

CONDENSED STATEMENTS OF INCOME

(DOLLARS IN THOUSANDS)

	Year ended December 31
	2000	1999	1998
Revenues:
Net investment income	$3,479	$1,023	$154
Dividends from subsidiary (eliminated in consolidation)	1,500	3,000	—
Interest from subsidiary (eliminated in consolidation)	214	46	—
Surplus note interest from subsidiary (eliminated in consolidation)	2,006	1,079	158
Interest on note receivable from related party	2,053	582	—

Total revenues	9,252	5,730	312
Expenses:
Interest expense on notes payable	2,339	896	789
Interest expense on debentures issued to subsidiary trusts (eliminated in consolidation)	7,663	2,069	—
Other operating costs and expenses	620	822	819

Total expenses	10,622	3,787	1,608

Income (loss) before income taxes, equity in undistributed income of subsidiaries and minority interest in subsidiaries	(1,370)	1,943	(1,296)
Deferred income tax benefit	1,037	1,963	—

Income (loss) before equity in undistributed income of subsidiaries and minority interest in subsidiaries	(333)	3,906	(1,296)
Equity in undistributed income of subsidiaries (eliminated in consolidation)	12,566	559	1,540

Income before minority interest in subsidiaries	12,233	4,465	244
Minority interest in subsidiaries—earnings attributable to company- obligated mandatorily redeemable preferred securities of subsidiary trusts	(7,449)	(2,022)	—

Net income	$4,784	$2,443	$244

See accompanying note to condensed financial statements.

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SCHEDULE II

CONDENSED FINANCIAL INFORMATION OF REGISTRANT

(PARENT COMPANY)

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

CONDENSED STATEMENTS OF CASH FLOWS

(DOLLARS IN THOUSANDS)

	Year ended December 31
	2000	1999	1998
Operating activities
Net income	$4,784	$2,443	$244
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for depreciation and amortization	199	446	402
Accrual of discount on fixed maturity security	(334)	(334)	—
Equity in undistributed income of subsidiaries	(12,566)	(559)	(1,540)
Minority interest in subsidiaries—earnings attributable to company-obligated mandatorily redeemable preferred securities of subsidiary trusts	7,449	2,022	—
Accrual of discount on debenture issued to subsidiary trust	521	522	—
Deferred income tax benefit	(1,037)	(1,963)	—
Changes in operating assets and liabilities:
Receivable from subsidiary	2,695	(3,195)	127
Receivable from related party	3,416	(613)	—
Accrued investment income	547	(547)	—
Other assets	(673)	28	(26)
Payable to subsidiaries	180	3	(18)
Amounts due to related parties	1,409	2,591	—
Other liabilities	197	(342)	482

Net cash provided by (used in) operating activities	6,787	502	(329)
Investing activities
Capital contributions to subsidiaries	(60)	(6,075)	(6,600)
Purchase of surplus notes from subsidiary	—	(17,000)	(5,500)
Purchase of note receivable from related party	(27,000)	(18,175)	—
Purchases of property, furniture and equipment	—	—	(196)

Net cash used in investing activities	(27,060)	(41,250)	(12,296)

II–10

Financing activities
Financing fees deferred	$(216)	$(1,801)	—
Proceeds from notes payable	23,400	10,600	—
Proceeds from issuance of debentures to subsidiary trusts	—	29,015	—
Net proceeds from issuance of preferred stock	—	—	9,968
Net proceeds from issuance of common stock	(619)	1,512	1,283
Acquisition of common stock	1,956	—	—
Dividends paid	(152)	(107)	—

Net cash provided by financing activities	24,369	39,219	11,251

Increase (decrease) in cash and cash equivalents	4,096	(1,529)	(1,374)
Cash and cash equivalents at beginning of year	683	2,212	3,586

Cash and cash equivalents at end of year	$4,779	$683	$2,212

Supplemental disclosure of cash flow information
Cash paid during the year for interest:
Notes payable	$2,339	$896	$467
Debentures issued to subsidiary trusts	7,663	1,547	—
Exchange of fixed maturity security for debentures issued to subsidiary trust	—	72,490	—
Fixed maturity security contributed to subsidiary	10,157	26,156	—

See accompanying note to condensed financial statements.

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SCHEDULE II

CONDENSED FINANCIAL INFORMATION OF REGISTRANT

(PARENT COMPANY)

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

NOTE TO CONDENSED FINANCIAL STATEMENTS

DECEMBER 31, 2000

1. Basis of Presentation

The accompanying condensed financial statements should be read in conjunction with the consolidated financial statements and notes thereto of American Equity Investment Life Holding Company.

In the parent company financial statements, the Company's investment in and advances to subsidiaries (which includes surplus notes issued by the Company's life insurance subsidiary) is stated at cost plus equity in undistributed income (losses) of subsidiaries since the date of acquisition and net unrealized gains/losses on the subsidiaries' fixed maturity securities classified as 'available for sale' and equity securities in accordance with SFAS 115, Accounting for Certain Investments in Debt and Equity Securities.

The parent company's fixed maturity security is held for investment.

See Note 7 to the consolidated financial statements for a description of the parent company's notes payable.

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SCHEDULE III
SUPPLEMENTARY INSURANCE INFORMATION
AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY
DECEMBER 31, 2000
(DOLLARS IN THOUSANDS)

Segment	Deferred Policy Acquisition Costs	Future Policy Benefits, Losses, Claims and Loss Expenses	Unearned Premiums	Other Policy Claims and Benefits Payable	Insurance Premiums and Charges
Year ended December 31, 2000 Life insurance	$289,609	$2,099,915	$—	$16,669	$19,372
Year ended December 31, 1999 Life insurance	178,800	1,358,876	—	11,553	13,746
Year ended December 31, 1998 Life insurance	57,103	541,082	—	6,316	11,170
Segment	Net Investment Income	Benefits, Claims, Losses and Settlement Expenses	Amortization of Deferred Policy Acquisition Costs	Other Operating Expenses	Premiums Written
Year ended December 31, 2000 Life insurance	$89,477	$65,257	$8,574	$26,166	$—
Year ended December 31, 1999 Life insurance	64,610	48,959	7,063	20,693	—
Year ended December 31, 1998 Life insurance	26,357	21,923	2,020	13,007	—

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SCHEDULE IV

REINSURANCE

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

(DOLLARS IN THOUSANDS)

Segment	Gross Amount	Ceded to Other Companies	Assumed from Other Companies	Net Amount	Percentage of Amount Assumed to Net
December 31, 2000 Life insurance in force	$2,365,190	$171,704	$161,793	$2,355,279	6.87%

Insurance premiums and other considerations
Annuity and single premium universal life product charges	$8,338	$—	$—	$8,338	—%
Traditional life insurance and accident and health insurance premiums	8,600	182	2,616	11,034	23.7%

	$16,938	$182	$2,616	$19,372	13.5%

December 31, 1999 Life insurance in force	$1,555,677	$1,268	$990,516	$2,544,925	38.9%

Insurance premiums and other considerations
Annuity and single premium universal life product charges	$3,452	$—	$—	$3,452	—%
Traditional life insurance and accident and health insurance premiums	7,444	1,111	3,961	10,294	38.5%

	$10,896	$1,111	$3,961	$13,746	28.8%

December 31, 1998 Life insurance in force	$1,407	$—	$2,398,544	$2,399,951	99.9%

Insurance premiums and other considerations
Annuity product charges	$642	$—	$—	$642	—%
Traditional life insurance and accident and health insurance premiums	19	567	11,076	10,528	105.2%

	$661	$567	$11,076	$11,170	99.2%

II–14

Item 17.  Undertakings.

The undersigned Registrants hereby undertake to provide to the underwriters at the closing specified in the Purchase Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrants hereby undertake that:

(1)  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)  For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II–15

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of West Des Moines, State of Iowa, on November 7, 2001.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY
By:	/s/ DAVID J. NOBLE
Name: David J. Noble Title: Chief Executive Officer and President
AMERICAN EQUITY CAPITAL TRUST III
By:	/s/ WENDY L. CARLSON
Name: Wendy L. Carlson Title: Trustee

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on November 7, 2001:

Signature	Title

/s/ DAVID J. NOBLE David J. Noble	Chairman of the Board, Chief Executive Officer, President and Treasurer (Principal Executive Officer)
/s/ TERRY A. REIMER Terry A. Reimer	Executive Vice President (Principal Accounting Officer)
/s/ WENDY L. CARLSON Wendy L. Carlson	Chief Financial Officer and General Counsel (Principal Financial Officer)
* John C. Anderson	Director
* James M. Gerlach	Director
* Robert L. Hilton	Director
* John M. Matovina	Director

II–16

* Ben T. Morris	Director
* David S. Mulcahy	Director
* A. J. Strickland, III	Director
* Harley A. Whitfield	Director
*By:	/s/ DAVID J. NOBLE David J. Noble
Attorney-in-fact

II–17

QuickLinks

TABLE OF CONTENTS
SUMMARY
Summary Consolidated Financial and Other Data (amounts in thousands, except per share data)
RISK FACTORS
ACCOUNTING TREATMENT
CAPITALIZATION
USE OF PROCEEDS
RATIO OF CONSOLIDATED EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
SELECTED CONSOLIDATED FINANCIAL DATA (amounts in thousands except per share data)
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
AMERICAN EQUITY CAPITAL TRUST III
MANAGEMENT
Summary Compensation Table
Options Granted in Last Fiscal Year
Aggregate Option Exercises and Fiscal Year-end Values
CERTAIN TRANSACTIONS
PRINCIPAL STOCKHOLDERS
DESCRIPTION OF SECURITIES
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
EMPLOYEE BENEFIT PLAN CONSIDERATIONS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY
REPORT OF INDEPENDENT AUDITORS
AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY CONSOLIDATED BALANCE SHEETS (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY CONSOLIDATED STATEMENTS OF INCOME (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY CONSOLIDATED STATEMENTS OF CASH FLOWS (DOLLARS IN THOUSANDS)
AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY CONSOLIDATED BALANCE SHEETS (UNAUDITED) (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (DOLLARS IN THOUSANDS)
AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (UNAUDITED) (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution.
  Item 14. Indemnification of Directors and Officers.
  Item 15. Recent Sales of Unregistered Securities.
  Item 16. Exhibits and Financial Statement Schedules.
REPORT OF INDEPENDENT AUDITORS ON SCHEDULES
SCHEDULE I SUMMARY OF INVESTMENTS—OTHER THAN INVESTMENTS IN RELATED PARTIES AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY DECEMBER 31, 2000 (DOLLARS IN THOUSANDS)
SCHEDULE II CONDENSED FINANCIAL INFORMATION OF REGISTRANT (PARENT COMPANY) AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY CONDENSED BALANCE SHEETS (DOLLARS IN THOUSANDS)
SCHEDULE II CONDENSED FINANCIAL INFORMATION OF REGISTRANT (PARENT COMPANY) AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY CONDENSED STATEMENTS OF INCOME (DOLLARS IN THOUSANDS)
SCHEDULE II CONDENSED FINANCIAL INFORMATION OF REGISTRANT (PARENT COMPANY) AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY CONDENSED STATEMENTS OF CASH FLOWS (DOLLARS IN THOUSANDS)
SCHEDULE II CONDENSED FINANCIAL INFORMATION OF REGISTRANT (PARENT COMPANY) AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY NOTE TO CONDENSED FINANCIAL STATEMENTS DECEMBER 31, 2000
SCHEDULE IV REINSURANCE AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY (DOLLARS IN THOUSANDS)
  Item 17. Undertakings.
SIGNATURES